UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant
☒
       Filed by a party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
LANTHEUS HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LANTHEUS™

2024 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS & PROXY STATEMENT

>6.2M patient lives impacted

Lantheus 2024 Proxy Statement

Dear Shareholder

We cordially invite you to attend Lantheus Holdings, Inc.’s 2024 Annual Meeting of Shareholders, to be held on Thursday, April 25, 2024 at 10:30 a.m. (Eastern Time) in the Franklin Room at The Langham, Boston, 250 Franklin St, Boston, MA 02110, United States. The meeting will also be hosted in virtual format via the Internet. You will be able to attend the meeting virtually and vote and submit questions by visiting and registering at www.proxydocs.com/LNTH.

The Notice of Internet Availability of Proxy Materials and the Proxy Statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the meeting. On behalf of the Board of Directors, thank you for your continued investment in our company.

Sincerely,

Mary Anne Heino

Chair of the Board of Directors

Lantheus 2024 Proxy Statement

March 15, 2024 Dear Valued Stockholder, We are pleased to report that 2023 marked another exceptional year for Lantheus! As the leading radiopharmaceutical-focused company, we achieved robust commercial and operational success and leveraged our extensive expertise to further advance and expand our pipeline to ensure the sustained delivery of shareholder value. These achievements are deeply intertwined with our Purpose to Find, Fight and Follow disease, which drives every aspect of our work to deliver better patient outcomes. Reflecting on the milestones, challenges and successes of the past year, we extend our deepest appreciation for your ongoing commitment to Lantheus and set our sights on the promising horizon of 2024. EXECUTING ON OUR STRATEGY We take pride in the fact that our products were utilized to impact the lives of over 6 million patients and their families in 2023. In the past year, Lantheus has achieved remarkable financial milestones, reaching revenue of $1.3 billion, marking an impressive 39% increase from the previous year. This growth is attributed to the exceptional performance of PYLARIFY, the most utilized PSMA PET imaging agent in the U.S., which saw net sales surge to $851 million, a 60% increase from 2022. DEFINITY, another cornerstone of our success, contributed $280 million in net sales, reflecting an incredible 14% increase over 2022. Adding to our momentum is our promising pipeline of products that span diagnostics and therapeutics, which represent our commitment to advancing healthcare solutions and expanding our reach across diverse disease states. In total, these growth drivers present opportunities for us to launch products in markets with multi-billion-dollar potential and continue Lantheus' long-term success and market impact. GROWING AND DIVERSIFYING OUR PORTFOLIO Over the last year, we have expanded our pipeline with multiple product candidates that, along with our existing products, are strategically positioned in significant markets. This includes serving the 3 million individuals living with prostate cancer and potentially the more than 6 million adults aged 65 and older suffering from Alzheimer's disease.

Lantheus 2024 Proxy Statement

Our flagship product, PYLARIFY, stands as a market leader with the potential to reach a billion dollars in sales in 2024. This success is not only a result of its clinical and commercial value but also a reflection of our operational excellence and adaptability to market dynamics. Additionally, in the last quarter of 2023, we reported positive topline Phase 3 SPLASH results for PNT2002 in the treatment of metastatic castration-resistant prostate cancer (mCRPC). We also progressed PNT2003, our somatostatin-receptor targeted radioligand therapy with no-carrier added lutetium for GEP-NETs, by filing with the FDA our Abbreviated New Drug Application (ANDA). We are excited about the prospect of commercializing this important radio equivalent to LUTATHERA(R) and a potential launch in 2026. In our pursuit of diversification and innovation, the acquisition of MK-6240 in 2023 further strengthens our portfolio. This investigational F-18 based tau PET tracer holds immense potential in transforming Alzheimer's disease staging and patient selection for treatment, aligning with our forward-looking approach to healthcare solutions. OPERATING OUR BUSINESS RESPONSIBLY Beyond our financial success, Lantheus remains committed to social responsibility and community engagement. Notably, we have proudly extended our renewable wind energy contract through 2024, resulting in a remarkable avoidance of 99% of our indirect greenhouse gas emissions from electricity at our North Billerica site. We take pride in our ongoing support for various local charities and initiatives, such as the American Heart Association Boston Heart Walk and our Annual Golf Tournament in collaboration with the Prostate Cancer Foundation. These efforts exemplify our dedication to making a positive impact as a responsible corporate citizen. At Lantheus, we recognize our employees as the cornerstone of our success, and we are unwavering in our commitment to foster a culture that champions growth, inclusivity and well-being. We are dedicated to nurturing a culture that places patients at the heart, prioritizes diversity, equity and inclusion, and supports the overall wellness of our team. As we move forward, we remain focused on our social responsibility, enriching the lives of our employees and positively impacting our communities. DRIVING SUSTAINABLE SHAREHOLDER VALUE In our pursuit of sustained success, we're committed to enhancing patients' lives and dedicated to excellence and innovation. Proactively, we are addressing the potential transitional pass-through expiration of PYLARIFY by taking strategic steps to continue our market leader position through brand awareness, partnerships with key customers, and support of CMS and Congressional approaches to mitigate the impact and support PYLARIFY's long-term growth. Simultaneously, our exploration of PYLARIFY's clinical utility in diverse patient populations, exemplified by the MIRROR study, underscores our commitment to accuracy in prostate cancer detection and management. DEFINITY, maintaining solid momentum, owes its years of success to clinical and commercial value, backed by operational excellence. As we increase the share of DEFINITY produced at our Lantheus facility, we ensure supply chain redundancy, improved flexibility and cost reduction, reinforcing the brand's success.

Lantheus 2024 Proxy Statement

As we continue through 2024, we express gratitude to the Lantheus employees, Board of Directors, and stockholders. Your support fuels our determination to uphold our values, drive innovation and Go Further for patients. Sincerely, Mary Anne Heino Chair of the Board Brian Markison Chief Executive Officer Reflecting on my nine-year tenure as CEO, I'm proud of Lantheus' remarkable growth and transformation, which has guided us to the position of being the leading radiopharmaceutical-focused company. As I transition to Chair of the Board, I'm confident that Brian is the right leader to elevate Lantheus even further. In Brian, we have an experienced executive who intimately understands our company, our strategy and our industry. His involvement to date ensures a seamless continuation of driving forward the great work we have done. My heartfelt thanks to the entire Lantheus team for their dedication. I eagerly anticipate contributing to our future success from my new role.

Lantheus 2024 Proxy Statement

Notice of Annual Meeting of Shareholders

Items of Business

1.  The election of three Class III directors to our Board of Directors.

2.  The approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”).

3.  The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.

4.  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Your Vote is Important

Make sure your shares of Common Stock are represented. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, you may authorize that your shares be voted at the Annual Meeting in one of the following ways:

**If you hold your shares through a bank, broker or other nominee, please refer to instructions provided by your bank, broker or other nominee on how to submit your vote.

At the meeting, we will also transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote:

•  “FOR” each director nominee included in Proposal 1

•  “FOR” each of Proposals 2, 3 and 4

The full text of these proposals is set forth in the accompanying Proxy Statement. Registered shareholders of the Company as of the close of business on the record date are eligible to vote at the meeting.

We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the Annual Meeting and appointing a proxy under the heading “Questions and Answers about the Annual Meeting” on page 80 of the Proxy Statement.

By order of the Board of Directors,

Daniel M. Niedzwiecki

Chief Administrative Officer, General Counsel
and Corporate Secretary

March 15, 2024

Internet Go To www.proxypush.com/LNTH • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
Telephone Call 1-866-240-5317 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
Mail • Mark, sign and date your proxy card • Fold and return your Proxy Card in the postage-paid envelope provided
QR Code
The mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is scheduled to begin on or about March 15, 2024.

Lantheus 2024 Proxy Statement	Table of Contents

Lantheus 2024 Proxy Statement	Matters To Be Voted Upon	1

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2024 Annual Meeting of Shareholders of Lantheus Holdings, Inc. (“Lantheus” or the “Company”, “we” or “our”) to be held on April 25, 2024 (the “Annual Meeting”) and our Board of Directors’ (our “Board” or our “Board of Directors”) voting recommendations with respect to each proposal.

Proposal	Required Approval	Board Recommendation	Page Reference

1. The election of three Class III directors to our Board of Directors. Mr. Brian Markison Mr. Gary Pruden Dr. James H. Thrall	A majority of the votes properly cast.	FOR each nominee	16

2. The approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”).	No vote is required for approval, as this is an advisory vote.	FOR	35

3. The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	A majority of the votes properly cast.	FOR	68

4. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	A majority of the votes properly cast.	FOR	77

Who We Are

We are the leading radiopharmaceutical-focused company, delivering life-changing science to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. We classify our products in three categories: Radiopharmaceutical Oncology, Precision Diagnostics, and Strategic Partnerships and Other Revenue.

•	Our Radiopharmaceutical Oncology diagnostics and therapeutic candidates help healthcare professionals Find, Fight and Follow cancer.

•	Our leading Precision Diagnostic products assist healthcare professionals to Find and Follow diseases, with a focus in cardiology.

•	Our Strategic Partnerships focus on enabling precision medicine through the use of biomarkers, digital solutions and pharma solutions platforms.

The mailing address of our principal executive offices is Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730.

Lantheus 2024 Proxy Statement	Corporate Governance	2

We own or have the rights to various trademarks, service marks and trade names, including, among others, the following: PYLARIFY®, DEFINITY®, and Find Fight and Follow® referred to in this Proxy Statement. Solely for convenience, we refer to trademarks and service marks in this Proxy Statement without the TM, SM and ® symbols. These references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights to our trademarks and service marks. Each trademark, trade name or service mark of any other company appearing in this Proxy Statement is, to our knowledge, owned by that other company.

Corporate Governance

Our Board is responsible for providing governance and oversight over the strategy, operations and management of the Company. Our Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company. Our Board has adopted Corporate Governance Guidelines and Principles, Board committee charters, a Company Code of Conduct and Ethics and a Supplemental Code of Ethics for Certain Covered Officers (the “Supplemental Code of Ethics”), all of which are available in the Corporate Governance section of our Investor Relations website at https://investor.lantheus.com. These principles, charters and codes, together with our Amended and Restated Certificate of Incorporation (our “Charter”) and our Amended and Restated Bylaws (our “Bylaws”), form the governance framework for our Board and its committees. Our Board regularly (and at least annually) reviews its Corporate Governance Guidelines and Principles and other corporate governance documents and from time to time revises them when our Board believes it serves the interests of the Company and our shareholders to do so, and in response to changing regulatory and governance requirements and best practices. For example, our Board amended and restated our Bylaws in 2022 to implement majority voting in uncontested elections of directors among other things. The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of our Board and each of its committees.

Corporate Governance Practices

We are committed to strong corporate governance practices because we believe they establish an environment of accountability for our Board and our management and otherwise promote the long-term interests of our shareholders. Over the years, our Board has evolved our practices in the interests of our shareholders. In 2022, our Board amended and restated our Bylaws to implement majority voting in uncontested elections of directors, among other things. In 2021, our Board amended and restated our Bylaws to implement a proxy access rights for our shareholders. In previous years, we amended and restated our Charter to eliminate certain supermajority voting requirements and to permit holders of at least a majority of our common stock to call special meetings of the shareholders. Our Charter, Bylaws and governance practices and policies include, among other things, the following:

Majority voting in uncontested elections of directors	In an uncontested election, a nominee for our Board of Directors will be elected only if a majority of the votes cast are in favor of such nominee’s election.

Proxy access right	Eligible shareholders may (subject to certain requirements) include their own qualified director nominees in our proxy materials.

Authority to call special meetings	Shareholders holding a majority of our outstanding shares of common stock (“Shares”) have the right to convene a special meeting.

No shareholder rights plan (“poison pill”)	We do not have a poison pill.

Independent Board	All of our directors are independent, except for our Chief Executive Officer (“CEO”) and our current Chair (who retired as CEO on March 1, 2024).

100% independent Board committees	Each of our Audit, Talent and Compensation, and Nominating and Corporate Governance committees consist solely of independent directors. Each committee operates under a written charter that is reviewed annually and updated when appropriate.

Lantheus 2024 Proxy Statement	Corporate Governance	3

Strong Lead Independent Director of the Board, elected by the independent directors	In connection with our leadership transition, our Board appointed Julie McHugh as our Lead Independent Director of the Board. Ms. McHugh has comprehensive duties that are set forth in our Corporate Governance Guidelines and Principles, including leading private executive sessions of the Board, where independent directors meet without management or non-independent directors present.

Board and committee evaluations and self-assessments	Our Board and each of our Board committees conduct formal Board and Board committee evaluations and self-assessments to assess their performance and effectiveness. The chair of our Nominating and Corporate Governance Committee also conducts an individual interview with each director. The results are analyzed and discussed by the Nominating and Corporate Governance Committee and the full Board, and concrete actions are taken to enhance the Board’s overall performance and effectiveness.

Board diversity policy	In selecting qualified candidates to serve as directors, we consider a range of matters of diversity including race, gender, ethnicity, culture, thought, geography, education and competencies intended to ensure that the Board, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. Any decisions are ultimately made based on merit and the expected contribution that selected candidates will bring to the Board.

Director over-boarding policy	Our directors may not serve on the boards of more than five public companies (including our Board), and directors who are chief executive officers of public companies may not serve on the boards of more than two other public companies, in addition to our Board.

Board oversight of corporate sustainability matters	Our Nominating and Corporate Governance Committee has primary Board responsibility for our corporate sustainability matters, including sustained value creation and environmental, social and governance (“ESG”) initiatives and regularly interacts with our CEO and management team on relevant issues.

Board oversight of strategy and risk	Our Board actively oversees our corporate strategy, and in 2023, reallocated certain responsibilities across Board committees to ensure even more dedicated oversight of compliance and enterprise risk management program.

Active shareholder engagement	We regularly engage with our shareholders to better understand their perspectives in a variety of areas, and these discussions help ensure the Company’s interests remain well-aligned with those of our shareholders. Senior management, investor relations, and subject matter experts from the Company maintain regular dialogue with investors to gain their perspectives on current issues and priorities and to address any questions or concerns. Forums of engagement primarily include in-person events such as (sell side) (banking) organized healthcare conferences, roadshows, and headquarters tours and well as virtual calls with shareholders.

Lantheus 2024 Proxy Statement	Corporate Governance	4

Company Code of Conduct and Ethics (“Code of Conduct”)	We have a Code of Conduct that is applicable to all employees and all members of the Board, and a Supplemental Code of Ethics that is applicable to certain members of our management team involved in preparing financial statements and public disclosure. These codes, as well as the Company’s more targeted policies, reinforce our core values and help drive our culture of compliance, ethical conduct and accountability. There were no waivers of any of our codes in 2023.

Director and executive officer equity ownership and retention requirements

Under our Stock Ownership and Retention Guidelines:

•  our CEO is required to hold Shares with a value equal to at least three times his base salary;

•  each of our named executive officers (other than our CEO) and each other executive officer who is a Senior Vice President or above who reports to the CEO is required to hold Shares with a value equal to at least one times her or his base salary; and

•  each director is required to hold Shares having a value equal to five times the value of the annual director cash retainer.

These ownership requirements must be satisfied within five years of becoming subject to the guidelines.

Prohibition on hedging or pledging of company stock	Our directors and all employees are prohibited from entering into hedging transactions and from pledging Shares.

Board Structure

The Board is responsible for overseeing the management of our business and is currently comprised of nine directors, each of whom is elected to serve in her or his position until her or his next election and until her or his successor is duly elected and qualified.

Our Charter divides the Board into three classes (Class I, Class II and Class III), with one class being elected at each annual meeting of shareholders. Each director serves a three-year term, with terms staggered according to class. Any additional directorships resulting from an increase in the number of directors, or a vacancy may be filled by the directors then in office.

Leadership Structure

Under our Corporate Governance Guidelines and Principles, the Board currently requires the separation of the offices of the Chairperson of the Board and the Company’s CEO. We believe that separation of our Board and executive leadership preserves the independence of these roles and maximizes performance. In addition, pursuant to our Corporate Governance Guidelines and Principles, if the Chairperson of the Board is a non-independent director, the Board is required to appoint an independent member of the Board as Lead Independent Director. The Board periodically reviews its leadership structure and may make changes in the future.

Our written Corporate Governance Guidelines and Principles adopted by the Board are available in the Corporate Governance section of our Investor Relations website at https://investor.lantheus.com.

Director Independence

Seven out of nine members of the Board are independent directors. In addition, the Audit Committee, Talent and Compensation Committee, and Nominating and Corporate Governance Committee are each comprised entirely of directors meeting the requirements of the Sarbanes-Oxley Act and the Nasdaq audit, compensation and nominating and corporate governance committee independence requirements, as applicable.

Lantheus 2024 Proxy Statement	Corporate Governance	5

The Board has reviewed its composition, the composition of its committees and the independence of each director, and considered whether any director has a material relationship with the Company that could compromise her or his ability to exercise independent judgment in carrying out her or his responsibilities. The Board in consultation with legal counsel has affirmatively determined that each of its directors, other than our CEO and our Chair of the Board (who is our former CEO), is an “independent director” under the Nasdaq rules and Exchange Act Rule 10A-3(b)(1) and that none of those directors has relationships with the Company that would interfere with that director’s exercise of independent judgment in carrying out her or his responsibilities as a director of the Company. Pursuant to the Nasdaq rules, our current Chairperson of the Board, Ms. Heino, is not considered an “independent director” because she was an employee of the Company during the past three (3) years.

Committees of the Board

The Board has the authority to appoint committees to perform certain Board-delegated duties. Currently, the Board has five committees: the Audit Committee, the Talent and Compensation Committee, the Nominating and Corporate Governance Committee, the Finance and Strategy Committee and the Science and Technology Committee. The Board has adopted written charters for each committee, copies of which are available on the Corporate Governance section of our Investor Relations website at https://investor.lantheus.com.

Name	Director Since	Board of Directors	Class	Expiration of Term and Annual Meeting of Shareholders	Audit Committee	Talent and Compensation Committee	Nominating and Corporate Governance Committee	Finance and Strategy Committee	Science and Technology Committee

Mary Anne Heino	Aug. 2015	Chair	I	2025				Chair	Member

Brian Markison	Sep. 2012	Member	III	2024

Minnie Baylor-Henry	Mar. 2022	Member	II	2026		Member	Member		Member

Gérard Ber	June 2020	Member	I	2025		Member			Member

Samuel Leno	May 2012	Member	I	2025	Chairperson		Member	Member

Heinz Mäusli	June 2020	Member	II	2026	Member		Member	Member

Julie McHugh	Jan. 2017	Member	II	2026		Member	Chairperson

Gary J. Pruden	Feb. 2018	Member	III	2024	Member	Chairperson		Member

Dr. James H. Thrall	Feb. 2019	Member	III	2024		Member	Member		Chairperson

Lantheus 2024 Proxy Statement	Corporate Governance	6

Audit Committee

Members Samuel Leno (Chair) Heinz Mäusli Gary J. Pruden All Independent

The primary purpose of the Audit Committee is to assist the Board in overseeing:

•  the integrity of our financial statements;

•  our systems of internal control over financial reporting and disclosure controls and procedures;

•  our independent auditor’s qualifications, engagement, compensation and independence;

•  the performance of our independent auditors and our internal audit function;

•  our information technology systems, processes and data, including physical security and cybersecurity; and

•  our related person transaction policy.

The Audit Committee is currently comprised of Messrs. Leno, Mäusli and Pruden. Mr. Leno serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Audit Committee meets the definition of “independent director” for the purposes of serving on the Audit Committee under the Securities and Exchange Commission (the “SEC”) and Nasdaq rules and has “financial sophistication” as defined under the Nasdaq rules. The Board has determined that Mr. Leno meets the definition of “Audit Committee Financial Expert,” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. In addition, Mr. Mäusli also meets the definition of “Audit Committee Financial Expert.”

Pursuant to its charter, the Audit Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Audit Committee.

Lantheus 2024 Proxy Statement	Corporate Governance	7

Talent and Compensation Committee

Members Gary J. Pruden (Chair) Minnie Baylor-Henry Gérard Ber Julie McHugh James Thrall All Independent

The primary purpose of the Talent and Compensation Committee is to assist the Board in overseeing:

•  our strategy and practices relating to human capital management, including with respect to: recruitment, hiring, onboarding, management, development and retention; workplace environment and culture; employee engagement; diversity, equity, inclusion and belonging; and pay equity;

•  our management compensation policies and practices;

•  the determination and approval of the compensation of our executive officers and other members of senior management;

•  the administration of our equity and cash incentive compensation plans, including authorizing and granting awards under these plans;

•  the succession planning for senior management (other than the CEO); and

•  legal and regulatory compliance and risk with respect to employee compensation and certain employee-related matters, including the preparation of any related, required disclosures under SEC and Nasdaq rules.

In 2023, we expanded the oversight responsibility (and intentionally renamed it the Talent and Compensation Committee) in order to address the importance of talent and culture to our organization.

The Talent and Compensation Committee is currently comprised of Mr. Pruden, Ms. Baylor-Henry, Dr. Ber, Ms. McHugh and Dr. Thrall. Mr. Pruden serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Talent and Compensation Committee meets the definition of “independent director” for purposes of serving on the Talent and Compensation Committee under SEC and Nasdaq rules.

Pursuant to its charter, the Talent and Compensation Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Talent and Compensation Committee, and may, as permitted by law, delegate its responsibilities to management, employees and other persons.

Talent and Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving on our Board or Talent and Compensation Committee. None of the members of our Talent and Compensation Committee is an officer or employee of our Company, nor has any of them ever been an officer or employee of our Company.

Lantheus 2024 Proxy Statement	Corporate Governance	8

Nominating and Corporate Governance Committee

Members Julie McHugh (Chair) Minnie Baylor-Henry Samuel Leno Heinz Mäusli Dr. James H. Thrall All Independent

The primary purpose of the Nominating and Corporate Governance Committee is to:

•  oversee our Corporate Governance Guidelines and Principles and Code of Conduct;

•  review the overall corporate governance of the Company and recommend to the Board improvements when necessary;

•  our legal and regulatory compliance, assessment and management of enterprise risk, our “see something, say something” ethics and compliance philosophy and our whistleblower hotline and website;

•  identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board;

•  oversee succession planning for the CEO;

•  oversee our corporate sustainability, including sustained value creation and ESG initiatives; and

•  assist the Board in overseeing our policies and procedures for the receipt of shareholder suggestions regarding Board compensation and recommendations of the Board.

The Nominating and Corporate Governance Committee is currently comprised of Ms. McHugh, Ms. Baylor-Henry, Messrs. Leno and Mäusli and Dr. Thrall. Ms. McHugh serves as the Chairperson. The Board has affirmatively determined that each of the current members of the Nominating and Corporate Governance Committee meets the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under SEC and Nasdaq rules.

Pursuant to its charter, the Nominating and Corporate Governance Committee may delegate its responsibilities to a subcommittee so long as that subcommittee is solely comprised of one or more members of the Nominating and Corporate Governance Committee.

Finance and Strategy Committee

Members Mary Anne Heino (Chair) Samuel Leno Heinz Mäusli Gary Pruden

The primary purpose of the Finance and Strategy Committee is to:

•  oversee and make recommendations to the Board about the strategic plan of the Company;

•  review and make recommendations to the Board about strategic transactions;

•  oversee the financing activities of the Company; and

•  review and make recommendations to the Board about the financing plans, strategies and instruments of the Company.

The Finance and Strategy Committee is currently comprised of Ms. Heino and Messrs. Leno, Mäusli and Pruden. Ms. Heino serves as the Chairperson.

Lantheus 2024 Proxy Statement	Corporate Governance	9

Science and Technology Committee

Members Dr. James H. Thrall (Chair) Minnie Baylor-Henry Dr. Gérard Ber Mary Anne Heino

The primary purpose of the Science and Technology Committee is to:

•  advise on scientific, technological, medical, regulatory and intellectual property matters, including with respect to the Company’s strategic plan and material business development opportunities;

•  monitor and evaluate issues, developments and trends related to the Company’s scientific, technological, medical, regulatory and intellectual property matters;

•  advise on our intellectual property portfolio and strategy, including through potential collaborations and acquisitions; and

•  oversee our enterprise risk management in areas related to our scientific, technological, medical, regulatory, intellectual property matters and product safety.

The Science and Technology Committee is currently comprised of Dr. Thrall, Mss. Baylor-Henry and Heino, and Dr. Ber. Dr. Thrall serves as the Chairperson.

Board and Committee Evaluations and Self-Assessments

Each year, our Board and each of our Board committees conduct formal Board and Board committee evaluations and self-assessments to assess their performance and effectiveness. The Nominating and Corporate Governance Committee recommends to the Board the methodology for those evaluations and oversees their administration. A standard feature of this process includes each member of the Board completing a comprehensive questionnaire to assess that member’s own performance and functional experience and the performance of the Board and any committee on which that member serves. The questionnaire seeks answers to questions based both on numerical ratings and qualitative comments and targets a focused set of topics, including Board composition and expertise as a whole, allocation of risk oversight responsibilities across Board committees, conduct and engagement at meetings, and a more nuanced self-evaluation of individual director functional experience. The chair of our Nominating and Corporate Governance Committee also conducts an interview with each director, exploring in more depth areas such as: Board dynamics and culture, committee and governance structure, and additional ways to conduct meetings effectively, solicit Board and committee feedback and facilitate well-informed decision-making. The results of this process are then discussed in depth with the Nominating and Corporate Governance Committee and the full Board, and recommended actions are taken to enhance the Board’s overall performance and effectiveness.

For example, in 2023, the Board, among other things: reallocated oversight responsibilities across Board committees to equalize workloads, dedicate more focus on risk and compliance matters, and leverage subject matter expertise of individual directors. The Board also added Ms. Baylor-Henry to the Nominating and Corporate Governance Committee and Dr. Thrall to the Talent and Compensation Committee.

Codes of Conduct

Our Code of Conduct is applicable to all of our employees, including our principal executive, financial and accounting officers and our controller, or persons performing similar functions, and all of the non-employee directors on the Board. We also have a Supplemental Code of Ethics that is applicable to certain members of our management team involved in preparing financial statements and public disclosure. Our Code of Conduct and our Supplemental Code of Ethics are available on the Corporate Governance section of our Investor Relations website at https://investor.lantheus.com. We intend to provide any required disclosure of any amendment to or waiver from any code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions to the extent required by law, on the Corporate Governance section of our Investor Relations website. There were no waivers of any of our codes in 2023.

Risk Oversight

The Company’s management is primarily responsible for the day-to-day management of the Company. However, the Board believes that oversight of risk management is one of its fundamental responsibilities and has delegated to its committees oversight and management of specific risks, on which those committees report to the Board. The Audit Committee is primarily responsible for oversight of the quality and integrity of the Company’s financial reporting process, internal controls over financial reporting, certain compliance programs, enterprise risk management and information technology systems, processes and data, including cybersecurity, data privacy and physical security. The Talent and Compensation Committee is responsible for reviewing compensation-related risks, non-CEO senior management succession planning, human capital management and management compensation

Lantheus 2024 Proxy Statement	Corporate Governance	10

programs, and legal and regulatory compliance and risks with respect to employee compensation and employee-related matters. The Nominating and Corporate Governance Committee is responsible for oversight of the Company’s corporate governance, CEO succession planning and corporate sustainability, including sustained value creation and ESG initiatives, and legal and regulatory compliance and risks with respect to non-“good practice” (GxP) ethics and compliance matters. These responsibilities include reviewing and discussing the Company’s enterprise risk assessment and enterprise risk management. The Finance and Strategy Committee is responsible for oversight of the Company’s capital structure, capital markets and transaction-related risks. The Science and Technology Committee is responsible for advising on scientific, technological, medical, regulatory, product safety, GxP compliance and intellectual property matters related to the Company’s existing products, clinical development programs and business development opportunities. Management regularly reports to the Board and its committees on the risks that the Company may face and the steps that management is taking to mitigate those risks.

Oversight of Cybersecurity and Data Privacy Risks

With respect to cybersecurity risks, the Company has invested and continually invests in new cybersecurity services, technologies, and capabilities and provides employee comprehensive cybersecurity awareness training around phishing, malware and other cybersecurity risks, all in a manner reasonably intended to educate employees to safely avoid cyber-attacks and mitigate the risk of employee related security breaches. Cybersecurity and data privacy are regular topics on the Audit Committee’s agenda and are reviewed by the full Board at least annually.

Operating Our Business Sustainably and Responsibly

Our passion is to Find, Fight and Follow disease to deliver better patient outcomes.

Our Values are to:

To ensure we remain the leading radiopharmaceutical company that continues to grow, we must safeguard the Company against major risks and business disruptions while ensuring that we responsibly deliver enduring value to our patients, customers, employees, shareholders and other stakeholders. .

Our Board, our management team and our employees are committed to continuously improving the sustainability of our business. In support of this commitment, we have a cross-functional Sustainability Committee supported by key members of our management team. In 2023, the sustainability committee was challenged by our CEO to take a wholistic approach to sustainability that was comprehensive and tailored to our business and strategic plan. In response to this challenge, our sustainability committee regularly met to define what sustainable value creation means to our Company and to design a scalable governance model that reflects the size and complexity of our business and encompasses enterprise-wide areas of focus critical to planning for and realizing the long-term growth and viability of the company. This lead our management team to refine our approach to enterprise risk management, operational resiliency, and corporate responsibility, including governance, structure, and resourcing.

To support this approach, we delineated between managing strategic imperatives and managing ongoing business operations. Our Executive Team is our management-based decision-making body that oversees our strategy, enterprise planning and execution, operations, human capital and capital allocation at a level that recognizes the scale and complexity of our business. Our Expanded Executive Team consists of individuals who oversee our day-to-day operations and performance, including prioritization, execution, culture and communications.

We also established four new oversight and operating committees to oversee day-to-day organization and to better inform cross-functional decisions. These committees are chaired by one or more Executive Team or Expanded Executive Team member, are comprised of the relevant cross-functional leaders through various levels of the organization, and are empowered to make decisions and direct organizational actions on day-to-day operational matters, subject to escalation and reporting to the full Executive Team or Expanded Executive Team, as applicable.

As part of establishing a more formalized approach to enterprise risk management, in 2023, we also established an Enterprise Risk Management (ERM) team, with resources dedicated to coordinating risk and operational resiliency work, covering, but not limited to, strategic, operational, compliance and financial risk management, crisis management, business continuity planning, disaster recovery and third-party risk management. The ERM team lead manages a team responsible for overseeing these risk management areas and reports on a quarterly basis directly to our Nominating and Corporate Governance Committee.

Lantheus 2024 Proxy Statement	Corporate Governance	11

We also are in the process of building out a more formal Corporate Social Responsibility (CR) team, that will be accountable for setting and executing our patient access, ESG strategy, and collaborating with cross-functional teams responsible for performing activities related to such strategy, monitoring evolving regulatory regulations, and ensuring ESG-related data is properly captured and reported in accordance with such regulations. The CSR team lead will also report directly on a quarterly basis to our Nominating and Corporate Governance Committee.

We continue to refresh our board committee charters, Corporate Governance Principles and Guidelines and Company policies and actions to address corporate sustainability, and we have added as agenda items for meetings of our full Board the topics of our sustained value creation initiatives, including those around ESG matters, cybersecurity, culture and shareholder activism.

At an operational level, we have also continue to focus on enhancing the sustainability of our business in the areas of environmental, safety, and diversity, culture and community.

Environmental

In 2023, we maintained our focus on efficiency improvements and data collection facilitated by use of the Environmental Protection Agency (“EPA”) Energy Star Portfolio Manager®. We furthered our understanding of our greenhouse gas emissions by engaging a third party to assess for gaps in our Scope 1 and 2 emission reporting and have continued building capability to ensure our greenhouse gas emission reporting is comprehensive and aligned with emerging regulatory requirements. We have extended our renewable wind energy contract through 2024, which enables us to avoid 99% of our Scope 2 indirect greenhouse gas emissions from electricity at the North Billerica site.

Below are charts showing, for the years 2021 through 2023 at our North Billerica, Massachusetts and Somerset, New Jersey facilities, our waste disposed and recycled, energy consumption, and greenhouse gas emissions, and annual water use for North Billerica, including trend analyses in the accompanying notes. This data demonstrates that we measure and understand our environmental impact in these areas. Year-to-year comparisons over the four-year period are affected by the improving quality and scope of our data collection, and changes in volume and frequency of manufacturing activities across our facilities.

Water Use Notes – North Billerica Operations:

•	2023 water use reduction can be associated with cooler, rainier summer weather which requires less irrigation and a reduced reliance on chillers.

•	2021 and 2022 water consumption data are elevated in comparison with last year’s reported totals due to Utility provider metric discrepancies identified during continuous improvement efforts.

Lantheus 2024 Proxy Statement	Corporate Governance	12

Waste Notes:

•	2023 increase in waste totals is due to a significant increase in recycling and energy recovery rate of plastic and wooden pallets as part of a broader effort to improve warehouse hygiene.

•

2022 annual waste reductions achieved in lead, radiological waste, wooden pallets, with an increase in mixed recycling and paper shred recycling. Improvements with inventory forecasting resulted in a reduction of pallet use for Billerica warehouse operations.

•	Somerset solid waste (trash and recycling) data is estimated based on the size of our dumpsters and portion of the overall property that we occupy.

Energy Data Notes:

•  2023 lighting upgrades, including motion sensor LED installment at North Billerica’s main warehouse, have contributed to reduced electricity consumption.

•  Natural Gas primary use - reconditioning air and industrial steam

•  Electricity primary use - cooling, chilled water and cyclotron operations

•  Diesel used for emergency generators

Greenhouse Gas Data Notes:

•  2023 increase in PFP use correlates to increased volume of Definity manufacturing

•  Direct Emissions: Natural Gas Combustion, Diesel Combustion

•  Indirect Emissions: Electricity Use, significant decrease starting in 2022 due to the purchase of renewable wind energy via power purchase agreement

•  PFP gas use, Definity manufacturing operations

•  PFP has GHG warming potential of 8830. (1kg PFP  =  8830 kg CO2e)

•  CO2e: Carbon Dioxide Equivalent

Lantheus 2024 Proxy Statement	Corporate Governance	13

We actively monitor stack and waste water discharges and implement reduction principles as required by our license conditions and federal, state and local environmental laws. We manage all regulated waste in accordance with license conditions and with all federal and state regulations. We incorporate recycling programs in accordance with state regulations. We dispose or recycle electronic waste in accordance with federal and state regulations.

Our Supplier Code of Conduct, available on our website at https://www.lantheus.com/responsibility/suppliers-vendors/, requires our suppliers to operate in an environmentally responsible manner and provide a safe and healthy work environment by, among other things: implementing written health, safety and environmental programs; providing employees with appropriate training; maintaining legal and regulatory compliance with respect to waste and emissions; encouraging conservation; and providing appropriate audit rights.

Safety

As a manufacturer and distributor of radioactive and other pharmaceutical products, we remain acutely aware not only of the impact of our business on the environment, but also on the impact of our business on the safety of our employees, customers, patients and neighbors.

We maintain an experienced staff of Environmental, Health and Safety professionals, including Health Physicists and Occupational Health providers, who design, implement, and monitor safety policies and procedures to support risk reduction and accident prevention to protect our employees, customers, patients, and neighbors, including tracking Occupational Safety and Health Administration (OSHA) recordable injuries and near misses.

We continue to scale with the business as we grow, updating systems and policies, maintaining a strong culture of safety and performance that is measured and assessed with use of metric indicators on a continual basis. We also continue to maintain our strong historic record of compliance and a low recordable incident rate.

In 2023 we began the design and development of a state-of-the-art laboratory at our Bedford location with an emphasis on protection of the local environment and personnel safety. We expect this exciting new facility to be operational in 2025.

Diversity, Culture and Community

In addition to the important environmental and safety work we do to improve the sustainability of our business, we believe that embracing diversity and inclusion, adhering to a strong culture of compliance and ethics, and supporting our communities makes us an employer of choice in the competitive life sciences industry in which we operate. Doing so also enhances our employee satisfaction and retention, maintains trust and goodwill with our valued customers and the numerous regulatory authorities that oversee our business, and benefits our shareholders by creating a growing and resilient company.

Diversity

We embrace diversity and inclusion as a core component of our culture, and we actively promote these ideals at every level within our organization. We sponsor four Employee Resource Groups (“ERGs”), the Lantheus Diversity Connection ERG, the Women Leaders of Lantheus ERG, the Veteran’s Resource Group and the Professional Networking and Lantheus ERG, to create a stronger sense of community and to provide professional development opportunities for diverse employees. In 2023, we hosted our inaugural in-person joint ERG meeting where we brought employees from each ERG together to discuss a range of topics. The teams also participated in a community give back day, partnering with local charities. In addition, we host “fireside chats,” “lunch and learn” presentations and other opportunities for our employees to engage with diverse leaders. For example, talks have featured our director Julie McHugh discussing her career as a woman in the life sciences industry; Dr. Sharron Credle, an expert in workplace diversity, equity, inclusion and belonging who addressed the importance of conscious conversations; Dr. Ivy Taylor discussing her life experiences, including as the first female Mayor of San Antonio, Texas and the first female President of Rust College, a Historically Black College in Mississippi; and Lantheus women leaders focusing on work-life balance and how they progressed in their careers.

In addition to our Board, which is in full compliance with Nasdaq Listing Rule 5605(f) (the “Board Diversity Rule”) and has a female Chair and female Lead Independent Director, over half of our Vice Presidents (including our Expanded Executive Team) and above are women and approximately 50% of our employees are women. We continue to strive to improve our diversity and inclusion beyond gender, and we require recruiters working with us to present diverse candidates. We continually focus on pay equity for all employees and regularly assess pay among similar roles and responsibilities throughout our organization and in comparison, to our peer group.

Our procurement team continually explores entering into more commercial arrangements with minority-owned, female-owned and other diverse businesses and organizations (including those owned or operated by veterans and disabled veterans) that appropriately reflect the communities in which we operate and the customer base we serve.

Lantheus 2024 Proxy Statement	Corporate Governance	14

Culture

We are purpose-driven, placing patients at the heart of everything that we do, and rooted in the belief that we can always do more for our patients and our people. With a strong focus on creating a positive and inclusive workplace culture, we work every day to ensure every member of our team feels valued and empowered to contribute to our purpose to Find, Fight and Follow disease to deliver better patient outcomes. Through our patient-centric approach and dedication to fostering an inclusive environment, we strive to make a meaningful impact on the lives of both our employees and the communities we serve.

We are committed to promoting a culture of ethics and compliance. Our Code of Conduct reflects our commitment to corporate integrity and the underlying business practices and principles of behavior that support this commitment. Each year our employees complete mandatory training that covers anti-bribery/anti-corruption rules, confidentiality obligations, cybersecurity, and insider trading prohibitions, as well as specialized training in healthcare industry marketing practices.

We have a formal Ethics and Compliance Committee that is comprised of leaders of operational and supporting functional groups at the Company who are knowledgeable about their subject area and have the authority and ability to speak for their functional group. Our Ethics and Compliance Committee aids and supports our Head of Compliance in implementing, operating and monitoring our compliance program by providing programmatic direction and input into our initiatives that have important considerations related to compliance risk. Our Head of Compliance reports directly to our Nominating and Corporate Governance Committee, including reporting on Ethics and Compliance Committee member attendance and performance.

We have an externally administered ethics and compliance reporting hotline and website, which allows for anonymous reporting and the Legal Department and Head of Compliance oversee and respond to as issues that may arise.

Our Supplier Code of Conduct requires our suppliers to conduct their business in a legal, ethical and socially responsible manner and treat their employees with dignity and respect by, among other things: appropriately monitoring and addressing anti-bribery/anti-corruption rules, insider trading, confidentiality, diversity, discrimination (based on gender, race, disability, ethnicity, nationality, religion, sexual orientation, or gender identity or expression), child labor, forced labor, human trafficking, slavery and conflict minerals, and providing appropriate audit rights.

As part of the ongoing efforts to operate our business sustainably, we expanded our internal training, professional development and employee engagement programs, including professionally led, interactive training programs designed to help foster a culture of respect.

Community

We understand the importance of giving back to the community. Guided by our Purpose to Find, Fight and Follow disease to deliver better patient outcomes and our core Value to Let People Be Their Best, we strive to make a positive impact in the world.

From volunteering efforts to collaboration with local chambers of commerce, we actively contribute to the growth and well-being of our communities. We recognize relationships as vital to our commitment to always go further to make a difference.

As a corporation, we prioritize support for various charitable endeavors, notably, the American Heart Association’s (AHA) Boston Heart Walk and our annual golf tournament, which benefits the Prostate Cancer Foundation (PCF). Throughout the year, our dedicated employees have exemplified our commitment to community giving, raising over a quarter of a million dollars for the AHA and PCF. Our employees’ support also extends beyond monetary donations, with participation in more than twenty charitable initiative benefiting local charities and organizations, including Billerica and Lowell Boys and Girls Clubs, Dress for Success, Cradles for Crayons, Billerica and Bedford Fire Departments, several local foodbanks, the Greater Boston Chamber of Commerceand Greater Lowell Chamber of Commerce.

Furthermore, we also support and encourage our employees to engage with local organizations in the communities where we operate, fostering partnerships with groups such as the Billerica Partners for Education, Massachusetts Business Roundtable, Middlesex 3 Coalition and MassMEDIC. Through these collective efforts, we strive to create a positive ripple effect, enriching lives and building stronger, more vibrant communities.

Lantheus 2024 Proxy Statement	Corporate Governance	15

Board Meetings

In 2023, the Board held 14 meetings and acted by written consent in lieu of a meeting two times; the Audit Committee held four meetings; the Talent and Compensation Committee held six meetings and acted by written consent in lieu of a meeting one time; the Nominating and Corporate Governance Committee held five meetings; the Finance and Strategy Committee held no meetings; and the Science and Technology Committee held three meetings. During 2023, each director attended at least 75% of the total number of meetings held by the Board and those of its committees on which that director served. The non-employee directors of the Company meet in private executive session without management present at the end of most meetings of the Board. The Audit Committee meets with the Head of Internal Audit in executive session without management present at the end of all meetings of the Audit Committee. In addition, the Nominating and Corporate Governance Committee meets with the Head of Compliance in executive session without management present at the end all meetings of the Nominating and Corporate Governance Committee. Under the Corporate Governance Guidelines and Principles adopted by the Board, our Lead Independent Director presides at those private executive sessions, and those private executive sessions must occur no less frequently than twice per year.

Director Attendance at Annual Meetings

We have no formal policy with respect to our directors attending our annual meetings of shareholders; however, we encourage all directors to attend. All of our current directors who were then serving as directors of the Company attended the 2023 Annual Meeting of Shareholders.

Certain Relationships and Related Person Transactions

Related Person Transactions

This section describes certain relationships and related person transactions between us or our subsidiaries, on the one hand, and our directors, director nominees, executive officers, holders of more than 5% of our voting securities and certain related persons of any of the foregoing, on the other hand, since January 1, 2023.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by applicable law, including indemnification of expenses, such as attorneys’ fees, judgments, penalties, fines and settlement amounts, actually and reasonably incurred by the director or executive officer in any action or proceeding, including, without limitation, all liability arising out of negligence or active or passive wrongdoing by that officer or director, in any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer, in each case, subject to certain exceptions. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, executive officers, employees or agents in which indemnification would be required or permitted. We believe these indemnification agreements are customary and necessary to attract and retain qualified persons as directors and executive officers.

Policies for Approval of Related Person Transactions

We have a written policy relating to the approval of related person transactions pursuant to which the Audit Committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees and executive officers, (ii) any 5% record or beneficial owner of Shares or (iii) any immediate family member of any person specified in (i) or (ii) above. Management, under the oversight of the Audit Committee, is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related person transactions, and the Audit Committee is primarily responsible for determining, based on the facts and circumstances (which the potentially conflicted person must fully and affirmatively disclose), whether we have, or a related person has, a direct or indirect material interest in the transaction.

As set forth in our related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the approval or ratification of the transaction. However, that member of the Audit Committee will provide all material information concerning the transaction to the Audit Committee.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	16

Proposal 1: Election of directors

Our Board is currently comprised of nine directors, divided into three classes, designated as Class I, Class II and Class III. Each year, a different class of directors is elected at our annual meeting of shareholders. Each elected director holds office for a three-year term or until her or his successor is duly elected and qualified or until her or his earlier death, resignation, retirement, disqualification or removal.

This year, our Class III directors—Mr. Brian Markison, Mr. Gary Pruden and Dr. James H. Thrall — will stand for election for a new three-year term. If elected, each of the nominees will hold office until our 2027 Annual Meeting of Shareholders and a successor is duly elected and qualified or until her or his earlier death, resignation, disqualification or removal.

The persons named as proxies will vote in accordance with the instructions indicated in such proxies.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board to fill the vacancy. We do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for election, the Board considered her or his service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under the heading “Director Nominee Biographies” and the criteria and diversity policy described under the heading “Board Diversity and Tenure.”

Vote Required

Under Delaware law and our Bylaws, if a quorum exists at the meeting, the affirmative vote of a majority of the votes cast at the meeting is required for the election of Class III directors, as described under the heading “Majority Voting for Uncontested Elections of Directors.”

Majority Voting for Uncontested Elections of Directors

Our Bylaws provide for majority voting in an uncontested election; a nominee for our Board will be elected if a majority of the votes cast are in favor of such nominee’s election (meaning that the number of votes cast “for” a nominee exceeds the number of votes cast “against” a nominee). In a contested election, directors will be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of shareholders held to elect directors and entitled to vote on such election of directors. In the event that a director nominee fails to receive an affirmative majority of the votes cast in an uncontested election, the nominee will not be elected and our Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy.

Board of Directors’ Recommendation

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	17

Board Composition

We believe that our Board members have the experience and skills necessary to enable the Company to set and pursue its strategic goals, and the following summarizes key information as of the date of this Proxy Statement relating to the composition of our Board:

Board Diversity and Tenure

The Board recognizes the value of appointing individual directors who bring a variety of diverse viewpoints, backgrounds, skills, experiences and expertise to the Board. The Board believes that having a diverse board of directors fosters more productive and beneficial discussions and decision-making processes in support of the Company’s strategic objectives.

The Board has adopted a formal diversity policy, a copy of which is available on the Corporate Governance section of our Investor Relations website at https://investor.lantheus.com. Pursuant to our diversity policy, the Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending to the full Board for approval, potential director candidates. In selecting director candidates, the Nominating and Corporate Governance Committee considers a range of matters of diversity, including gender, race, ethnicity, culture, thought, geography, education and competencies, with the goal of having a Board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience and expertise. The Nominating and Corporate Governance Committee also considers the results of the Board and committee evaluations and self-assessments described above, in making its nomination recommendations.

The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions. Our Board is in full compliance with Nasdaq’s Board Diversity Rule, and women now constitute one third of our Board.

Board Diversity Matrix (As of March 1, 2024)
	Female	Male

Total Number of Directors	9
Part I: Gender Identity

Directors	3	6
Part II: Demographic Background

African American or Black	1	—

White	2	6

Directors who are Military Veterans	—	2

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	18

Qualifications and Experience of Directors

As discussed above, each year, our Board and each of its committees conduct self-evaluations of their performance and effectiveness, which includes an assessment of how well the Board’s collective experience and skillsets match the needs of the Company’s business in the then-current business environment.

As part of the Board self-evaluation process conducted at the end of 2023, each director was asked to identify and in narrative form justify the extent to which she or he possessed functional experience critical to the composition and effectiveness of the Board. For purposes of that survey, to ensure each director was working with a common, objective understanding, the directors were guided by the following definitions:

•

Subject Matter Expertise. A director is considered to have “subject matter expertise” within a functional area if she or he has deep work experience, functional knowledge and proficiency to authoritatively opine on matters within that functional area.

•	Meaningful Experience. a director is considered to have “meaningful experience” within a functional area if she or he has the work experience, functional knowledge and proficiency to:

•	substantively contribute to strategic-level and technical-level discussions with, and constructively advise, our relevant leadership on matters and issues within that functional area;

•

critically review and analyze information presented to the Board within that functional area, and proactively ask questions, raise material issues and request additional information as needed to ensure that the Board is discharging its fiduciary duties of staying well informed and making reasonable decisions with respect to matters and issues implicating that functional area; and

•	act as a leading participant in Board-level conversations and decision-making on matters and issues within that functional area.

For these purposes, serving as a chief executive, financial or operating officer (to whom functional leadership within a given competency reported) may not automatically mean that the director, individually, has “meaningful experience” in a particular functional area.

The table below summarizes the subject matter expertise and meaningful experience represented on our Board in the functional areas critical to Board effectiveness.

Functional Area	Subject Matter Expertise	Meaningful Experience

Director or Officer of Public Company

An understanding of public company reporting responsibilities, investor relations, disclosure and other matters typically affecting public companies is important in navigating corporate governance issues appropriately.

	Markison Baylor-Henry Leno McHugh	Heino Ber Mäusli Pruden Thrall

Director of Life Sciences or Healthcare Company

Knowledge of the life sciences and healthcare industries ensures effective oversight of our business and the development and execution of our long-term strategy.

	Markison Baylor-Henry Ber Leno McHugh Thrall	Heino Mäusli Pruden

C-Suite Leadership

Experience in significant leadership positions (such as CEO, CFO, COO, CCO, CMO or similar positions) is valuable in overseeing our management’s performance. Directors with leadership experience also tend to demonstrate a practical understanding of organizations, strategy, risk management and corporate governance.

	Heino Markison Baylor-Henry Ber Leno McHugh Pruden Thrall	Mäusli

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	19

Functional Area	Subject Matter Expertise	Meaningful Experience

Strategy Development and Strategic Planning

Experience defining and driving strategic direction and growth are helpful in formulating, and overseeing effective execution of, our short- and long-term business strategies.

	Heino Markison Baylor-Henry Ber Leno McHugh Pruden	Mäusli Thrall

Human Capital Management and Talent Development

Experience in managing and developing people, their compensation, inclusion and diversity efforts, and succession planning is important in order to attract, develop, motivate and retain high-quality our senior management team and employees.

	Markison Baylor-Henry Ber Leno McHugh Thrall	Heino Mäusli Pruden
Corporate Finance and Capital Markets Experience in corporate finance and capital markets ensures Board oversight of our access to and effective management of capital and our capital structure.	Markison Leno Mäusli	Heino Baylor-Henry McHugh Pruden Thrall

M&A and Business Development

Experience in mergers and acquisitions enables the Board to oversee our management team’s due diligence, financial analysis and forecasting, negotiation and closing of strategic transactions, successful integration of businesses and assets, and synergy capture.

	Markison Baylor-Henry Leno Mäusli McHugh Pruden	Heino Ber Thrall
Accounting and Financial Reporting Experience in technical accounting and financial reporting provides strong oversight of our financial performance, reporting obligations and internal controls.	Markison Leno Mäusli	Baylor-Henry McHugh Pruden

Sales and Marketing

Experience in the sales and marketing of drugs and medical devices and an understanding of the reimbursement environment is key in overseeing our management team’s commercialization plans and execution.

	Heino Markison Baylor-Henry McHugh Pruden	Ber Leno Thrall

Manufacturing, Procurement and Supply Chain Management

Experience in technical operations assists the Board in understanding the technology transfer, manufacturing, procurement and supply chain, vendor oversight and labor relations activities in which we are involved.

	Markison Ber Leno McHugh Pruden	Heino Baylor-Henry Mäusli Thrall

Research and Clinical Development

Scientific, medical and technological competencies allow the Board to provide input into, and oversight of, our research and clinical development and life cycle management activities.

	Markison Baylor-Henry Thrall	Ber Heino McHugh Pruden

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	20

Functional Area	Subject Matter Expertise	Meaningful Experience

Legal, Regulatory, Compliance and Governmental Affairs

Experience in understanding legal and regulatory obligations and risks, litigation and regulatory proceedings, and governmental and regulatory affairs facilitates the Board’s oversight of our compliance, compliance program, dispute resolution and governmental relations activities.

	Markison Baylor-Henry McHugh Pruden	Heino Leno Thrall

Risk Assessment and Management

The scale, scope, and complexity of our business raises a multitude of evolving and interdependent risks. Experience in effectively identifying, prioritizing and managing a broad spectrum of risks can help the Board appreciate, anticipate and oversee our enterprise risk management efforts.

	Markison Baylor-Henry Leno Thrall	Ber Heino Mäusli McHugh Pruden

Corporate Governance and ESG

Experience in environmental, social and governance matters will facilitate the long-term sustainability of our business and enable us to address the needs of our various stakeholders.

	Markison Baylor-Henry Leno McHugh Thrall	Heino Mäusli Pruden

Intellectual Property

Experience in the creation, prosecution, license, acquisition, defense and enforcement of intellectual property enables the Board to oversee our comprehensive patent and intellectual property portfolio.

	Markison	Baylor-Henry McHugh Pruden Thrall

Technology, Cybersecurity and Data Privacy

Experience in developing the best tools to advance operations, addressing physical and cybersecurity concerns, and identifying new business opportunities and risks supports our information security investments and programs.

	Leno	Baylor-Henry Leno McHugh Pruden Thrall

International Experience

Experience in global operations will enable the Board to help management understand the different cultural, political, and regulatory requirements affecting our business activities.

	Markison Ber Baylor-Henry Leno Pruden	Heino Mäusli McHugh Thrall

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	21

Director Nomination Process; Process for Shareholders to Recommend Director Nominees

Each year, the Nominating and Corporate Governance Committee recommends, and the Board proposes, a slate of director nominees proposed for election at the annual meeting of shareholders. Shareholders may also nominate directors.

The Nominating and Corporate Governance Committee values the input of shareholders in identifying director candidates and considers recommendations for Board candidates submitted by shareholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. The shareholder making the recommendation must follow the procedures and provide the information set forth in our Bylaws.

Shareholders may submit recommendations by providing the person’s name and appropriate background and biographical information by writing to the Nominating and Corporate Governance Committee at Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: Corporate Secretary. Those recommendations will be forwarded to the chair of the Nominating and Corporate Governance Committee. Shareholder nominations may be made at any time. However, in order for a candidate to be included in the slate of director nominees for approval by shareholders in connection with a meeting of shareholders and for information about the candidate to be included in the Company’s proxy materials for such a meeting, the shareholder must submit the information required by our Bylaws and other information reasonably requested by the Company within the timeframe described in our Bylaws under the heading “Additional Information—Procedures for Submitting Shareholder Proposals.”

Communication with the Board of Directors

Any shareholder or other interested party who would like to communicate with the Board or any of its committees, the independent directors as a group or any specific member or members of the Board should send those communications to Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: Corporate Secretary. Communications should specifically indicate for which member or members of the Board or any of its committees the communication is intended, as applicable. Those communications will generally be forwarded to the intended recipients. However, our Corporate Secretary may, in his sole discretion, decline to forward any communications that are inappropriate.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	22

Director Nominee Biographies

Set forth below are the biographies for the Class III director nominees and each person whose term of office as a director will continue after the Annual Meeting.

Class III Directors for Election to a Three-Year Term Expiring at the 2027 Annual Meeting of Shareholders

Brian Markison
Director since 2012 Member 64 years old Chief Executive Officer	Specific Expertise: Mr. Markison was chosen as a Director because of his strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Brian Markison joined the Board in September 2012 and served as Chairperson from January 2013 until March 1, 2024, when he became our Chief Executive Officer. Mr. Markison is a seasoned executive with more than 40 years of operational, marketing, commercial development and sales experience with international pharmaceutical companies. He is currently a Director of RVL Pharmaceuticals plc (formerly known as Osmotica Pharmaceuticals plc), after serving as Executive Chairperson of one of its predecessor companies, Vertical/Trigen Holdings, LLC. Previously, he held the position of President and Chief Executive Officer and member of the Board of Directors of Fougera Pharmaceuticals Inc., a specialty pharmaceutical company in dermatology, prior to its sale to Sandoz, the generics division of Novartis AG. Before leading Fougera, Mr. Markison was Chairman and Chief Executive Officer of King Pharmaceuticals, which he joined as Chief Operating Officer in March 2004, and was promoted to President and Chief Executive Officer later that year and elected Chairman in 2007. Prior to joining King, Mr. Markison held various senior leadership positions at Bristol-Meyers Squibb, including President of Oncology, Virology and Oncology Therapeutics Network; President of Neuroscience, Infectious Disease and Dermatology; and Senior Vice President, Operational Excellence and Productivity. Mr. Markison formerly served on the Board of Directors of Cosette Pharmaceuticals, Immunomedics, and Alere, Inc. He is also a Director of the College of New Jersey. Mr. Markison holds a Bachelor of Science degree from Iona College.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	23

Gary Pruden
Director since 2018 Independent 62 years old Committees: Talent and Compensation Committee (Chair) Audit Committee Finance and Strategy Committee

Specific Expertise:

Mr. Pruden was selected as a Director because of his strong financial, operational management, international and regulatory background and his extensive experience in the global pharmaceutical industry.

Gary J. Pruden is a Director, Chairperson of the Talent and Compensation Committee and a member of the Audit and Finance and Strategy Committees, serving on the Board since February 2018. Mr. Pruden has over 30 years of experience in the global healthcare industry. Most recently, Mr. Pruden held a number of senior commercial leadership positions across both the medical device and pharmaceutical sectors of J&J from 1985 until 2017. In April 2016, Mr. Pruden was appointed as a member of the Executive Committee of Johnson & Johnson (“J&J”), where his official title was Executive Vice President, Worldwide Chairperson, Medical Devices. Prior to that, he held roles of increasing responsibility within J&J, serving as Worldwide Chairperson in the Medical Devices division from 2015 to 2016, as Worldwide Chairperson of Global Surgery Group from 2012 to 2015, as Company Group Chairperson of Ethicon, Inc. from 2009 to 2012, as Worldwide President of Ethicon, Inc., a J&J subsidiary, from 2006 to 2009, and as President of the J&J subsidiary, Janssen-Ortho Inc. in Canada, from 2004 to 2006. Mr. Pruden has also served in several capacities, including Chairperson of Technology & Regulatory Committee and Executive Committee Member, with the Advanced Medical Technology Association, a medical device trade association. Mr. Pruden currently serves on the Board of Directors and as a member of the Audit Committee, Talent and Compensation Committee, and Nominating and Corporate Governance Committee of Motus GI Holdings, Inc., on the Board of Directors for Ossio Inc., on the Board of Directors of Avisi Technologies Inc. and on the Board of Directors and as Chairman of the Quality and Regulatory Committee and a member of the Nominating and Governance Committee for Olympus Corporation. Mr. Pruden received his Bachelor of Science in Finance at Rider University, where he later served on the Board of Trustees from 2011 until 2015.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	24

Dr. James H. Thrall
Director since 2018 Independent 80 years old Committees: Science and Technology Committee (Chair) Nominating and Corporate Governance Committee Talent and Compensation Committee

Specific Expertise:

Dr. Thrall was chosen as a Director because of his extensive experience in nuclear medicine and radiology, including in connection with imaging modalities and the development and use of innovative new technologies, including artificial intelligence.

Dr. James H. Thrall is a Director, the Chairperson of the Science and Technology Committee and a member of the Nominating and Corporate Governance and Talent and Compensation Committees, serving on the Board since February 2018. Dr. Thrall currently holds the Distinguished Juan M. Taveras Professorship of Radiology at Harvard Medical School, having also served as Chairperson of the Department of Radiology at the Massachusetts General Hospital from 1988 until 2013. Previously, Dr. Thrall served as Chairperson of Radiology at the Henry Ford Hospital between 1983 and 1988, where he also served as a Physician Trustee and held the position of Vice Chairperson of the Board of Governors of the Henry Ford Medical Staff. Dr. Thrall is a member of the National Academy of Medicine and has served in leadership and board of directors positions at many U.S. and international medical and professional societies. Dr. Thrall received his M.D. from the University of Michigan in 1968 and trained in Radiology and Nuclear Medicine at the Walter Reed Army Medical Center, Washington, D.C. Dr. Thrall returned to the University of Michigan in 1975 and was promoted to Professor in 1981.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	25

Class I Directors Continuing in Office until the 2025 Annual Meeting of Shareholders

Mary Anne Heino
Director since 2015 Chairperson 64 years old Committees: Finance and Strategy Committee (Chair) Science and Technology Committee

Specific Expertise:

Ms. Heino was chosen as a Director because of her former roles as our President and Chief Executive Officer, which gives her an extensive understanding of our business and operations, and because of her broad experience in the pharmaceutical industry.

Mary Anne Heino has served as a Director since August 2015, and became the Chairperson of our Board, the Chairperson of the Finance and Strategy Committee and a member of the Science and Technology Committee on March 1, 2024. She previously served as our Chief Executive Officer, a position she held from August 2015 until March 1, 2024, as our President, a position she held from August 2015 until March 2023, as our Chief Operating Officer, a position she held from March 2015 until August 2015, and as our Chief Commercial Officer, a position she held from April 2013 (when she joined the Company) until March 2015. Ms. Heino brings more than 30 years of diverse pharmaceutical industry experience to the Board. Prior to joining Lantheus, Ms. Heino held executive level roles at Angelini Labopharm LLC and Labopharm USA from February 2007 to March 2012. From May 2000 until February 2007, Ms. Heino served in numerous capacities at Centocor, Inc., a J&J company. Ms. Heino began her professional career with Janssen Pharmaceutica, another J&J company, in June 1989 and held increasing roles in Sales and Marketing through 1999. Ms. Heino received her Master’s in Business Administration from the Stern School of Business at New York University. She earned a Bachelor of Science in Nursing from the City University of New York and a Bachelor’s of Science in Biology from the State University of New York at Stony Brook. Ms. Heino currently serves on the Executive Committee of the Massachusetts Business Roundtable and the Board of MassMEDIC.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	26

Dr. Gérard Ber
Director since 2020 Independent 66 years old Committees: Talent and Compensation Committee Science and Technology Committee	Specific Expertise: Dr. Ber was chosen as a Director because of his commercial and operational management background and extensive experience with radiopharmaceutical products.

Dr. Gérard Ber is a Director and a member of the Talent and Compensation and Science and Technology Committees, serving on the Board since June 2020. Dr. Ber is also a member of the Board of Y-mAbs Therapeutics, Inc and Evergreen Theragnostics. He served on the Board of Directors of Progenics from November 2019 until its acquisition by the Company. Dr. Ber was also the Co-Founder and former Chief Operating Officer of Advanced Accelerator Applications S.A. from 2002 until its acquisition by Novartis AG in January 2018. He brings over 30 years of experience in molecular nuclear medicine, specifically including product development, production and commercialization of diagnostics and therapeutic products for several indications in various diseases. Dr. Ber received his Doctorate from the Université of Pharmacy of Grenoble France.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	27

Samuel Leno
Director since 2012 Independent 78 years old Committees: Audit Committee (Chair) Nominating and Corporate Governance Committee Finance and Strategy Committee	Specific Expertise: Mr. Leno was chosen as a Director because of his financial expertise and industry background.

Samuel Leno is a Director and the Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance and Finance and Strategy Committees, serving on the Board since May 2012. Mr. Leno is a strategic executive with more than 40 years of experience with complex multinational companies. He most recently held the positions of Executive Vice President and Chief Operations Officer at Boston Scientific. He previously served as Executive Vice President, Finance and Information Systems and Chief Financial Officer. He retired from Boston Scientific in December 2011. Prior to joining Boston Scientific, Mr. Leno served as Executive Vice President, Finance and Corporate Services and Chief Financial Officer at Zimmer Holdings, Inc. and Chief Financial Officer positions at Arrow Electronics, Inc., Corporate Express, Inc. and Coram Healthcare. Previously, he held a variety of senior financial positions at Baxter International, Inc. and American Hospital Supply Corporation. He currently serves on the Board of Directors of GCM Manufacturing and Chairs its Audit Committee. He was the Chairperson of the Board of Directors and of the Audit Committee of Zest Anchors, Inc. He previously served on the Boards of Directors and the Audit Committees of Omnicare and TomoTherapy, Inc. and served on the Board of Directors of Endotronix, Inc. Mr. Leno served as a Lieutenant in the United States Navy and is a Vietnam veteran. He holds a Bachelor of Science in Accounting from Northern Illinois University and a Master of Business Administration from Roosevelt University.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	28

Class II Directors Continuing in Office until the 2026 Annual Meeting of Shareholders

Minnie Baylor-Henry
Director since 2022 Independent 76 years old Committees: Nominating and Corporate Governance Committee Talent and Compensation Committee Science and Technology Committee	Specific Expertise: Ms. Baylor-Henry was chosen as a Director because of her regulatory and legal background and extensive experience in the pharmaceutical industry.

Minnie Baylor-Henry is a Director and a member of the Nominating and Corporate Governance, Talent and Compensation and the Science and Technology Committees, serving on the Board of Directors since March 2022. Since 2015, Ms. Baylor-Henry has served as the President of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies. Prior to assuming her current role, she was the Worldwide Vice President for Regulatory Affairs for Johnson & Johnson’s Medical Devices & Diagnostics business where she was directly responsible for coordinating the regulatory strategy for the approval of a wide portfolio of products globally. Prior to that Ms. Baylor-Henry was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche. From 1991-1999, she worked at the U.S. Food and Drug Administration (the “FDA”) where she served in many roles, most notably, FDA’s National Health Fraud Coordinator and, within the Center for Drugs, as the Director of the Division of Drug Marketing, Advertising, and Communications. In addition, Ms. Baylor-Henry is a former President & Board Chair of the Drug Information Association and of the Food and Drug Law Institute. Ms. Baylor-Henry is currently an independent director of Apyx Medical, Paratek Pharmaceuticals and scPharmaceuticals. Ms. Baylor-Henry is also a member of the Board of Directors of several not-for-profit companies, including Mass Eye & Ear Hospital, Howard University and Dress for Success Boston. Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	29

Heinz Mäusli
Director since 2020 Independent 61 years old Committees: Audit Committee Nominating and Corporate Governance Committee Finance and Strategy Committee	Specific Expertise: Mr. Mäusli was chosen as a Director because of his financial and legal background and extensive experience with radiopharmaceutical products.

Heinz Mäusli is a Director and a member of the Audit, Nominating and Corporate Governance and Finance and Strategy Committees, serving on the Board of Directors since June 2020. He is also a member of the Board of Directors of Inventiva SA. He served on the Board of Directors and as the Chairperson of the Audit Committee of Progenics Pharmaceuticals, Inc. (“Progenics”) from November 2019 until its acquisition by the Company. Mr. Mäusli is the former Chief Financial Officer of Advanced Accelerator Applications S.A., where he worked from 2003 to 2018 when the company was acquired by Novartis. Mr. Mäusli previously worked as a management consultant for a number of strategy projects in both Europe and the United States for Accenture and Gemini Consulting, as well as independently. He brings more than 15 years of experience in the molecular nuclear medicine industry, as well as significant management and executive experience. Mr. Mäusli received a Master’s of Business Administration from Columbia University and a Lic. oec. from University of St.Gallen, Switzerland.

Lantheus 2024 Proxy Statement	Proposal 1: Election of Directors	30

Julie McHugh
Director since 2017 Independent 59 years old Committees: Nominating and Corporate Governance Committee (Chair) Talent and Compensation Committee	Specific Expertise: Ms. McHugh was chosen as a Director because of her strong commercial and operational management background and extensive experience in the pharmaceutical industry.

Julie McHugh is a Director and the Chairperson of the Nominating and Corporate Governance Committee and a member of the Talent and Compensation Committee, serving on the Board since January 2017. Ms. McHugh brings over 35 years of experience in the pharmaceutical, biotech and medical devices industries. She served as Chief Operating Officer of Endo Health Solutions, Inc., where she was responsible for the specialty pharmaceutical and generic drug businesses. Prior to that, Ms. McHugh was CEO of Nora Therapeutics, Inc., a venture capital backed biotech startup company focused on developing novel therapies for the treatment of infertility disorders. Previously, she served as Company Group Chairperson for the Worldwide Virology business unit of Johnson & Johnson, and prior to that, she was President of Centocor, Inc., a Johnson & Johnson subsidiary. In this role, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. Ms. McHugh currently serves as Chairperson of the Board of Directors and as a member of the Nominating and Governance Committee and Audit Committee of Ironwood Pharmaceuticals, Inc. and on the Board of Directors of New Xellia Group A/S. Ms. McHugh also serves as a member of the Senior Advisory Board for HealthCare Royalty Partners. She previously served on the Board of Directors of the Biotechnology Industry Organization, the New England Healthcare Institute, the Pennsylvania Biotechnology Association, Evelo Biosciences Inc., Aerie Pharmaceuticals Inc., Trevena Pharmaceuticals, EPIRUS Pharmaceuticals, Inc. and ViroPharma Inc. Ms. McHugh received a Master of Business Administration from St. Joseph’s University and a Bachelor of Science from Pennsylvania State University.

Lantheus 2024 Proxy Statement	Director Compensation	31

Director compensation

As part of its commitment to strong governance, an independent compensation consultant is engaged to review, analyze and make recommendations regarding the Company’s non-employee director compensation program. The review covers the levels of cash and equity compensation that are provided to non-employee directors, as well as the overall design and structure of the program, against the same peer group of public companies used for executive compensation benchmarking purposes. The independent compensation consultant makes recommendations to the Nominating and Corporate Governance Committee, which (in consultation with the Talent and Compensation Committee) recommends to the full Board for approval, any changes to the non-employee director compensation program.

After reviewing the results of a compensation study prepared by Pearl Meyer, the Talent and Compensation Committee’s independent compensation consultant for 2023, the Nominating and Corporate Governance Committee (in consultation with the Talent and Compensation Committee) recommended, and the Board approved, increases in the annual fees and annual equity grants for the Board and certain committees for the April 2022 to April 2024 director term, including an increase to the annual fee for the Chairs of the Finance and Strategy and Science and Technology Committees to match the fee for the Chair of the Nominating and Corporate Governance Committee, as reflected in the table below.

Consistent with this benchmarking exercise, the Board adopted the following plan for annual compensation applicable to each of our non-employee directors. The annual compensation is a combination of cash (paid quarterly in advance and prorated for partial periods of service) for services as a director and, as applicable, a Board committee member, together with equity. The timing of our annual grant of equity to our non-employee directors to align with the timing of our Annual Meeting and the term of service of each non-employee director.

Elements of Director Compensation

Each independent director receives annual compensation in the form of an annual cash retainer and an annual equity retainer as noted below:

Board / Committee	Chair/Lead Independent Director(1)	Member	Grant Date Fair Value of Annual Equity Grant(2)
Board of Directors	$117,500/$95,000	$55,000	$400,000

Audit Committee(3)	$25,000	$12,500	—

Talent and Compensation Committee(4)	$20,000	$10,000	—

Nominating and Corporate Governance Committee(5)	$15,000	$7,500	—

Finance and Strategy Committee(5)	$15,000	$7,500	—

Science and Technology Committee(5)	$15,000	$7,500	—

(1)	The Lead Independent Director receives annual compensation in an amount equal to $95,000 in connection with the increased responsibilities related to the role.

(2)	Increased from $280,000 in 2022.

(3)	Compensation for the members increased from $10,000 in 2022.

(4)	Compensation for the members increased from $7,500 in 2022.

(5)	Compensation for the members increased from $5,000 in 2022.

Non-employee directors are also entitled to reimbursement for out-of-pocket expenses incurred in connection with rendering those services for so long as they serve as directors. Directors who are employees of the Company (i.e., our CEO) do not receive separate or additional compensation for their services as directors or committee members.

Lantheus 2024 Proxy Statement	Director Compensation	32

The following table shows the actual compensation paid to the individuals who served as our non-employee directors In 2023:

Director Compensation

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	Total
Brian Markison(4)	$139,194	$199,953	$199,965	$539,112

Minnie Baylor-Henry (5)	$77,972	$199,953	$199,965	$475,890

Gérard Ber(6)	$70,889	$199,953	$199,965	$470,807

Samuel Leno(7)	$93,389	$199,953	$199,965	$493,307

Heinz Mäusli(8)	$80,083	$199,953	$199,965	$480,001

Julie McHugh(9)	$79,194	$199,953	$199,965	$479,112

Gary Pruden(10)	$93,389	$199,953	$199,965	$493,307

Dr. James Thrall(11)	$83,472	$199,953	$199,965	$483,390

(1)

Ms. Heino did not receive any additional compensation for her service as a director and is not listed in the table above. For information regarding Ms. Heino’s 2023 compensation, see the Summary Compensation Table below.

(2)

The amounts in the stock awards column reflect the aggregate grant date fair value, calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of RSUs (as defined below) granted in 2023, excluding the effect of estimated forfeitures. The aggregate grant date fair value of RSUs is measured based on the closing fair market value of a share of our common stock on the date of grant, multiplied by the number of Shares subject to the award granted. This grant date fair value does not necessarily correspond to the actual value that will ultimately be realized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. The assumptions used in the valuation of stock-based awards are discussed in Note 15 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

(3)

The amounts in the option awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of options granted in 2023. The assumptions used in the valuation of option awards are discussed in Note 15 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

(4)

On May 11, 2023, Mr. Markison was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Mr. Markison held 2,012 unvested RSUs and 3,798 unvested stock options.

(5)

On May 11, 2023, Ms. Baylor-Henry was granted 2,012 RSUs and stock options for 3,798 shares of common stock as her regular annual director grant. As of December 31, 2023, Ms. Baylor-Henry held 2,012 unvested RSUs and 3,798 unvested stock options.

(6)

On May 11, 2023, Dr. Ber was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Dr. Ber held 2,012 unvested RSUs and 3,798 unvested stock options.

(7)

On May 11, 2023, Mr. Leno was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Mr. Leno held 2,012 unvested RSUs and 3,798 unvested stock options.

(8)

On May 11, 2023, Mr. Mäusli was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Mr. Mäusli held 2,012 unvested RSUs and 3,798 unvested stock options.

(9)

On May 11, 2023, Ms. McHugh was granted 2,012 RSUs and stock options for 3,798 shares of common stock as her regular annual director grant. As of December 31, 2023, Ms. McHugh held 2,012 unvested RSUs and 3,798 unvested stock options.

(10)

On May 11, 2023, Mr. Pruden was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Mr. Pruden held 2,012 unvested RSUs and 3,798 unvested stock options.

(11)

On May 11, 2023, Dr. Thrall was granted 2,012 RSUs and stock options for 3,798 shares of common stock as his regular annual director grant. As of December 31, 2023, Dr. Thrall held 2,012 unvested RSUs and 3,798 unvested stock options.

All non-employee directors are subject to the Company’s Stock Ownership and Retention Guidelines described below, which require each director to hold Shares valued at an amount equal to five times the annual cash retainer received for Board services (excluding committee and chair retainers). Until a non-employee director achieves her or his required ownership level, she or he is required to retain 50% of all after-tax Shares issued upon (i) the exercise of any vested Company stock option award (calculated on a net exercise basis) or (ii) the vesting of any other equity award (such as restricted stock awards (“RSAs”), restricted stock units (“RSUs”), performance-based vesting (“PSAs”) and performance-based restricted stock units (“PSUs”)) granted in or after 2019. Our non-employee directors are required to comply with the Stock Ownership and Retention Guidelines within five years of when the Stock Ownership and Retention Guidelines first apply to them. As of December 31, 2023, each of our directors had either already achieved the requirements under the Guidelines or was within the five-year period to comply.

In addition, all directors are subject to the prohibitions on transacting in Company securities described under the heading “Short Term Trading, Hedging and Pledging Prohibition.”

Lantheus 2024 Proxy Statement	Beneficial Ownership	33

Beneficial ownership

Beneficial Ownership of Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of our common stock held by (i) each of our directors, (ii) each of our named executive officers, (iii) our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our common stock. For our directors and officers, except as otherwise indicated in the footnotes below, the information is as of the record date, March 1, 2024. For other shareholders who own more than 5% of our common stock, the information is as of the most recent Schedule 13G filed by each of those shareholders with the SEC.

Beneficial ownership of Shares is determined under the rules of the SEC and generally includes any Shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

Percentage of beneficial ownership is calculated in part based on 68,551,404 Shares outstanding as of March 1, 2024. Shares underlying RSAs or RSUs that are currently vested or that will vest within 60 days of March 1, 2024, and stock options currently exercisable or exercisable within 60 days of the date of this Proxy Statement, are deemed to be outstanding and beneficially owned by the person holding those RSAs, RSUs and options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated, the address for each holder listed below is c/o Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage Ownership
Directors and Named Executive Officers

Mary Anne Heino(1)	737,807	1.1%

Brian Markison(2)	53,974	*

Minnie Baylor-Henry(3)	4,068	*

Gérard Ber(4)	52,072	*

Samuel Leno(5)	73,212	*

Heinz Mäusli(6)	46,273	*

Julie McHugh(7)	28,358	*

Gary Pruden(8)	32,833	*

Dr. James Thrall(9)	32,448	*

Robert J. Marshall Jr.(10)	113,664	*

Paul Blanchfield(11)	78,802	*

Daniel M. Niedzwiecki(12)	45,896	*

Jean-Claude Provost, M.D. (13)	9,459	*

All Directors and Executive Officers as a Group (15 persons)(14)	1,431,559	2.1%

5% Shareholders

BlackRock, Inc.(15)	8,600,964	12.5%

The Vanguard Group, Inc.(16)	6,973,141	10.2%

Janus Henderson Group PLC(17)	3,962,606	5.8%

*	Represents beneficial ownership of less than 1% of our outstanding Shares.

(1)

Includes 43,446 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 89,484 unvested RSUs, PSUs and stock options held by Ms. Heino.

(2)

Includes 36,836 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 137,306 unvested RSUs, PSUs, and stock options held by Mr. Markison.

(3)

Includes 4,068 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Ms. Baylor-Henry.

Lantheus 2024 Proxy Statement	Beneficial Ownership	34

(4)

Includes 21,549 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Mr. Ber.

(5)

Includes 26,479 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Mr. Leno.

(6)

Includes 21,549 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Mr. Mäusli.

(7)

Includes 4,068 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Ms. McHugh.

(8)

Includes 4,068 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Mr. Pruden.

(9)

Includes 4,068 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 2,012 unvested RSUs and 3,798 unvested stock options held by Mr. Thrall.

(10)

Includes 13,788 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 84,299 unvested RSUs, PSUs and stock options held by Mr. Marshall.

(11)

Includes 15,293 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 103,950 unvested RSUs, PSUs and stock options held by Mr. Blanchfield.

(12)

Includes 9,045 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 80,344 unvested RSUs, PSUs and stock options held by Mr. Niedzwiecki.

(13)

Securities are held by Theranostics Consulting SAS (“Theranostics”), of which Dr. Provost serves as the managing partner. Includes 3,178 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 50,461 unvested RSUs, PSUs and stock options held indirectly by Dr. Provost through Theranostics.

(14)

Includes 219,544 Shares issuable upon exercise of outstanding options that were exercisable within the 60-day period following March 1, 2024. Does not include 666,528 unvested RSUs, PSUs and stock options held by our directors and executive officers as a group.

(15)

Based solely on Amendment No. 5 to Schedule 13G filed on January 23, 2024 by BlackRock, Inc. In that filing, BlackRock, Inc. reports sole voting power with respect to 8,483,927 Shares and sole dispositive power with respect to 8,600,964 Shares, and lists its address as 50 Hudson Yards, New York, New York 10001.

(16)

Based solely on Amendment No. 7 to Schedule 13G filed on February 13, 2024 by The Vanguard Group, Inc. In that filing The Vanguard Group, Inc. reports sole dispositive power with respect to 6,775,448 Shares, shared voting power with respect to 124,793 Shares and shared dispositive power with respect to 197,693 Shares and lists its address as 100 Vanguard Blvd., Malvern, PA 19355.

(17)

Based solely on Schedule 13G filed on February 14, 2024 by Janus Henderson Group PLC. In that filing Janus Henderson Group PLC reports shared voting power with respect to 3,962,606 Shares and shared dispositive power with respect to 3,962,606 Shares and lists its address as 201 Bishopsgate, EC2M 3AE, United Kingdom.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”), requires our executive officers, directors, and “beneficial owners” of more than 10% of our common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2023, all transactions were reported on a timely basis except for: a Form 4 by Ms. Baylor-Henry reporting transactions made by an investment advisor in an IRA for Ms. Baylor-Henry’s spouse that was not filed on a timely basis due to the transactions not being reported to Ms. Baylor-Henry at the time of the transaction. Those transactions, as well as prior transactions made by the investment advisor in the IRA during 2022, were subsequently disclosed in a Form 4 filed on October 13, 2023, when the transactions came to Ms. Baylor-Henry’s attention.

Lantheus 2024 Proxy Statement	Proposal 2: Advisory Vote to Approve Executive Compensation	35

Proposal 2: Advisory vote to approve executive compensation

We are seeking your advisory vote as required by Section 14A of the Exchange Act, to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this Proxy Statement. Because your vote is advisory, it will not be binding on the Talent and Compensation Committee or the Board of Directors. However, the Talent and Compensation Committee and the Board will review the voting results and strongly take them into consideration when making future decisions regarding executive compensation.

Our executive compensation program is designed to:

•	enable us to attract, motivate and retain the level of successful, qualified executive leadership talent necessary to achieve our long-term goals;

•	align the economic interests of our executives with those of our shareholders;

•	reward Company and individual performance; and

•	be well understood and perceived as fundamentally fair to all stakeholders, including participants and shareholders.

Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly tied to the achievement of strategic, operational and corporate performance objectives, as well as our relative performance against comparable companies.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Talent and Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving the goals of our executive compensation program.

For the reasons discussed above, the Board of Directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Lantheus Holdings, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement, is hereby APPROVED.”

Vote Required and Board of Directors’ Recommendation

Although the “say-on-pay” vote we are asking you to cast is non-binding, the Talent and Compensation Committee and the Board value the views of our shareholders and will strongly consider the outcome of the vote when determining future compensation arrangements for our executive officers. The resolution will be approved, on an advisory basis, if the votes cast FOR exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will have no effect on the voting of this proposal. We expect to hold an advisory vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur no later than our 2026 Annual Meeting of Shareholders. Accordingly, we expect that the next “say-on-pay” vote will occur at the 2025 Annual Meeting of Shareholders.

Lantheus 2024 Proxy Statement	Executive Compensation	36

Executive compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. The CD&A also describes the process followed by the Talent and Compensation Committee for making pay decisions, and its rationale for specific decisions related to 2023.

Our NEOs for the year ended December 31, 2023, were:

NEO	Title

Mary Anne Heino(1)	Chief Executive Officer

Robert J. Marshall, Jr.	Chief Financial Officer and Treasurer

Paul M. Blanchfield(1)	President

Daniel M. Niedzwiecki(2)	Chief Administrative Officer, General Counsel and Corporate Secretary

Jean-Claude Provost, MD(3)	Chief Medical Officer

(1)

Mr. Blanchfield was promoted to President of the Company and its subsidiaries effective March 20, 2023. With the effectiveness of this appointment, the roles of President and Chief Executive Officer were split, and Ms. Heino continued as the Chief Executive Officer and principal executive officer of the Company.

(2)

Mr. Niedzwiecki was promoted to Chief Administrative Officer effective March 20, 2023. In addition to serving as Chief Administrative Officer, Mr. Niedzwiecki continues to serve as General Counsel and Corporate Secretary of the Company.

(3)	Dr. Provost was appointed to full-time Chief Medical Officer of the Company on January 1, 2023. He previously served as our Interim Chief Medical Officer of the Company since April 4, 2022.

2024 CEO Transition

On March 1, 2024, Ms. Heino retired as Chief Executive Officer and was appointed the Chair of the Board. Effective on the same date, Brian Markison, our former Chair of the Board, was appointed our Chief Executive Officer. Mr. Markison also continues to serve as a member of the Board. Additional details about Mr. Markison’s compensation arrangement can be found under the heading “Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control.”

EXECUTIVE SUMMARY

Business Summary and Performance Highlights

We are the leading radiopharmaceutical-focused Company, delivering life-changing science. We are committed to improving patient outcomes through diagnostics, radiotherapeutics, and artificial intelligence solutions that enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes.

We classify our products into three categories: Radiopharmaceutical Oncology, Precision Diagnostics, and Strategic Partnerships and Other Revenue.

•	Our Radiopharmaceutical Oncology diagnostics and therapeutics candidates help healthcare professionals (“HCPs”) Find, Fight and Follow cancer.

•	Our leading Precision Diagnostic products assist HCPs to Find and Follow diseases, with a focus on cardiology.

•	Our Strategic Partnerships focus on enabling precision medicine by using biomarkers, digital solutions and pharma solutions platforms.

2023 was another stellar year for our Company, highlighted by, but not limited to, the following:

•

We exceeded our Net Revenue and Bonus Earnings per Share (“Bonus EPS”) (each set forth under the heading “2023 Executive Bonus Plan–Corporate Performance Factor and Actual Achievement” below) targets for the year, and we achieved or exceeded each of our strategic objectives for the year.

•

We maintained revenue growth and market leadership with PYLARIFY in the United States amidst new and increased competition. PYLARIFY revenues in 2023 were approximately $851.3 million, an increase of 61.4% over 2022.

Lantheus 2024 Proxy Statement	Executive Compensation	37

•

We enhanced our manufacturing footprint, capacity and redundancy across our positron emission tomography PET manufacturing facilities network by qualifying 20 additional sites and continued to increase PYLARIFY brand awareness within urology, oncology and radiology healthcare professionals.

•

We maintained our market leadership with our Microbubble franchise, as DEFINITY delivered record revenue in 2023 of approximately $280 million, representing an increase of 14.2% over 2022. We also increased production of DEFINITY vials in our on-campus manufacturing facility, which allows for enhanced supply chain redundancy, improved flexibility, and reduced costs.

•	We also continued to progress our Pharma Solutions partnerships with 9 new partnerships in 2023.

•	We executed and integrated, several strategic transactions in line with our portfolio objectives including:

•

the announcement of positive topline results from the Phase 3 SPLASH registrational trial for PNT2002, our PSMA-targeted radiopharmaceutical therapy in development for the treatment of metastatic castration-resistant prostate cancer, in which the study met its primary endpoint;

•

the acceptance by the FDA of our Abbreviated New Drug Application (“ANDA”) for PNT2003, our somatostatin receptor (“SSTR”) therapy with non-carrier added lutetium-177, in development to treat patients with SSTR-positive neuroendocrine tumors; and

•

the acquisition of Cerveau Technologies, Inc. (‘‘Cerveau”), which added MK-6240, an F-18 based tau PET tracer under development for the detecting tau tangles in patients with Alzheimer’s disease, to our biomarker portfolio.

•

Additionally, in January 2024, we entered into multiple strategic agreements with Perspective Therapeutics, Inc., a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body

•

During 2023, we continued our efforts to instill our culture and values throughout our company to ensure we are well-positioned to attract, retain and develop talent. Examples of our successes include: our ranking as 10th among the 100 top women-led businesses in Massachusetts; the completion of a culture survey with 70% employee participation, the introduction of three leadership cohort development programs, a material reduction in attrition rates and the launch of Lantheus’ LinkedIn Life, which showcases our Company’s culture. Our executive team has been extensively involved in these initiatives.

•

We executed our Enterprise Resource Planning (“ERP”) Program and achieved a go-live date of January 1, 2024, implemented, in part, to improve our employee experience, enhance productivity, and enable sustainable business growth. We also launched a modernized cloud-based employee engagement platform intended to enhance productivity, engagement, and collaboration across the organization.

Lantheus 2024 Proxy Statement	Executive Compensation	38

Key Compensation Decisions and Actions

Our executive compensation program has three primary elements: base salary, annual cash incentives in accordance with our Executive Team Incentive Bonus Plan (the “2023 Executive Bonus Plan”), and long-term equity incentives. Each of these elements serves a specific purpose in our compensation strategy. Base salary is an essential component of any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term equity incentives drive our NEOs to focus on long-term sustainable shareholder value creation. Based on our performance, and consistent with the design of our program, the Talent and Compensation Committee made the following executive compensation decisions for fiscal year 2023:

Compensation Area	Highlights

Base Salary

•  Approved merit-based adjustments to base salary in early 2023 in the normal course of our compensation cycle. The adjustments were implemented on March 25, 2023.

•  Certain executives received mid-year salary adjustments based on promotions, role changes, and/or review of additional relevant market data.

2023 Executive Bonus Plan

•  At the beginning of fiscal year 2023, approved the design of the 2023 Executive Bonus Plan (as described in detail under the heading “2023 Executive Bonus Plan” below) that:

¡  utilized financial metrics consisting of Net Revenue and Bonus EPS, as well as certain strategic objectives; and

¡  established individual performance objectives for each NEO.

•  In December 2023, the Talent and Compensation Committee approved minor adjustments to the threshold, target, and maximum performance levels for Net Revenue and Bonus EPS to account for the impact of two transactions that occurred during 2023 that were not anticipated when the original performance levels were established. The adjustments resulted in a minor decrease in payout levels for all our NEOs compared to the payout levels that would have been attained with the original performance levels.

•  In early 2024, the Talent and Compensation Committee reviewed our performance against our corporate metrics and strategic objectives, and each NEO’s performance against their individual performance objectives. Following the Talent and Compensation Committee’s certification of results, our average payout to each NEO under the 2023 Executive Bonus Plan was 151% of target.

Equity Compensation for Fiscal Year 2023

•  Granted annual equity awards to our NEOs in March 2023 consisting of 50% PSUs, 25% RSUs, and 25% stock options.

•  We increased the target equity awards for our NEOs in 2023 in consideration of our strong performance and significant growth in 2022, as well as our market positioning relative to our peer group.

•  Changed the relative Total Shareholder Return (“rTSR”) comparator group for purposes of measuring PSU performance to the S&P 400 Health Care Index to reflect the Company’s shift from the S&P 600 Health Care Index to the S&P 400 Health Care Index during fiscal year 2022.

•  For the PSU awards granted in 2021, we certified our three-year rTSR performance against the S&P 600 Health Care Index, which resulted in the vesting of 200% of the target number of Shares subject to those PSU awards.

Advisory “Say-on-Pay” Vote

Each year, we carefully consider the results of our shareholder “say-on-pay” vote from the preceding year. At our 2023 Annual Meeting of Shareholders, approximately 98% of the votes were cast in favor of the compensation of our NEOs, as disclosed in our 2023 Proxy Statement. The Talent and Compensation Committee considered the results of the 2023 shareholder advisory vote on executive compensation when determining our 2024 executive compensation and will continue to consider our say-on-pay results, as well as feedback we receive throughout the year when making decisions about our executive compensation program.

Lantheus 2024 Proxy Statement	Executive Compensation	39

Key Compensation Governance Attributes

We believe that a sound executive compensation program is grounded in key governance practices. Below is a summary of what we consider to be the good governance features of our executive compensation program:

WHAT GUIDES OUR PROGRAM

Compensation Philosophy

The core philosophy of our executive compensation program is to support our primary objective of being a provider of innovative diagnostics, radiotherapeutics, and artificial intelligence solutions designed to enable clinicians to Find, Fight and Follow disease to deliver better patient outcomes. Specifically, the Talent and Compensation Committee believes the most effective executive compensation program for all executives, including NEOs:

•	enables us to attract, motivate, and retain the level of successful, qualified executive leadership talent necessary to achieve our long-term goals;

•	aligns the economic interests of our executives with those of our shareholders;

•	rewards Company and individual performance; and

•	is well understood and perceived as fundamentally fair to all stakeholders, including executives and shareholders.

While we do not target any specific mix of compensation, it is our intent to have a significant portion of total compensation be variable in nature to promote a pay-for-performance culture. Further, the Talent and Compensation Committee is committed to a program that contains a strong link between achieving our financial and strategic objectives, and compensation earned or awarded to further support this culture.

Our compensation philosophy allows for flexibility in establishing compensation levels and pay mix for executives. This flexibility is important to ensure our executive compensation program is competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our NEOs. The CEO’s target compensation places a greater emphasis on variable compensation than that of the other NEOs because our CEO’s actions have a greater influence on the performance of the Company as a whole. For all NEOs, the mix of target compensation elements is heavily weighted toward variable compensation with a balanced focus on strategic, financial, and stock performance.

The Talent and Compensation Committee considers the following factors when determining compensation for our executive officers, including our NEOs:

•	the executive’s individual performance during the year;

Lantheus 2024 Proxy Statement	Executive Compensation	40

•	her or his projected role and responsibilities for the coming year;

•	her or his actual and potential impact on the successful execution of our strategy;

•	the retentive value of her or his outstanding equity grants;

•	recommendations from the Talent and Compensation Committee’s independent compensation consultant, as well as, for executive officers other than the CEO, recommendations from our CEO;

•	the requirements of any applicable employment agreements;

•	relative pay among the executive officers; and

•	current market conditions and compensation practices, including relative to our peer group of companies used to benchmark compensation.

The weighting of these and other relevant factors is determined on an individual basis for each executive after consideration of the relevant facts and circumstances.

The Talent and Compensation Committee targets the 50th percentile of the market for target compensation opportunities but reserves the right to compensate NEOs above or below that level based on the factors identified above. Further, actual compensation earned can be greater or less than target compensation based on Company and individual performance.

Elements of Compensation

Our executive compensation program is designed to achieve several important objectives, which we articulate in our compensation philosophy above. We accomplish these objectives through different elements of compensation, each with its purpose, operation, and timing. Below is a summary of each of the primary elements of our executive compensation program, the purpose of each such element, and the general timing of when each element is adjusted, or awards are granted, as applicable.

	Pay Element	Payment Form	Description/Objectives	Timing

Fixed	Base Salary	Cash	Fixed amount to attract and retain executive talent needed to achieve our Company objectives and strategy.	Initial base salaries are set at the time of hire and adjustments to base salaries are typically made in the first quarter of each year. The Talent and Compensation Committee may also adjust base salaries at any point during the year as it determines appropriate.

Variable	Executive Bonus Plan	Cash	Performance-based compensation used to motivate and reward individuals to achieve pre-established Company goals and promote individual performance.	Measured and paid out on an annual basis. Goals are typically set in the first 90 days of the year, and payouts are made upon completion of the year, determination of results, and Talent and Compensation Committee approval of payouts.

Variable	Long-Term Incentives	Equity	Variable incentive compensation consisting of a mix of time-based and performance-based equity awards. Promotes performance, supports retention, and creates shareholder alignment.	Generally granted at the time of hire or promotion, and annually following the close of the previous fiscal year.

2023 Total Target Compensation Pay Mix

Our executive compensation program emphasizes variable pay, with a balance of cash incentives and long-term equity. Our 2023 program maintained an emphasis on long-term equity incentives, which represented the largest percentage of total target compensation for our NEOs for 2023. The charts below show the mix of 2023 total target compensation for our CEO and our average for other NEOs.

Lantheus 2024 Proxy Statement	Executive Compensation	41

*	May not add to 100% due to rounding.

The Decision-Making Process

The Talent and Compensation Committee monitors, discusses, reviews, recommends, and approves certain actions related to executive compensation and our overall executive compensation program. The Talent and Compensation Committee uses an independent compensation consultant in nearly all cases to assist the Talent and Compensation Committee in its deliberations and decision-making process. Certain management team members also assist in developing materials and explaining aspects of our compensation program.

•

Role of the Talent and Compensation Committee. The Talent and Compensation Committee is responsible for assisting the Board of Directors in establishing and overseeing our executive compensation program. This includes the following key responsibilities:

•

our strategy and practices relating to human capital management, including with respect to recruitment, hiring, onboarding, management, development, and retention; workplace environment and culture; employee engagement; diversity, equity, inclusion, and belonging; and pay equity;

•	determining and approving the compensation of our CEO and other executive officers;

•	administering our equity and cash incentive compensation plans, including authorizing and granting awards under these plans;

•	overseeing and reviewing the Company’s talent management efforts;

•

overseeing legal and regulatory compliance and risk with respect to employee compensation and certain employee-related matters, including the preparation of any related, required disclosures under SEC and Nasdaq rules; and

•	undertaking succession planning for executive officers other than the CEO (CEO succession planning is the purview of our Nominating and Corporate Governance Committee).

Our Talent and Compensation Committee typically reviews and discusses management’s proposed compensation with our CEO for all executive officers other than our CEO. Following the Talent and Compensation Committee’s discussions with management and consideration of the CEO’s performance and market data provided by Pearl Meyer (described below), the Talent and Compensation Committee then consults with the Board about the compensation of our CEO before approving the CEO’s compensation. The Talent and Compensation Committee meets regularly throughout the year.

•

Role of our CEO. Our CEO reports to our Talent and Compensation Committee on the individual performance and contributions of each of the other executive officers and with the benefit of market data provided by Pearl Meyer, annually makes recommendations to the Talent and Compensation Committee regarding base salary, Executive Bonus Plan performance targets and payouts, and equity awards. The Talent and Compensation Committee reviews and considers those recommendations but ultimately retains full discretion and authority over the final compensation decisions for the executive officers. Our CEO, in consultation with other members of management, also recommends the Company objectives which are used for our Executive Bonus Plan.

Lantheus 2024 Proxy Statement	Executive Compensation	42

•

Role of our Independent Compensation Consultant. Pursuant to its charter, the Talent and Compensation Committee has the sole authority to retain compensation consultants to assist in evaluating executive compensation. For 2023, our Talent and Compensation Committee engaged Pearl Meyer as its independent compensation consultant. Pearl Meyer provides information and advice to our Talent and Compensation Committee on all aspects of the Talent and Compensation Committee’s key responsibilities and attends Talent and Compensation Committee meetings and calls at the request of the Committee. Our Talent and Compensation Committee considered the relationship that Pearl Meyer has with us, the members of our Board, and our executive officers, and, based on its evaluation, the Talent and Compensation Committee has affirmatively determined that Pearl Meyer is serving as an independent and conflict-free advisor to the Talent and Compensation Committee.

Market Benchmarking

Our Talent and Compensation Committee utilizes a compensation peer group (which is reviewed and updated at least annually) and other current market data (which is updated regularly) in making compensation decisions. This information provides context for the Talent and Compensation Committee in setting target compensation levels going forward.

The Talent and Compensation Committee reviews our compensation peer group as part of its annual governance process. In July 2023, the Talent and Compensation Committee conducted an in-depth assessment of our 2022 peer group to evaluate if those companies have kept pace with the change to our business and the evolving market for talent in which we compete. At the recommendation of Pearl Meyer, the Talent and Compensation Committee identified appropriate changes to our 2023 peer group based on the following criteria:

Screening Criteria	Description

Industry	U.S.-based publicly traded companies in the commercial biotechnology, pharmaceutical, healthcare supplies, and life science tools and services sectors

Size	1/3x to 3x Lantheus’ trailing 12 months revenue and enterprise value

Other	Prioritized companies with similar size and valuation characteristics and considered companies with (i) a focus in diagnostics, imaging, injectable products, and/or oncology indications, and (ii) Massachusetts headquarters.

Lantheus 2024 Proxy Statement	Executive Compensation	43

For 2023, the Talent and Compensation Committee’s goal was to ensure more consistency in the peer group following the reconfiguration of our peer group in 2021 and 2022, that was necessitated by our significant growth during those periods. Based on the screening criteria and other factors previously mentioned, Pearl Meyer recommended, and the Talent and Compensation Committee approved, minor changes to our peer group for 2023, which resulted in the removal of Ironwood Pharmaceuticals, Inc., Maravai LifeSciences Holdings, Inc., Pacira BioSciences, Inc., and the addition of Bio-Rad Laboratories, Inc., Bio-Techne Corporation, and BioMarin Pharmaceutical Inc. Our updated peer group is listed below:

The companies included in this 18-company peer group were determined to be reasonably sized relative to Lantheus based on the following statistics*:

Peer Group Statistics	Revenue	Market Capitalization
75th Percentile	$ 1,902M	$10,671M
50th Percentile	$ 1,123M	$ 7,398M
25th Percentile	$ 723M	$ 5,572M
Lantheus Holdings, Inc.	$1,027M	$ 6,322M

*

For both Lantheus and peers, revenue is based on publicly available trailing four quarters data information, generally as of March 31, 2023, and market capitalization is as of June 23, 2023 (the date on which Pearl Meyer formulated its recommended peer group).

As discussed above, the Talent and Compensation Committee reviews data on total compensation and individual elements of compensation (i.e., base salary, and short-term and long-term incentives, each, at target) for similarly-situated positions, compensation program design, and other key compensation program attributes of companies in this peer group. In addition to the publicly available compensation information of our peer group of companies, the Talent and Compensation Committee also utilizes broader market survey data (based on our size and industry) provided by Pearl Meyer to evaluate the competitiveness of compensation levels from time to time and to provide the Talent and Compensation Committee with a composite market perspective and to help inform decision-making relating to the Company’s executive compensation programs. As discussed above, the Talent and Compensation Committee also considers the factors described under the heading “Compensation Philosophy” above in making compensation decisions for individual executive officers.

Lantheus 2024 Proxy Statement	Executive Compensation	44

2023 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salaries

Base salaries provide competitive, fixed compensation to attract and retain talent needed to achieve our Company objectives and strategy. The Talent and Compensation Committee typically reviews and approves our NEOs’ annual base salaries in the first quarter of the year. The Talent and Compensation Committee considers multiple factors in its review, including market data provided by Pearl Meyer, the Company’s needs, and corporate and individual executive performance. The Talent and Compensation Committee may also approve base salary adjustments in connection with other factors, such as promotions or changes in roles and responsibilities. Base salaries for our NEOs as of December 31, 2023, are shown below:

NEO	Base Salary at December 31, 2022	Base Salary at December 31, 2023	% Change
Mary Anne Heino(1)	$840,048	$886,000	5.5%
Robert J. Marshall, Jr.(2)	$507,411	$650,000	28.1%
Paul M. Blanchfield (3)	$508,000	$650,000	28.0%
Daniel M. Niedzwiecki(4)	$490,000	$540,000	10.2%
Jean-Claude Provost, MD(5)	N/A	$540,000	N/A

(1)	Ms. Heino’s base salary was increased to $886,000, effective March 27, 2023, as part of the annual salary review process.

(2)

Mr. Marshall’s base salary was increased to $551,251 effective March 27, 2023, as part of the annual salary review process. His base salary was further increased to $650,000, effective August 28, 2023, to recognize his increased responsibilities and ongoing contributions to the Company.

(3)	Mr. Blanchfield’s base salary was increased to $650,000, effective March 20, 2023, upon his promotion to President.

(4)	Mr. Niedzwiecki’s base salary was increased to $540,000, effective March 20, 2023, upon his promotion to Chief Administrative Officer and his continued role of General Counsel and Secretary.

(5)	Dr. Provost’s base salary was established upon his appointment as our full-time Chief Medical Officer in January 2023.

2023 Executive Bonus Plan

General Design

At the beginning of 2023, the Talent and Compensation Committee established the design parameters for the 2023 Executive Bonus Plan in which all of our executive officers, including our NEOs, participate. The 2023 Executive Bonus Plan is intended to motivate and reward our executives for achievements relative to our corporate and individual objectives and expectations for 2023. The 2023 Executive Bonus Plan consists of the following components:

Payouts under the 2023 Executive Bonus Plan are calculated as follows:

Lantheus 2024 Proxy Statement	Executive Compensation	45

The “Corporate Performance Factor” is comprised of a financial component (weighted 70%) and a strategic component (weighted 30%). The financial component consists of two metrics (Net Revenue and Bonus EPS), and payouts are independently determined for each metric using linear interpolation based on actual performance against a predetermined threshold, target, and maximum performance; payout for a specific metric maybe $0 if performance falls below threshold performance. The strategic component consists of three objectives, and payouts are determined by the Talent and Compensation Committee based on actual achievement. Performance levels for financial metrics are aligned with our Board-approved budget, and strategic objectives are aligned with our Board-approved strategic plan. The Talent and Compensation Committee approves all objectives at the beginning of the fiscal year. The Corporate Performance Factor is further described under the heading “Corporate Performance Factor and Actual Achievement.”

The “Individual Performance Factor” used in determining payouts for any individual executive under the 2023 Executive Bonus Plan is the percentage reflective of that individual’s performance and achievements during 2023, as determined by the Talent and Compensation Committee, as described under the heading “Individual Performance Assessment and Actual Achievement.”

Each of the Corporate Performance Factor and Individual Performance Factor has an achievement range of 0% to 150%. No individual can receive a payout of more than 225% of her or his target bonus. An individual may earn a 0% payout if the Talent and Compensation Committee determines our Corporate Performance Factor to be 0% or determines an Individual Performance Factor to be 0%.

Target Bonus Opportunities

Each NEO has a target bonus opportunity that is expressed as a percentage of her or his annual base salary. The Talent and Compensation Committee set the following target bonus opportunities for each NEO for 2023:

NEO	Base Salary at December 31, 2023	Target Bonus (% Salary)	Target Bonus
Mary Anne Heino	$886,000	100%	$886,000
Robert J. Marshall, Jr.(1)	$650,000	75%	$487,500
Paul M. Blanchfield	$650,000	60%	$390,000
Daniel M. Niedzwiecki	$540,000	50%	$270,000
Jean-Claude Provost, MD	$540,000	50%	$270,000

(1)

Mr. Marshall’s target bonus was increased to 75% of salary in August 2023 in recognition of his increased responsibilities and ongoing contributions to the Company. Prior to this adjustment, Mr. Marshall’s target bonus was 60% of salary.

Corporate Performance Factor and Actual Achievement

Financial Component

The Talent and Compensation Committee selected Net Revenue and Bonus EPS, weighted 40% and 30% of the payout under the Corporate Performance Factor, respectively, as the financial component metrics for 2023. It is our Talent and Compensation Committee’s belief that:

•	Our long-term success depends on our ability to drive sustainable Net Revenue growth; and

•	Bonus EPS (as defined for compensation program purposes) is a key indicator of our operational performance and profitability and is the basis on which shareholders calculate growth expectations.

In February 2023, the Talent and Compensation Committee established the threshold, target, and maximum performance levels for Net Revenue and Bonus EPS based on our external financial guidance and internal Board-approved budget for fiscal year 2023. For both metrics, threshold performance was set at 90% of the target and above our actual performance in 2022, and maximum performance was set at 110% of the target. In December 2023, the Talent and Compensation Committee approved minor adjustments to the threshold, target, and maximum performance levels to reflect the impact of two transactions that occurred during 2023 that were not anticipated when the original performance levels were established. The adjustments resulted in a 0.7% increase in the Net Revenue performance levels and a 2.5% decrease in the Bonus EPS performance levels. The adjusted Bonus EPS threshold remained above our actual performance in 2022.

Lantheus 2024 Proxy Statement	Executive Compensation	46

The threshold, target and maximum performance levels in place at the end of 2023 for Net Revenue and Bonus EPS are set forth in the table below;(1)

Performance Metric	Weighting	Threshold Performance (50% Payout)	Target Performance (100% Payout)	Maximum Performance (150% Payout)
Net Revenue(2)	40%	$1,083M	$1,203M	$1,324M
Bonus EPS(3)	30%	$4.19	$4.66	$5.12

(1)

As described above, Net Revenue and Bonus EPS thresholds were adjusted to exclude the effects of two transactions outside of the ordinary course that occurred during 2023 that were not anticipated when the original performance levels were established.

(2)	“Net Revenue” for purposes of this performance metric means total revenue net of rebates and allowances.

(3)

“Bonus EPS” is used for the Company’s compensation programs and means consolidated net income of the Company, excluding amortization of acquired intangible assets, asset impairment charges, restructuring charges, other charges associated with permitted acquisitions, charges and gains associated with product or business line discontinuance, changes in contingent purchase price, legal settlements and certain debt refinancing costs that constituted one-time, non-recurring charges which do not represent ongoing costs to the business. Investors should note that the definition of Bonus EPS is similar to Adjusted Fully Diluted EPS that we furnish in our earnings release, but Adjusted Fully Diluted EPS excludes share-based compensation expense whereas the Bonus EPS does not.

Lantheus 2024 Proxy Statement	Executive Compensation	47

Strategic Component

The 2023 Executive Bonus Plan contains a strategic component based on performance against our strategic objectives. The strategic component is weighted at 30% of the total payout under the Corporate Performance Factor. Based on the three strategic objectives approved by the Talent and Compensation Committee at the beginning of 2023, which are highlighted below, the Talent and Compensation Committee determined in early 2024 that we had either achieved or exceeded each of our strategic objectives, which resulted in the strategic component being earned at 120% of target.

Weight	Strategic Objective	Achievement	Rating

10%	Position ‘PSMA PET with PYLARIFY’ as the standard of care in the U.S. prostate cancer community	• We maintained revenue growth and market leadership amidst new and increased competition.	Exceeded expectations
		• We increased brand awareness of “PSMA-PET with PYLARIFY”.	Achieved expectations
		• We continued to expand our Pharma Solutions business by entering into additional partnerships, including those incorporating the use of PYLARIFY.	Exceeded expectations
		• Our Digital Solutions team entered into additional customer contracts and delivered a new release for aPROMISE in September 2023 potentially providing additional support for therapeutic trials.	Achieved expectations

10%	Increase utilization of ultrasound enhancing agents while navigating near-term market dynamics	• We continued to educate on the appropriate use of ultrasound enhancing agents for suboptimal echocardiograms and grew the use of DEFINITY within target accounts.	Exceeded expectations
		• We provided appropriate training programs on the proper use of DEFINITY.	Achieved expectations

10%	Execute and integrate strategic transactions in line with portfolio objectives	• We established technical operations, clinical development and commercial cross-functional teams with POINT Biopharma Global Inc. and progressed our PNT2002 and PNT2003 programs.	Achieved expectations
		• We announced positive topline results for SPLASH, in which we met the primary endpoint.	Achieved expectations
		• The FDA accepted our ANDA for PNT2003 and we achieved what we believe to be first to file status for that ANDA.	Achieved expectations

•  We acquired and integrated Cerveau, including completing all technical transfer work, within our target timeframe and budget, and MK-6240 delivered approximately $22 million in revenue in fiscal year 2023.

Exceeded expectations

Total: 30%		Resulting Payout (% of Target)	120%

Lantheus 2024 Proxy Statement	Executive Compensation	48

Based upon our overall performance in 2023, in February 2024, our Talent and Compensation Committee approved a Corporate Performance Factor of 134% of target, as highlighted below:

Performance Metric	Weighting	Target Performance	Actual Performance	Payout as % of Target	Weighted Payout %
Net Revenue	40%	$1,203M	$1,280M	106%	53%
Bonus EPS	30%	$4.66	$5.67	122%	45%
Strategic Component	30%	100%	120%	120%	36%
Corporate Performance Factor:					134%

Without the adjustments to the Net Revenue and Bonus EPS performance levels, the Corporate Performance Factor would have been 135%, slightly higher than the Corporate Performance Factor approved by the Talent and Compensation Committee.

Individual Performance Factor and Actual Achievement

The 2023 Executive Bonus Plan also contained an Individual Performance Factor that aligns each NEO’s incentive compensation outcomes with her or his specific individual performance and achievements during 2023. The Talent and Compensation Committee reviewed the CEO’s assessment of each NEO’s performance and, in consultation with the independent Chairperson of the Board, assessed the CEO’s performance. Each NEO was given an Individual Performance Factor, multiplied by the effective Corporate Performance Factor score, to calculate their 2023 Executive Bonus Plan payout.

The following is a summary of each NEO’s Individual Performance Factor score and the performance and achievements that the Talent and Compensation Committee specifically recognized in determining that Individual Performance Factor score:

NEO	Individual Performance Factor	Talent and Compensation Committee Recognized Achievements

Mary Anne Heino	125%

•   Steered the organization to meet shareholder returns with achievement against our financial targets.

•   Optimized product sales with increased revenue and enhanced manufacturing for our lead products, PYLARIFY and DEFINITY.

•   Focused on culture and the employee experience resulting in significant increase to employee engagement while significantly reducing employee turnover.

•   Modernized the technology stack to enable sustainable business growth for the future.

Robert J. Marshall, Jr.	110%

•   Oversaw another strong year of strategic financial management of our capital structure and balance sheet.

•   Provided executive leadership over the highly complex and successfully executed ERP conversion.

•   Elevated the Compliance and Internal Audit functions in their corporate oversight with excellent employee engagement.

Paul M. Blanchfield	105%

•   Incorporated a rapid uptake of responsibilities in President role with attention to team building throughout his expanded organization.

•   Provided strong leadership over expansion of PYLARIFY team with attention to minimizing disruption.

•   Demonstrated excellent analytical skills routinely applied to business decision making.

Daniel M. Niedzwiecki	105%

•   Elevated the Legal Team from service function to strategic partner throughout the organization.

•   Attracted key talent for critical roles.

•   Assumed leadership of human resources function and has continually executed a plan to re-shape the organizational structure to better meet our current and future needs.

Lantheus 2024 Proxy Statement	Executive Compensation	49

NEO	Individual Performance Factor	Talent and Compensation Committee Recognized Achievements

Jean-Claude Provost, MD	100%

•   Oversaw the filing of the PNT2003 ANDA, which was subsequently accepted by the FDA and believed to be the “first to file”.

•   Progressed our pipeline, including life cycle management for PYLARIFY and further development of FAPi (LNTH-1363S) into clinical trials.

•   Continued to advance our research and development and medical capabilities, consistent with our leadership in radiopharmaceuticals.

Final Payouts under the 2023 Executive Bonus Plan

The approved Corporate Performance Factor and Individual Performance Factors for each NEO produced the following payouts under the 2023 Executive Bonus Plan:

NEO	Base Salary at December 31, 2023		Target Bonus %		Corporate Performance Factor		Individual Performance Factor		Resulting Payout
Mary Anne Heino	$886,000	x	100%	x	134%	x	125%	=	$1,484,050
Robert J. Marshall, Jr.	$650,000	x	75%	x	134%	x	110%	=	$718,575
Paul M. Blanchfield	$650,000	x	60%	x	134%	x	105%	=	$548,730
Daniel M. Niedzwiecki	$540,000	x	50%	x	134%	x	105%	=	$379,890
Jean-Claude Provost, MD	$540,000	x	50%	x	134%	x	100%	=	$361,800

Based on the Talent and Compensation Committee’s certification of results, our NEOs received 146% of their target bonuses on average.

Long-Term Incentives

Long-term equity compensation provides incentives for our NEOs to execute longer-term financial goals that drive shareholder value creation and support the Company’s leadership talent retention objectives. For 2023, our target mix for annual equity awards consisted of PSUs, RSUs, and stock options, as shown below:

Annual grants of PSUs, to the extent earned based on performance, cliff vest on the third anniversary of the grant date, subject to continued service by the award recipient. Annual grants of RSUs and stock options vest in equal installments on each of the first three anniversaries of the grant date, subject to continued service by the award recipient.

In March 2023, in consultation with Pearl Meyer, the Talent and Compensation Committee granted PSUs utilizing the following design:

Lantheus 2024 Proxy Statement	Executive Compensation	50

rTSR is determined by comparing the performance of the Company’s share value (including stock price and the value of distributions made to shareholders) against companies in the S&P 400 Health Care Index over a cumulative three-year performance period measured from January 1, 2023, to December 31, 2025. The relative changes in share prices during the performance period will be measured using an average of the closing prices during the 30 trading days at the beginning and the end of the performance period. The payout schedule determined by the Talent and Compensation Committee for the 2023 PSUs is as follows:

Company’s rTSR Performance	Payout as a Percentage of Target
75th Percentile and Above (maximum)	200%
50th Percentile (target)	100%
25th Percentile (threshold)	50%
Below 25th Percentile	0%

Comparator companies must have measurable data for the duration of the performance period to be used in the final rTSR calculation. In the event the Company’s rTSR percentile rank for the performance period falls between any of the percentiles set forth above (to the extent greater than the threshold and lower than the maximum), the vesting percentage will be determined by linear interpolation between those percentiles.

The target values of long-term incentive (“LTI”) awards for our NEOs in 2023 were as follows:

NEO	Target PSU Value(1) (50% Weight)	Target RSU Value (25% Weight)	Target Stock Option Value (25% Weight)	2023 Approved Target Total LTI Value
Mary Anne Heino	$3,750,000	$1,875,000	$1,875,000	$7,500,000
Robert J. Marshall, Jr.(2)	$1,500,000	$750,000	$750,000	$3,000,000
Paul M. Blanchfield(3)	$1,500,000	$750,000	$750,000	$3,000,000
Daniel M. Niedzwiecki(4)	$800,000	$400,000	$400,000	$1,600,000
Jean-Claude Provost, MD	$800,000	$400,000	$400,000	$1,600,000

(1)

For PSUs, the value shown reflects the approved target PSU value. This is not the grant date fair value under FASB ASC Topic 718 and thus may differ from amounts disclosed in other sections of this Proxy Statement.

(2)

Mr. Marshall also received an award of $325,000 RSUs in August 2023 in recognition of his increased responsibilities and ongoing contributions to the Company. This award is excluded from the table above.

(3)

Mr. Blanchfield’s 2023 Approved Target Total LTI Value consisted of an award of $1,993,610 granted during the annual equity award cycle while he was Chief Operating Officer and an award of $1,006,390 granted on April 15, 2023, following his promotion to President on March 20, 2023. Both awards were divided 50% in PSUs, 25% in RSUs, and 25% in stock options.

(4)

Mr. Niedzwiecki’s 2023 Approved Target Total LTI Value consisted of an award of $1,207,500 granted during the annual equity award cycle while he was Senior Vice President, General Counsel and Corporate Secretary and an award of $392,500 granted on April 15, 2023, following his promotion to Chief Administrative Officer on March 20, 2023. Both awards were divided 50% in PSUs, 25% in RSUs, and 25% in stock options.

Payout of 2021 PSUs

PSUs granted in fiscal year 2021 were measured based on rTSR versus all companies in the S&P 600 Health Care Index over a performance period of January 1, 2021 to December 31, 2023. The structure of the 2021 PSUs, as well as our performance and corresponding payout, is highlighted below:

Company’s rTSR Performance	Peer Group TSR	Payout as a Percentage of Target
75th Percentile	6.1%	200%
50th Percentile	-32.4%	100%
25th Percentile	-65.7%	50%
Lantheus (98th Percentile)	308.9%	200%

Lantheus 2024 Proxy Statement	Executive Compensation	51

In February 2024, the Talent and Compensation Committee certified the rTSR results for the 2021 PSUs and awarded a payout of 200% of target, resulting in certain of our NEOs vesting in the following number of shares:

Name	Target PSUs Awarded	Resulting Share Payout
Mary Anne Heino	81,169	162,338
Robert J. Marshall, Jr.	29,762	59,524
Paul Blanchfield	16,910	33,820
Daniel M. Niedzwiecki	6,466	12,932

Dr. Provost began serving as interim Chief Medical Officer in 2022 and as Chief Medical Officer in 2023, so was not eligible to participate in the 2021 PSU program.

Equity Treatment Upon Retirement

Certain of our equity agreements contain a retirement feature to help facilitate orderly transitions from the Company upon retirement and to provide competitive hiring and retention advantages within our overall compensation program. For executive officers, including our NEOs, who retire from the Company at age 55 or older and who have worked for the Company for at least 10 years (and met any other requirements set forth in the applicable equity agreement) and provide any required notice specified in the applicable equity agreement: vested stock options will have an extended exercise period (through the shorter of the third anniversary of the retirement date or the original award expiration date), and unvested PSUs will continue to remain outstanding and will be earned according to the Company’s actual performance under the PSUs’ original performance measures, performance periods and vesting dates, prorated for the actual number of days the executive officer is employed during the performance period relative to the total number of days in the performance period. For executive officers, including our NEOs, time-based RSUs that are unvested at the time of retirement are forfeited. This feature is included in equity awards made in or after fiscal year 2022.

OTHER PRACTICES, POLICIES, AND GUIDELINES

Stock Ownership and Retention Guidelines

The Company has Stock Ownership and Retention Guidelines (“Guidelines”) intended to promote long-term stock ownership on the part of our CEO and our executive officers who are Senior Vice Presidents or above and directly report to the CEO (which includes all of our NEOs), and all other employees designated in advance by our Talent and Compensation Committee. These executive officers are required to hold (vested) Shares having an aggregate value at least equal to a specified multiple of her or his base salary, as determined by her or his position, as follows:

Role	Stock Ownership Required as a Multiple of Salary
Chief Executive Officer	3x
Other Executive Officers	1x

Until an executive officer achieves her or his required ownership level, she or he is required to retain 50% of all after-tax Shares issued upon (i) exercise of any vested Company stock option award (calculated on a net exercise basis) or (ii) the vesting of any other equity award (such as RSAs, RSUs, PSAs and PSUs) granted on or after 2019. Our executive officers are required to comply with the Guidelines within five years of when the Guidelines first apply to them. As of December 31, 2023, each of our NEOs either already achieved the requirements under the Guidelines or was within the five-year period to comply.

Clawback Policy

Effective October 2, 2023, we amended and restated our existing clawback policy to adhere to the Nasdaq listing standards and the rules of the SEC. This policy requires the Talent and Compensation Committee to recoup certain cash and equity incentive compensation paid to or deferred by certain executives to the extent such compensation has been granted, earned or vested based wholly or in part upon the attainment of certain financial reporting measures in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the clawback policy, the Talent and Compensation Committee will require recoupment if it determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts. The recovery period relates to the three completed fiscal years immediately preceding the restatement date.

Lantheus 2024 Proxy Statement	Executive Compensation	52

Additionally, in the event we are required to prepare an accounting restatement, our clawback policy also provides the Talent and Compensation Committee the discretion to recoup (or require repayment and/or other forfeiture of) additional cash or equity compensation (regardless of whether it is time-based or performance-based) from current executives, including our NEOs, that has been granted, earned or vested based on criteria other than the attainment of certain financial reporting measures.

Our amended and restated clawback policy is included as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Short Term Trading, Hedging and Pledging Prohibition

We have policies and procedures in place that strictly prohibit all directors and employees, including NEOs, and their related parties (i.e., their immediate family members, affiliated investment vehicles and persons who have delegated investment decisions to them) (collectively, “Company Insiders”) from engaging in short-term or speculative transactions in the Company’s securities. These prohibitions are intended to align the interests of Company Insiders with those of all shareholders, mainly by requiring Company Insiders to take on the full risks and rewards of ownership of Company securities, incentivizing directors and officers to improve the Company’s performance, removing undue focus on the Company’s short-term stock market performance (versus the Company’s long-term business objectives) and avoiding the appearance that trading is based on inside information and the appearance of other improprieties.

To those ends, the Company prohibits Company Insiders from:

•	selling Company securities within six months of purchasing Company securities in the open market;

•	holding Company securities in margin accounts;

•	pledging Company securities as collateral for loans or other obligations;

•	transacting Company securities through puts, calls or other derivative securities, on an exchange or in any other organized market;

•	hedging or monetization transactions with Company securities, such as zero-cost collars and forward sale contracts; and

•	engaging in short selling of the Company securities.

The Company does not grant exceptions to these policies and reserves the right to impose sanctions on any Company Insiders who violate these policies, including termination of employment or service for cause. No categories of hedging transactions are specifically permitted.

Severance and “Double Trigger” Change in Control Arrangements

In exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company, we provide our NEOs with severance and “double trigger” change of control benefits in connection with certain qualifying terminations of employment. We believe that providing our NEOs with market-competitive employment protections in the event of certain employment terminations serves as an important retention tool and ensures that they remain dedicated, motivated, and focused on achieving the best results for our shareholders. Additional details on these arrangements can be found under the heading “Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control.”

Benefits

We generally reimburse relocation expenses for newly hired NEOs whom we require to relocate as a condition to their employment with us. We also have, and may in the future, pay local housing expenses and travel costs for a limited time for executives who maintain a primary residence outside of a reasonable daily commuting range to our headquarters prior to that executive’s permanent relocation. We believe that these are typical benefits offered by comparable companies to executives who are asked to relocate and that, if we did not offer such assistance, we would be at a competitive disadvantage in trying to attract talented, in-demand executives who would need to relocate to work for us.

We offer a 401(k) qualified defined contribution plan in which our employees, including our NEOs, are eligible to participate, with a 75% employer match of each participant’s contributions up to 6% of the participant’s eligible compensation. We do not offer any other qualified or non-qualified retirement plans.

Our welfare and employee-benefit programs are the same for all our eligible employees, including our NEOs. Our NEOs do not receive additional employee benefits outside of those offered to our other employees.

Lantheus 2024 Proxy Statement	Executive Compensation	53

Compensation Risk Assessment

Each year, with the assistance of Pearl Meyer, its independent compensation consultant, the Talent and Compensation Committee reviews in depth with management our compensation practices and policies from a risk management perspective. We have reviewed our programs and determined (with Pearl Meyer’s concurrence) that there are no practices or policies that are likely to lead to excessive risk-taking or have a material adverse effect on the Company. Further, we identified the following practices that serve to mitigate risk:

•	We provide a balance of fixed and performance-based variable compensation

•	We make use of several different incentive compensation goals

•	Payouts under our Executive Bonus Plan are generally based on the achievement of multiple challenging performance objectives

•

Our LTI grants vest over appropriate time periods, with stock options and RSUs vesting in three equal annual installments of the grant date, and PSUs cliff vesting after a three-year performance measurement period

•	Our Talent and Compensation Committee has discretion to adjust bonus awards should the objective formula yield an inappropriate result

•	We claw back compensation under certain scenarios

•	We have Stock Ownership and Retention Guidelines for our CEO and Senior Vice Presidents and above who directly report to the CEO

•	We have a prohibition on hedging and pledging of our Company stock

•	All directors serving on the Talent and Compensation Committee are independent

•	We engage and seek the advice of independent compensation consultants

•	We have proper administrative and oversight controls

•	We have an established Talent and Compensation Committee calendar for governance purposes

Impact of Accounting and Tax on the Form of Compensation

The Talent and Compensation Committee and management consider the accounting and, when appropriate, individual and corporate tax consequences of the compensation plans. The Talent and Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC Topic 718, on the Company’s use of long-term equity incentives.

Section 162(m) of the Internal Revenue Code generally limits deductibility by the Company of non-exempt taxable compensation paid to NEOs to a maximum of $1.0 million per annum. The Talent and Compensation Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Talent and Compensation Committee believes that its primary responsibility is to provide an executive compensation program that attracts, motivates, and retains the level of successful, qualified executive leadership talent necessary to achieve our long-term goals. Accordingly, the Talent and Compensation Committee has paid and may, in its judgment, pay compensation that is limited to tax deductibility, in whole or in part.

Equity Grant Timing and Stock Option Exercise Price

The Company’s practice is generally to grant annual stock awards each year on the fifth trading day following the date that the Company files its Annual Report on Form 10-K for the prior fiscal year. The timing is designed to ensure that equity awards are granted after the release of material, non-public information that could result in an increase or decrease in its stock price, even though the dollar value of the equity awards made to award recipients, including our NEOs, is established in advance of the Form 10-K filing. Supplemental stock awards may be granted throughout the year. Such supplemental stock awards are generally made by determining a dollar value of the equity awards to be made, and then issuing the applicable equity award on the 15th day of the month following such determination based on the closing price as quoted on Nasdaq of the Shares on such 15th day (or next applicable trading day if the stock market is closed on the 15th).

Award recipients, including our NEOs, derive value from their stock options based on the appreciation in value of the underlying shares of Company stock. Under our 2015 Equity Incentive Plan, all stock options must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant, which is determined based on the closing price, as quoted on Nasdaq, of the Shares on the date the awards are granted.

Lantheus 2024 Proxy Statement	Executive Compensation	54

Talent and Compensation Committee Report

The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of the SEC’s Regulation S-K and the Talent and Compensation Committee’s Charter. Based on its review and discussion, the Talent and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Talent and Compensation Committee

Gary J. Pruden (Chair)

Minnie Baylor-Henry

Dr. Gérard Ber

Julie McHugh

Dr. James H. Thrall

Lantheus 2024 Proxy Statement	Executive Compensation	55

Summary Compensation Table for Fiscal Years 2023, 2022 and 2021

The following table sets forth certain information with respect to compensation of our named executive officers for the years ended December 31, 2023, and if applicable, 2022 and 2021:

Name Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Mary Anne Heino	2023	$873,628	$0	$8,332,445	$1,874,997	$1,484,050	$13,725	$12,578,845
Chief Executive Officer	2022	$833,035	$0	$5,996,133	$1,249,974	$1,386,079	$14,224	$9,479,445
	2021	$796,773	$0	$4,036,516	$0	$1,332,355	$19,500	$6,185,143

Robert J. Marshall, Jr.	2023	$569,836	$0	$2,528,846	$495,933	$718,575	$12,821	$4,326,011
Chief Financial Officer and Treasurer	2022	$496,246	$50,000	$2,068,648	$431,224	$502,337	$11,164	$3,559,619
	2021	$457,865	$0	$1,480,046	$0	$438,526	$9,547	$2,385,984

Paul M. Blanchfield(6)	2023	$614,500	$0	$3,379,211	$749,918	$548,730	$12,881	$5,305,240
President	2022	$468,624	$0	$1,875,739	$570,615	$480,060	$13,725	$3,408,763
	2021	$414,615	$0	$840,934	$0	$315,084	$4,846	$1,575,480

Daniel M. Niedzwiecki(7) Chief Administrative Officer, General Counsel and Corporate Secretary	2023	$527,500	$0	$1,795,647	$399,990	$379,890	$12,701	$3,115,728
	2022	$446,495	$50,000	$1,259,104	$262,476	$363,825	$11,611	$2,393,512
	2021	$373,575	$0	$512,598	$0	$242,451	$11,072	$1,139,696

Jean-Claude Provost, MD(8) Chief Medical Officer	2023	$540,000	$0	$1,777,514	$399,993	$361,800	$0	$3,079,307

(1)

Bonuses provided in 2022 to Mr. Niedzwiecki in connection with closing of our strategic collaboration with POINT Biopharma Global, Inc. and to Mr. Marshall in recognition of his significant contributions to our credit facility refinancing, convertible note issuance and stock repurchase.

(2)

Reflects the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuation of stock-based awards are discussed in Note 15 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The table below shows the grant date fair value of the PSUs included in the stock awards column for each year, and the maximum grant date fair value assuming that the highest level of performance conditions was achieved:

Name	Grant Date	# of Units Granted	Grant Date Fair Value	Maximum Grant Date Fair Value

Mary Anne Heino
PSUs	3/2/2023	51,124	$6,457,472	$12,914,944
PSUs	3/3/2022	50,070	$4,746,135	$9,492,270
PSUs	3/4/2021	81,169	$2,536,531	$5,073,062

Robert J. Marshall, Jr.
PSUs	3/2/2023	13,522	$1,707,964	$3,415,928
PSUs	3/3/2022	17,274	$1,637,402	$3,274,804
PSUs	3/4/2021	29,762	$930,063	$1,860,126

Paul M. Blanchfield
PSUs	4/17/2023	5,643	$912,925	$1,825,850
PSUs	3/2/2023	13,589	$1,716,427	$3,432,854
PSUs	3/3/2022	13,769	$1,305,164	$2,610,328
PSUs	3/4/2021	16,910	$528,438	$1,056,876

Daniel M. Niedzwiecki
PSUs	4/17/2023	2,201	$356,078	$712,156
PSUs	3/2/2023	8,231	$1,039,658	$2,079,316
PSUs	3/3/2022	10,514	$996,622	$1,993,244
PSUs	3/4/2021	6,466	$202,063	$404,126

Jean-Claude Provost, MD
PSUs	3/2/2023	10,906	$1,377,537	$2,755,074

(3)

The amounts in the option awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, of options granted in 2023. The assumptions used in the valuation of option awards are discussed in Note 15 in our Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023.

(4)

For each of the NEOs, the amounts reported in Non-Equity Incentive Plan Compensation column represent cash payouts made to our NEOs under the Executive Bonus Plan for the applicable year. Payouts under the 2023 Executive Bonus Plan, which were paid in February 2024, are described above under the headings “Corporate Performance Factor and Actual Achievement” and “Individual Performance Factor and Actual Achievement.”

Lantheus 2024 Proxy Statement	Executive Compensation	56

(5)	The amounts shown for 2023 in the “All Other Compensation” columns consist of 401(k) matching contributions.

(6)

Mr. Blanchfield was promoted to President on March 20, 2023. Mr. Blanchfield previously served as our Chief Operating Officer from June 2022 to March 2023 and as our Chief Commercial Officer from January 2020 to June 2022.

(7)

Mr. Niedzwiecki was promoted to Chief Administrative Officer on March 20, 2023 and retained his responsibility as our General Counsel and Corporate Secretary. He previously served as our Senior Vice President, General Counsel and Corporate Secretary.

(8)	Dr. Provost was not on NEO in 2022 or 2021. In accordance with SEC rules, no amounts are shown for him for these years.

Grants of Plan-Based Awards for Fiscal 2023

The table below provides information regarding awards made to our NEOs during 2023 under the 2023 Executive Bonus Plan and our Equity Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Units(3)	All Other Option Awards: # Securities Underlying Options(4)	Exercise Price of Options ($)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
NEO		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mary Anne Heino		$0	$886,000	$1,993,500
	3/2/2023				25,562	51,124	102,248				$6,457,472
	3/2/2023							25,562			$1,874,973
	3/2/2023								44,696	$73.35	$1,874,997

Robert J. Marshall, Jr.		$0	$487,500	$1,096,875
	3/2/2023				6,761	13,522	27,044				$1,707,964
	3/2/2023							6,761			$495,919
	3/2/2023								11,822	$73.35	$495,933
	8/29/2023							4,872			$324,962

Paul M. Blanchfield		$0	$390,000	$877,500
	3/2/2023				6,795	13,589	27,178				$1,716,427
	3/2/2023							6,794			$498,340
	3/2/2023								11,880	$73.35	$498,366
	4/17/2023				2,822	5,643	11,286				$912,925
	4/17/2023							2,821			$251,520
	4/17/2023								5,025	$89.16	$251,552

Daniel M. Niedzwiecki		$0	$270,000	$607,500
	3/2/2023				4,116	8,231	16,462				$1,039,658
	3/2/2023							4,115			$301,835
	3/2/2023								7,196	$73.35	$301,872
	4/17/2023				1,101	2,201	4,402				$356,078
	4/17/2023							1,100			$98,076
	4/17/2023								1,960	$89.16	$98,118

Jean-Claude Provost, MD		$0	$270,000	$607,500
	3/2/2023				5,453	10,906	21,812				$1,377,537
	3/2/2023							5,453			$399,978
	3/2/2023								9,535	$73.35	$399,993

(1)

The dollar amounts in these columns reflect target and maximum payouts under the 2023 Executive Bonus Plan. There is no threshold-level payout under the 2023 Executive Bonus Plan. The maximum payout under the 2023 Executive Bonus Plan is 225% of the target payout, representing the product of (i) a maximum of 150% of the target payout based on achievement of Company corporate performance objectives (this is the Corporate Performance Factor), and (ii) a maximum of 150% of the target payout based on achievement of individual performance objectives (this is the Individual Performance Factor). The actual amount earned by each NEO under the 2023 Executive Bonus Plan is reported under the ‘‘Non-Equity Incentive Plan Compensation’’ column in the Summary Compensation Table above. For additional information about our 2023 Executive Bonus Plan and a discussion of how these amounts are determined, please see the Compensation Discussion and Analysis section titled ‘‘2023 Executive Bonus Plan.”

(2)

The numbers in these columns reflect threshold, target and maximum Shares that may be earned in respect of PSUs granted in 2023, which are eligible to be earned based on our rTSR over a three-year performance period. For additional information about these awards and a discussion of how these amounts are determined, please see the Compensation and Discussion Analysis section titled “Long-Term Incentives.”

(3)

The numbers in these columns reflect the number of RSUs granted to our NEOs in 2023, which vest in three equal annual installments on each of the first three anniversaries of the grant date and are generally subject to continued employment of the NEO.

(4)

The numbers in these columns reflect the number of stock options granted to our NEOs in 2023, which vest in three equal annual installments on each of the first three anniversaries of the grant date and are generally subject to continued employment of the NEO.

(5)	The exercise price of stock options represents the closing stock price on the date of grant of a share of our common stock.

(6)

The dollar amounts in this column have been determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See footnote 2 and footnote 3 to the Summary Compensation Table above for a description of the assumptions used in determining the grant date fair value of these awards and the grant date fair value of PSUs if the maximum level of performance was achieved.

Lantheus 2024 Proxy Statement	Executive Compensation	57

Outstanding Equity Awards at December 31, 2023

The following tables include certain information with respect to equity awards held by our NEOs as of December 29, 2023, the last trading day of fiscal year 2023, based on the closing stock price of a share of our common stock of $62.00 on that date:

		Option Awards				Stock Awards
NEO Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Mary Anne Heino
Options(2)		0	44,696	$73.35	3/2/2033
Options(2)		14,274	28,548	$49.93	3/3/2032
RSUs(3)	3/2/2023					25,562	$1,584,844
RSUs(3)	3/3/2022					16,690	$1,034,780
RSUs(3)	3/4/2021					27,056	$1,677,472
PSUs(4)	3/2/2023							102,248	$6,339,376
PSUs(5)	3/3/2022							100,140	$6,208,680
PSUs(6)	3/4/2021							162,338	$10,064,956
Robert J. Marshall, Jr.
Options(2)		0	11,822	$73.35	3/2/2033
Options(2)		4,924	9,849	$49.93	3/3/2032
RSUs(3)	8/29/2023					4,872	$302,064
RSUs(3)	3/2/2023					6,761	$419,182
RSUs(3)	3/3/2022					5,758	$356,996
RSUs(3)	3/4/2021					9,921	$615,102
PSUs(4)	3/2/2023							27,044	$1,676,728
PSUs(5)	3/3/2022							34,548	$2,141,976
PSUs(6)	3/4/2021							59,524	$3,690,488
Paul M. Blanchfield
Options(2)		0	5,025	$89.16	4/17/2033
Options(2)		0	11,880	$73.35	3/3/2033
Options(2)		1,808	3,617	$70.65	7/15/2032
Options(2)		3,925	7,851	$49.93	3/3/2032
RSUs(3)	4/17/2023					2,821	$174,902
RSUs(3)	3/2/2023					6,794	$421,228
RSUs(3)	7/15/2022					2,141	$132,742
RSUs(3)	3/3/2022					4,590	$284,580
RSUs(3)	3/4/2021					5,637	$349,494
PSUs(4)	4/17/2023							11,286	$699,732
PSUs(4)	3/2/2023							27,178	$1,685,036
PSUs(5)	3/3/2022							27,538	$1,707,356
PSUs(6)	3/4/2021							33,820	$2,096,840

Lantheus 2024 Proxy Statement	Executive Compensation	58

		Option Awards				Stock Awards
NEO Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Daniel M. Niedzwiecki
Options(2)		0	1,960	$89.16	4/17/2033
Options(2)		0	7,196	$73.35	3/2/2033
Options(2)		2,997	5,995	$49.93	3/3/2032
RSUs(3)	4/17/2023					1,100	$68,200
RSUs(3)	3/2/2023					4,115	$255,130
RSUs(3)	3/3/2022					3,505	$217,310
RSUs(3)	5/17/2021					3,031	$187,922
RSUs(3)	3/4/2021					2,156	$133,672
PSUs(4)	4/17/2023							4,402	$272,924
PSUs(4)	3/2/2023							16,462	$1,020,644
PSUs(5)	3/3/2022							21,028	$1,303,736
PSUs(6)	3/4/2021							12,932	$801,784
Jean-Claude Provost, MD
Options(2)		0	9,535	$73.35	3/2/2033
RSUs(3)	3/2/2023					5,453	$338,086
PSUs(4)	3/2/2023							20,812	$1,352,344

(1)	The market value of the unvested RSUs and PSUs was calculated by multiplying the number of awards shown by the closing price of our Shares on December 31, 2023.

(2)	These options vest in three equal installments on each of the first three anniversaries of the grant date and are generally subject to continued employment of the NEO.

(3)	These RSUs vest in three equal installments on each of the first three anniversaries of the grant date and are generally subject to continued employment of the NEO.

(4)

The PSUs granted on March 2, 2023 and April 17, 2023 are earned based on the Company’s rTSR compared to the S&P 400 Health Care Index over a three-year performance period measured from January 1, 2023 to December 31, 2025 and will vest March 2, 2026. The PSUs are reported assuming a maximum level of performance will be achieved and are generally subject to continued employment of the NEO.

(5)

The PSUs granted on March 3, 2022 are earned based on the Company’s rTSR Compared to the S&P 600 Health Care Index over a three-year performance period measured from January 1, 2022 to December 31, 2024 and will vest on March 3, 2025. The PSUs are reported assuming a maximum level of performance will be achieved and are generally subject to continued employment of the NEO.

(6)

The PSUs granted on March 4, 2021 are shown at the maximum level of performance as they were unvested, but tracking above target performance, as of December 31, 2023. The PSUs vested on March 4, 2024, the third anniversary of the grant date, at 200% of target, reflecting the Company’s rTSR performance at the 98th percentile compared to the other companies in S&P 600 Health Care Index over the three-year performance period measured from January 1, 2021 to December 31, 2023.

Lantheus 2024 Proxy Statement	Executive Compensation	59

Option Exercises and Stock Vested for Fiscal 2023

The following table shows the value realized by executive officers upon the exercise of stock options and vesting of RSUs and PSUs during 2023.

	Option Awards		Stock Awards

NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mary Anne Heino	44,484	$2,729,538	209,202	$15,259,194
Robert J. Marshall, Jr.	—	—	53,378	$3,893,391
Paul M. Blanchfield	—	—	18,668	$1,375,714
Daniel M. Niedzwiecki	2,846	$133,819	24,473	$1,860,927
Jean-Claude Provost, MD	—	—	—	—

(1)

Value realized represents the difference between the closing price per share of our common stock on the date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

(2)	Value realized represents the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Employment Agreements; Severance and Potential Payments Upon Termination or Change of Control

Our Chief Executive Officer and our CEO’s direct reports at the Senior Vice President level and above, including Messrs. Marshall, Blanchfield, and Niedzwiecki and Dr. Provost, have entered into severance arrangements approved by the Talent and Compensation Committee, in consultation with Pearl Meyer. In exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company, in the event of a termination of employment without cause or a resignation for good reason, these arrangements provide for the following severance payments and benefits, in each case payable by the Company in substantially equal installments over twelve months following such employee’s separation date, subject to certain exceptions:

•

Non-Change of Control: one times annual base salary, plus a prorated portion of the target annual bonus, as in effect on the date of separation, and an amount equal to the Company’s portion of COBRA premiums for up to 12 months following such termination of employment, in the event that the executive’s employment is terminated without cause or the executive resigns for good reason, in either case, other than after a change of control.

•

“Double Trigger” Change of Control: two times annual base salary, plus two times the full-year target annual bonus, as in effect on the date of termination, and an amount equal to the Company’s portion of COBRA premiums for 24 months following such termination of employment, in the event that the executive’s employment is terminated without cause or the executive resigns for good reason within 12 months of a change of control, with all unvested stock options and other equity-based awards also vesting in full (with performance-based equity awards vesting at target levels of achievement).

Lantheus 2024 Proxy Statement	Executive Compensation	60

The table below quantifies the amounts that would have become payable under each NEO’s employment agreement and equity award agreements if, on December 31, 2023, a change of control had been consummated and the NEO’s employment had been terminated without cause or the NEO resigned for good reason under the severance arrangements described above. Due to the number of factors that affect the nature and the amount of any benefits provided upon the events discussed above, any actual amounts paid may be different. Factors that could affect these amounts include the timing of any such event, the cost of benefits, the NEO’s base salary and our stock price.

	Payments for Termination not in Connection with a Change in Control			Payments for Termination in Connection with a Change in Control
Name Position	Cash Severance(1) ($)	Total Benefits(2) ($)	Total Value ($)	Cash Severance(1) ($)	Value of Accelerated Equity(3) ($)	Total Benefits(2) ($)	Total Value ($)
Mary Anne Heino(4)	$1,772,000	$20,625	$1,792,625	$3,544,000	$15,948,176	$41,249	$19,533,425
Robert J. Marshall, Jr.	$1,137,500	$33,011	$1,170,511	$2,275,000	$5,566,817	$66,022	$7,907,839
Paul M. Blanchfield	$1,040,000	$33,011	$1,073,011	$2,080,000	$4,552,190	$66,022	$6,698,212
Daniel M. Niedzwiecki	$810,000	$34,443	$844,443	$1,620,000	$2,634,138	$68,886	$4,323,024
Jean-Claude Provost, MD	$810,000	$0	$810,000	$1,620,000	$1,014,258	$0	$2,634,258

(1)	Calculated based on annual base salary and full-year annual target bonus at December 31, 2023.

(2)	Total Benefits represent the Company-paid portion of COBRA.

(3)

Amounts in the ‘‘Value of Accelerated Equity” column are calculated based on the closing price of our Shares on December 29, 2023 ($62.00). Includes the value of unvested, in-the-money stock options, unvested RSUs, and unvested PSUs. In-the-money stock option value is calculated by multiplying the number of stock options that would have been eligible for acceleration by the difference between $62.00 and the applicable per share exercise prices of such stock options. Value for RSUs and PSUs is calculated by multiplying the number of RSUs and PSUs eligible for acceleration by $62.00. PSUs are counted using the target amount.

(4)	Ms. Heino retired as CEO effective March 1, 2024.

No compensation is due to our NEOs upon a change of control that is not followed by a qualifying termination of employment, other than as described above or as required by applicable law.

In addition, each of the severance arrangements with our NEOs provides for a modified cut-back in the event that adverse tax consequences are imposed on the receipt of parachute payments by the named executive officer pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). If any payments or benefits from the Company in the nature of compensation that are paid to or for the named executive officer’s benefit, whether paid or payable pursuant to her or his employment agreement or otherwise (each, a “Payment”), would subject the named executive officer to the excise tax under Section 4999 of the Code, then the Payments will be reduced to the greatest amount of the Payments that can be paid that would not result in the imposition of the excise tax (the “Reduced Amount”). However, if the amount of the Payments the NEO would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, then no such reduction will occur.

Employment Agreement for Brian Markison

Brian Markison assumed the role of Executive Chairman effective January 23, 2024 until March 1, 2024, when he became our Chief Executive Officer. In connection with Mr. Markison’s employment as Executive Chairman and Chief Executive Officer, the Company entered into an employment agreement with Mr. Markison, effective as of January 23, 2024 (the “Start Date”). Pursuant to the employment agreement, Mr. Markison’s employment with the Company is on an at-will basis, he will be paid an annual base salary of $950,000 and he will be eligible for an annual bonus of 100% of his base salary based on the achievement of performance targets established by the Talent and Compensation Committee. Additionally Mr. Markison was granted initial equity awards with an aggregate grant date fair value of $8,500,000, which awards were granted at the same time (and on the same basis) as the 2024 annual equity grants to other executives of the Company. These awards consisted of 50% RSUs, which will vest annually on each of the first three anniversaries of the grant date, and 50% PSUs, which, to the extent earned based on performance, will vest on the third anniversary of the grant date. The employment agreement also provides $200,000 as partial reimbursement expenses for Mr. Markison’s relocation to Massachusetts; provided that, in the event of Mr. Markison’s termination by the Company for Cause (as defined in the employment agreement) or by Mr. Markison other than for Good Reason (as defined in the employment agreement) within twelve months after the Start Date, Mr. Markison will be required to return the full amount of such relocation expenses.

Lantheus 2024 Proxy Statement	Executive Compensation	61

Under his employment agreement, in the event of Mr. Markison’s termination by the Company or Mr. Markison for any reason, Mr. Markison will receive any earned, but unpaid, base salary and annual bonus. The employment agreement also provides for severance arrangements generally consistent with those provided to other executives. In exchange for agreeing to be bound by certain restrictive covenants and to provide a release and waiver in favor of the Company, in the event of a termination of employment without cause or a resignation for good reason, Mr. Markison will be entitled to receive the following severance payments and benefits:

•

Non-Change of Control: one times annual base salary, plus a prorated portion of the target annual bonus, as in effect on the date of separation, and an amount equal to the Company’s portion of COBRA premiums for up to 12 months following such termination of employment, in the event that Mr. Markison’s employment is terminated without cause or Mr. Markison resigns for good reason, in either case, other than after a change of control (as described below). Such payments will be payable by the Company in substantially equal installments over 12 months following Mr. Markison’s separation date.

•

“Double Trigger” Change of Control: two times annual base salary, plus two times the full-year target annual bonus, as in effect on the date of termination, and an amount equal to the Company’s portion of COBRA premiums for 24 months following such termination of employment, in the event that the executive’s employment is terminated without cause or the executive resigns for good reason within 3 months before or 12 months after a change of control, with all unvested stock options and other equity-based awards also vesting in full (with performance-based equity awards vesting at target levels of achievement). Such payments will be payable by the Company in a lump sum on the Company’s first regular payroll date following Mr. Markison’s separation date.

In addition, Mr. Markison’s employment agreement provides for a modified cut-back in the event that adverse tax consequences are imposed on the receipt of parachute payments by Mr. Markison pursuant to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

CEO Pay Ratio

Under SEC rules, we are required to disclose the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our other employees. We determined that the 2023 median of the annual total compensation of all our employees who were employed as of December 31, 2023, other than our CEO, Ms. Heino, was $203,447; Ms. Heino’s 2023 annual total compensation was $12,578,845 (as reported on our Summary Compensation Table above). Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of all our other employees was 62 to 1.

To identify the median compensated employee, we used Box 5 W-2 data as our consistently applied compensation measure for all individuals (with the exception of the CEO) employed on December 31, 2023, annualizing such data for those individuals employed less than the full year in 2023. As of December 31, 2023, our total population, excluding our CEO, consisted of 827 employees located in the United States, Canada and Sweden. Pursuant to SEC rules, we excluded 12 employees located in Canada and 14 employees located in Sweden to identify our median paid employee. After applying this exemption, the employee population used for purposes of identifying the median employee consisted of 801 employees. We then calculated the annual compensation of the median employee using the same methodology used to calculate Ms. Heino’s compensation for the Summary Compensation Table.

We believe that the pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, our ratio may not be comparable to the ratios disclosed by other companies based on a number of factors, including differences in employee populations, different geographic distributions of employees, and the nature of the companies’ businesses.

Lantheus 2024 Proxy Statement	Executive Compensation	62

Pay Versus Performance
This section should be read in conjunction with the Compensation Discussion and Analysis section of this Proxy Statement, which includes additional discussion of the objectives of our executive compensation program and how they are aligned with our financial and operational performance.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and our non-PEO
NEOs, as defined by SEC rules, and certain of our financial performance measures. For further information concerning our pay-for-performance
philosophy and how we align executive compensation with the Company’s performance, refer to the
Compensation Discussion and Analysis
section of this Proxy Statement.
Pay Versus Performance Table
The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020 along with the financial information required to be disclosed for each fiscal year:

					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for PEO $	Compensation Actually Paid to PEO (2) $	Average Summary Compensation Table Total for non-PEO NEOs $	Average Compensation Actually Paid to non-PEO NEOs (2) $	LNTH Total Shareholder Return $	Peer Group Total Shareholder Return (3) $	Net Income (in millions) $	Net Revenue (4) (in millions) $

2023	12,578,845	19,689,764	3,956,572	4,739,129	302.29	116.57	326.7	1,296.4

2022	9,479,445	21,038,162	2,968,158	5,209,956	248.46	115.97	28.1	935.1

2021	6,185,143	14,893,417	1,571,289	2,161,359	140.86	145.06	(71.3)	425.2

2020	4,326,357	300,587	1,114,249	601,962	65.77	130.27	(13.5)	339.4

(1)	Mary Anne Heino is the PEO for each covered year. The non-PEO NEOs reflect the following individuals in each year:
2023: Robert J. Marshall, Jr., Paul M. Blanchfield, Daniel M. Niedzwiecki, Jean-Claude Provost, MD;
2022: Robert J. Marshall, Jr., Paul M. Blanchfield, Etienne Montagut, Daniel M. Niedzwiecki;
2021: Robert J. Marshall, Jr., Paul M. Blanchfield, Etienne Montagut, Daniel M. Niedzwiecki, John Bolla, Dr. Istvan Molnar; and
2020: Robert J. Marshall, Jr., John Bolla, Michael P. Duffy, Dr. Istvan Molnar.

Lantheus 2024 Proxy Statement	Executive Compensation	63

(2)	CAP to the PEO and non-PEO NEOs reflects the following adjustments from “total compensation” reported in the Summary Compensation Table:

	2023		2022		2021		2020
	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)	PEO ($)	Average of non-PEO NEOs ($)

Summary Compensation Table Total	12,578,845	3,956,572	9,479,445	2,968,158	6,185,143	1,571,289	4,326,357	1,114,249

Adjustments for Stock and Option Awards: Subtraction: Value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	(10,207,442)	(2,881,763)	(7,246,107)	(2,047,348)	(4,036,516)	(988,038)	(2,895,255)	(541,996)

Addition: Year-end fair value of equity awards granted during the covered fiscal year that were outstanding and unvested at the covered fiscal year end	8,152,008	2,230,819	6,639,815	1,848,646	6,809,771	1,089,451	2,169,385	420,038

Addition (Subtraction): Year-over-year change in fair value at covered fiscal year end of equity awards granted in prior fiscal years that were outstanding and unvested at the covered fiscal year end	4,392,380	834,986	9,278,284	1,770,326	5,429,728	540,943	(2,315,727)	(295,815)

Addition (Subtraction): Change as of the vesting date (from the end of the prior fiscal year) in fair value of equity awards granted in prior fiscal years that vested in the covered fiscal year	4,773,973	598,515	2,886,725	670,174	505,290	85,754	(984,173)	(94,514)

(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	0	0	0	0	0	(138,040)	0	0

Compensation Actually Paid (as calculated)	19,689,764	4,739,129	21,038,162	5,209,956	14,893,417	2,161,359	300,587	601,962
CAP does not correlate to the total amount of cash and equity compensation realized during each fiscal year and is different from “realizable” or “realized” compensation as reported in the Compensation Discussion and Analysis section of this Proxy Statement
.
Instead, it is a nuanced calculation that includes the increase or decrease in value of certain elements of compensation over each fiscal year, including compensation granted in a prior fiscal year, in accordance with Item 402(v) of Regulation
S-K.
Given a significant amount of “Compensation Actually Paid” is dependent on our stock price at a specific point in time, it is important to note that the values could have been significantly different if other measurement dates were chosen. The amount of compensation ultimately received may, in fact, be different from the amounts disclosed in these columns of the Pay Versus Performance Table.

(3)
The peer group (as defined below) TSR set forth in this table utilizes the S&P 400 Health Care Index, which we also utilized as our comparator group for our 2023 rTSR PSUs. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in LNTH and in the S&P 400 Health Care Index. Historical stock price performance is not necessarily indicative of future stock price performance.

The S&P 400 Health Care Index is a new peer group in 2023 for purposes of Pay Versus Performance. In 2022, we utilized the S&P 600 Health Care Index. The peer group change is due to our movement to the S&P 400 from the S&P 600 during fiscal year 2022. If we had continued to utilize the S&P 600 Health Care Index in 2023, Peer Group Total Shareholder Return would be $100.16 for 2023, $102.60 for 2022, $139.26 for 2021, and $131.54 for 2020. These total shareholder return values are calculated as described in the preceding paragraph.

(4)
Net Revenue represents the most important financial performance measure (that is not otherwise required to be disclosed in the Pay Versus Performance Table) used by us to link CAP to our NEOs, including our PEO, to our performance for the most recently completed fiscal year. Net Revenue is equivalent to GAAP Revenue as disclosed in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2023.

Tabular List of Financial Performance Measures
As described in greater detail in the
Compensation Discussion and Analysis
section of this Proxy Statement, our executive compensation program reflects a pay-for-performance
philosophy. We utilize metrics for our short- and long-term incentive compensation program based on an objective of driving profitable growth and increasing shareholder value. Listed below are the financial performance measures which, in our assessment, represent the most important performance measures we used to link CAP in 2023 to our NEOs, including our PEO, to company performance. Of these measures, we have identified Net Revenue as the most important of our financial performance measures.

•	Net Revenue;

•	Bonus EPS; and

•	Relative Total Shareholder Return.

Lantheus 2024 Proxy Statement	Executive Compensation	64

Pay Versus Performance: Graphical Description
The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:

•	the Company’s cumulative Total Shareholder Return (“TSR”) and the S&P 400 Health Care Index’s cumulative TSR;

•	the Company’s Net Income; and

•	the Company’s Net Revenue.
CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income

Lantheus 2024 Proxy Statement	Executive Compensation	65

CAP and Company Net Revenue

Lantheus 2024 Proxy Statement	Executive Compensation	66

Executive Officers

The following table sets forth information regarding our current executive officers as of the date of this Proxy Statement, as well as Amanda Morgan, who will serve as our Chief Commercial Officer effective March 25, 2024.

Executive Officer	Age	Title
Brian Markison	64	Chief Executive Officer; Director
Robert J. Marshall, Jr.	57	Chief Financial Officer and Treasurer
Paul M. Blanchfield	43	President
Etienne Montagut	49	Chief Business Officer
Amanda Morgan	45	Chief Commercial Officer (effective March 25, 2024)
Daniel M. Niedzwiecki	47	Chief Administrative Officer, General Counsel and Corporate Secretary
Dr. Jean-Claude Provost	61	Chief Medical Officer

Information about Brian Markison is provided in “Director Nominee Biographies” above.

Robert J. Marshall, Jr. serves as the Chief Financial Officer and Treasurer. Mr. Marshall joined Lantheus as Chief Financial Officer and Treasurer in September 2018. Mr. Marshall brings to the Company more than 30 years of finance experience, including mergers and acquisitions, capital markets and investor relations. Prior to joining Lantheus, Mr. Marshall spent 16 years with Zimmer Biomet Holdings, Inc., a global medical device company with a leading position in musculoskeletal health. He held various senior leadership roles, including Vice President, Investor Relations and Corporate Treasurer, and most recently Vice President, Americas Finance, for the U.S., Canadian and Latin American commercial markets. Prior to Zimmer Biomet, Mr. Marshall was employed with Brown & Williamson Tobacco, a subsidiary of British American Tobacco, p.l.c., in Louisville, Kentucky, where he held several positions of increasing responsibility. Mr. Marshall holds a Master of Business Administration from Indiana University, South Bend, and a Bachelor of Business Administration in Finance from the University of Notre Dame. He also holds the CFA designation.

Paul M. Blanchfield serves as the President. Mr. Blanchfield joined Lantheus in January 2020 as Chief Commercial Officer. In March 2023, Mr. Blanchfield was promoted to President after having been promoted to Chief Operating Officer in 2022. Throughout his career in healthcare, he has held a variety of leadership roles in sales, marketing, strategy, and operations. Prior to Lantheus, Mr. Blanchfield worked at Takeda Pharmaceuticals Co. where he served as the Head of the U.S. Immunology Business Unit and managed a multi-billion dollar P&L covering multiple rare diseases products. Prior to his time at Takeda, Mr. Blanchfield served in several different roles at Shire Plc across almost 6 years, including as the Head of U.S. Immunology, General Manager of Nordic-Baltics, Head of Corporate Strategy, and Chief of Staff to the CEO. In his time at Shire, Mr. Blanchfield launched multiple products, worked across nine different countries, oversaw a restructuring to increase commercial focus and reduce costs, and led efforts in M&A, corporate defense, integration, and long-term corporate and portfolio strategy. Prior to his time at Shire, Mr. Blanchfield worked at McKinsey & Company for 5 years, where he focused on health care, marketing, and sales. Mr. Blanchfield earned a Master of Business Administration and Master of Arts in Education from Stanford University and an AB in Economics from Duke University.

Etienne Montagut serves as Chief Business Officer. Mr. Montagut joined Lantheus as Senior Vice President, Corporate Development in September 2018. Mr. Montagut is responsible for Business Development, Strategic Planning and Portfolio Management, and has responsibility for Pharma Solutions and Digital Solutions (EXINI). Mr. Montagut brings to the Company more than 20 years of commercial, portfolio management and business development experience. Prior to joining Lantheus, Mr. Montagut spent over six years with GE Healthcare where he held various executive leadership roles, including General Manager, Global SPECT Portfolio & Director of Cardiology (cross-modality), Executive, Global Leader SPECT Neurology & Cardiology, and as Executive, General Manager Molecular Imaging Greater China. Prior to GE Healthcare, Mr. Montagut served in roles of increasing scope and responsibility at Ipsen (Euronext: IPN), a global biopharmaceutical group focused on innovation and specialty care. During his tenure at Ipsen, Mr. Montagut held both commercial and corporate positions, including Head of Corporate Commercial Development, Business Development & Licensing and Portfolio Management after building businesses in the fields of oncology, neurology and primary care in geographies including Eastern Europe, Australia, China and Canada. Mr. Montagut holds a Master of Business Administration from Imperial College, London, and a Master of Business Intelligence from EGE in Paris.

Amanda Morgan will serve as Chief Commercial Officer as of March 25, 2024. Ms. Morgan joined Lantheus in November 2022 as Senior Vice President, Commercial and was promoted to Chief Commercial Officer, effective March 25, 2024. Ms. Morgan is an executive with over 20 years of experience in the healthcare industry, Ms. Morgan is a seasoned commercial leader. Prior to joining Lantheus, she was Chief Revenue and Customer Officer at Acadia Pharmaceuticals, where she successfully led the commercial organization. Prior to her tenure at

Lantheus 2024 Proxy Statement	Executive Compensation	67

Acadia, Ms. Morgan held progressively challenging roles at Shire Plc, including U.S. Head of Sales and U.S. Head of Patient Services, supporting multi-billion-dollar pharmaceutical businesses. Ms. Morgan holds a Bachelor of Business Administration from The University of Iowa.

Daniel M. Niedzwiecki serves as Chief Administrative Officer, General Counsel and Secretary. Mr. Niedzwiecki joined Lantheus in 2013. In March 2023, Mr. Niedzwiecki was promoted to and serves as Chief Administrative Officer, General Counsel and Corporate Secretary and in that role has overseen the Legal, Ethics and Compliance, Enterprise Risk Management, Human Resources and Corporate Communications functions. Mr. Niedzwiecki brings over 20 years of broad and diverse legal and business experience in corporate, securities, capital markets, transactional, commercial, intellectual property, dispute, human capital and compliance matters. Mr. Niedzwiecki has served in positions of increasing responsibilities since originally joining the Company as Assistant General Counsel and Assistant Corporate Secretary. Prior to joining Lantheus, Mr. Niedzwiecki was a private equity and mergers and acquisitions attorney with Weil, Gotshal & Manges and, prior to that, a securities and transactional attorney at Palmer & Dodge. Mr. Niedzwiecki started his legal career clerking for the Honorable Frank H. Freedman of the United States District Court for the District of Massachusetts. Mr. Niedzwiecki received a Juris Doctor from Boston University School of Law and a Bachelor of Arts in Economics from Williams College.

Dr. Jean-Claude Provost serves as Chief Medical Officer. Dr. Provost joined Lantheus as Interim Chief Medical Officer in April 2022 and was appointed Chief Medical Officer in January 2023. Dr. Provost brings to the Company more than 30 years of experience in international development of therapeutic drugs and diagnostic agents, including radiopharmaceuticals and contrast media agents. During his career he has consistently demonstrated successful management of global research and development of products at all phases, from discovery to post-marketing life cycle management. Dr. Provost joined Lantheus from his firm, Theranostics Consulting, where he provided research and development, medical and strategic consulting services to pharmaceutical and biotechnology companies and investment firms. In this capacity, he has advised Lantheus for the last three years. Previously, he was head of global research and development for GE Healthcare’s pharmaceutical diagnostics division. Prior to his tenure at GE Healthcare, he co-founded Smo-Clinica, a contract research organization that specialized in clinical trial patient recruitment and management. He also held several management and clinical research positions with Pfizer, Bayer, Merck-Serono and Synarc-CCBR. Dr. Provost began his career as Research Physician in Clinical Pharmacology at St Antoine University Hospital (Sorbonne University, Paris). He is a member of the Board of Directors of Centre for Probe Development and Commercialization (CPDC), Canada. Dr. Provost holds degrees in Methodology and Statistics and Clinical Pharmacology from the University of Paris and a Doctorate in Medicine from the University Pierre & Marie Curie, Paris.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	68

Proposal 3: Amendment to 2015 Equity Incentive Plan

We are seeking shareholder approval to amend the Lantheus Holdings, Inc. 2015 Equity Incentive Plan (as amended to date, the “2015 Equity Incentive Plan”) to increase the number of Shares reserved for issuance under the 2015 Equity Incentive Plan by an additional 4,000,000 Shares. We are not seeking shareholder approval of any other changes to the 2015 Equity Incentive Plan.

With the continued growth of PYLARIFY and DEFINITY and as we expand through strategic agreements and collaborations, our business is becoming increasingly larger and more complex than before, and the market for talent in the life sciences industry remains extremely competitive. We believe that our continuing ability to offer equity incentive awards under the 2015 Equity Incentive Plan is critical to our ability to attract, motivate and retain key individuals who are important to our long-term success.

Our Board has determined that it is in the best interests of the Company and its shareholders to approve this proposal. As such, the Board has approved the amendment to the 2015 Equity Incentive Plan to increase the number of Shares available thereunder, subject to shareholder approval, and recommends that shareholders vote in favor of this proposal at the Annual Meeting. Shareholder approval of this proposal requires the affirmative vote of a majority of the outstanding Shares that are present in person or by proxy and entitled to vote on the proposal at the Annual Meeting.

If shareholders approve this proposal, the amendment to the 2015 Equity Incentive Plan to increase the number of Shares available thereunder will become effective as of the date of shareholder approval. If shareholders do not approve this proposal, the amendment to 2015 Equity Incentive Plan will not take effect and our 2015 Equity Incentive Plan will continue to be administered in its current form. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2015 Equity Incentive Plan. The remainder of this discussion, when referring to the 2015 Equity Incentive Plan, refers to the amended 2015 Equity Incentive Plan as if this proposal was approved by our shareholders, unless otherwise specified or the context otherwise references the 2015 Equity Incentive Plan prior to this proposed amendment.

Background

The 2015 Equity Incentive Plan was initially adopted in June 2015 with an initial Share reserve of 2,415,277 Shares, which was increased by an additional 2,140,000 Shares in April 2016, by an additional 1,200,000 Shares in April 2017, by an additional 825,000 Shares in April 2019, by an additional 2,600,000 Shares in April 2021 and by an additional 1,750,000 Shares in April 2022, in each case, following Board and shareholder approvals.

Any Shares subject to outstanding awards under the 2015 Equity Incentive Plan that expire or are otherwise forfeited to the Company (other than Shares withheld by the Company to satisfy exercise price or tax withholding payment obligations) become available again for future grant under the 2015 Equity Incentive Plan.

As of March 1, 2024, 39,227 Shares remain available for grant under the 2015 Equity Incentive Plan. Our ability to attract, motivate and retain high-performing employees is vital to our ability to compete successfully in the competitive market for employees. We believe our ability to grant equity incentives as an element of employee compensation is essential for us to remain competitive in attracting and retaining such employees. We believe equity incentives motivate performance and provide an effective means of recognizing employee contributions to the success of the Company. Moreover, equity incentives align the interests of the employees with the interests of our stockholders. Because the 2015 Equity Incentive Plan is the only plan under which we can grant equity incentives, maintaining its viability by increasing the number of shares available for grant is essential for us to be able to continue to use equity incentives to attract, motivate and retain the employees necessary for our future success. If this proposal is not approved by shareholders, we may be required to consider using alternative forms of compensation, such as cash, in place of compensation that would typically be delivered in the form of equity. This could have an adverse impact on our recruitment and retention efforts as well as on our financials.

The Board believes that additional Shares are necessary to meet the Company’s currently anticipated equity compensation needs for approximately the next two years following the Annual Meeting. This estimate is based on a forecast that takes into account, among other things, the anticipated rate of growth in hiring, an estimated range of our stock price over time and our historical forfeiture rates.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	69

Equity Incentive Plan Information as of March 1, 2024

The table below shows, as of March 1, 2024, the Shares reserved for issuance of outstanding awards and available for future grant under each of our equity incentive plans in which our employees and non-employee directors are eligible to participate. These plans consist of the Lantheus Holdings, Inc. 2008 Equity Incentive Plan (“2008 Equity Incentive Plan”), the Lantheus Holdings, Inc. 2013 Equity Incentive Plan (“2013 Equity Incentive Plan”), the Progenics 2005 Stock Incentive Plan and 2018 Performance Incentive Plan (collectively, the “Progenics Equity Incentive Plans”) and the 2015 Equity Incentive Plan. Shares are no longer available for future grant under our 2008 Equity Incentive Plan, our 2013 Equity Incentive Plan or the Progenics Equity Incentive Plans (the “Old Equity Incentive Plans”). Shares subject to outstanding awards under the Old Equity Incentive Plans that expire or are otherwise forfeited to, or repurchased by, the Company do not become available for future grant under the 2015 Equity Incentive Plan.

Total Shares available for future grant under the 2015 Equity Incentive Plan	39,227
Total Shares available for future grant under Old Equity Incentive Plans	0
Total Shares underlying outstanding stock options under all plans	1,341,225
Weighted average exercise price of outstanding stock options under all plans	$53.49
Weighted average remaining contractual life of outstanding stock options under all plans	7.66 years
Total shares subject to outstanding, unvested shares of time-vesting restricted stock and restricted stock units under all plans	1,830,992
Total shares subject to outstanding, unearned (performance condition not satisfied) performance share unit awards under all plans	702,154
Total common shares outstanding	68,551,404

The following table reflects the aggregate number of shares subject to outstanding awards, shares available for future awards under the 2015 Equity Incentive Plan, each as of March 1, 2024, and the additional shares that would be available for future awards if our shareholders approve this proposal, the sum of which is referred to as “overhang,” and the ratio of overhang, before and after giving effect to approval of this proposal, to outstanding common shares as of March 1, 2024.

Shares subject to outstanding awards	3,874,371
Shares available for future grant under the 2015 Equity Incentive Plan	39,227
Total “Overhang” prior to giving effect to approval of this proposal	3,913,598
“Overhang” as a percentage of outstanding shares prior to giving effect to this proposal	5.71%
Shares to be added pursuant to this proposal to be available for future awards	4,000,000
Total “Overhang” after giving effect to approval of this proposal	7,913,598
“Overhang” as a percentage of outstanding shares after giving effect to approval of this proposal	11.54%

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity incentive plans as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)(1)	(b)(2)	(c)

Equity compensation plans approved by security holders(3)(4)	2,797,485	$26.99	2,263,607	(5)

Equity compensation plans not approved by security holders	—	N/A	—

Totals	2,797,485	$26.99	2,263,607

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	70

(1)	Includes 466,039 extended stock options and 2,331,446 outstanding RSUs, PSUs and undated stock options.

(2)	These calculations do not take into account the 2,331,446 Shares subject to outstanding RSUs, PSUs and undated stock options.

(3)	Consists of the 2015 Equity Incentive Plan, 2013 Equity Incentive Plan, 2008 Equity Incentive Plan, the Progenics Equity Incentive Plans and the 2023 Employee Stock Purchase Plan (“2023 ESPP”).

(4)

Under this proposal, we are seeking shareholder approval to amend the 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance under the 2015 Equity Incentive Plan by an additional 4,000,000 Shares. These additional Shares are not reflected in the amounts disclosed.

(5)

Includes Shares available for future issuances of equity awards under the 2015 Equity Incentive Plan. As of December 31, 2023, there were 1,734,144 Shares available for future issuance under the 2015 Equity Incentive Plan and 529,463 Shares available under the 2023 ESPP. As of March 1, 2024, there were 39,227 Shares available for future issuance under the 2015 Equity Incentive Plan and 529,463 Shares available under the 2023 ESPP.

Reasons for Voting for the Proposal

Long-Term Equity is a Key Component of our Compensation Objective

Delivering competitive equity value to our eligible employees is essential to attracting and retaining the quality of talent required for us to achieve our financial, operating and strategic objectives. We compete for this talent with a significant number of biotechnology, pharmaceutical and other life sciences companies throughout the country that offer substantial equity incentives. We strongly believe that hiring and retaining key talent is very much in the interests of our shareholders.

•

Equity awards incentivize our employees to manage our business as owners, aligning their interests with the long-term interest of our shareholders. Equity awards, the value of which depend on our stock performance, and which require continued service and/or performance over long periods of time before any value can be realized, help achieve these objectives and are a key element of our compensation program.

•

Equity awards also reinforce our pay-for-performance culture. As discussed below, most of the compensation paid to our executive officers is variable compensation that includes significant long-term equity grants.

•	Equity awards allow us to preserve our cash resources.

•	We believe that, for investors, a combination of equity and cash compensation optimizes the Company’s valuation and properly incentivizes executives by linking their pay to Company performance.

•

If we do not obtain shareholder approval to increase the available share reserve, the Company anticipates that it will have an insufficient number of Shares to make equity-based compensation a meaningful part of our employees’ and officers’ overall compensation. As such, the Company believes its ability to retain and attract talented employees will be adversely affected.

Our Company is Committed to the Effective Utilization of Shares

The Talent and Compensation Committee has engaged Pearl Meyer, an independent compensation consulting firm, to assist us in our periodic evaluation of market competitive practices and optimal share utilization. At the recommendation of Pearl Meyer, the Talent and Compensation Committee adopted relative Total Shareholder Return goals as the performance metrics under our equity compensation program, rather than specified revenue and adjusted EBITDA performance goals. This metric is intended to align management’s interests with the long-term interests of shareholders, while taking into account competitive compensation practices.

In determining the amount of Share increase requested by this proposal, our Board considered the historical number of equity awards granted by the Company in the past three years, as described in the following table.

Fiscal Year	# Shares Granted	Weighted Average Shares Outstanding at Fiscal Year End	Resulting Burn Rate
2021	1,261,007	67,486,000	1.87%
2022	1,271,673	68,487,000	1.86%
2023	1,408,831	68,266,000	2.06%
Average			1.93%

Our 2015 Equity Incentive Plan is consistent with principles of good corporate governance.

The Board believes that the 2015 Equity Incentive Plan will promote the interests of shareholders and is consistent with principles of good corporate governance, including:

•	No Evergreen Share Pool. The 2015 Equity Incentive Plan does not include an “evergreen” share pool that would increase the number of Shares available without shareholder approval.

•

No Discounted Stock Options or SARs. All stock option and stock appreciation rights awards under the 2015 Equity Incentive Plan must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	71

•

No Repricing. Other than customary antidilution adjustments and adjustments in connection with a change of control, the 2015 Equity Incentive Plan prohibits any repricing of stock options or stock appreciation rights without shareholder approval.

•

No Liberal Share Recycling. Shares underlying stock options and other awards issued under the 2015 Equity Incentive Plan will not be recycled into the Share pool if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of the award.

•

Minimum Vesting Periods. New awards under the 2015 Equity Incentive Plan are subject to a minimum 12-month vesting period (subject to certain exceptions, including for a death, disability, change of control, terminations of employment in connection with a change of control and otherwise for up to 5% of the Shares reserved for issuance).

•	No Dividends on Unvested Awards. Dividend, dividend equivalents and other distributions may not be paid on a current basis on unvested awards.

•

No Single-Trigger Change of Control Acceleration. Awards under the 2015 Equity Incentive Plan do not automatically accelerate upon a change of control (except for awards granted to non-employee directors that have one-year time-based vesting).

The 2015 Equity Incentive Plan Requires Additional Shares to Meet our Forecasted Needs

We expect to grant equity awards consistent with past practice while also considering future hiring needs as they arise. We anticipate limited forfeitures and cancellations under the 2015 Equity Incentive Plan, consistent with our previous history. Forfeitures of awards under our previous equity incentive plans cannot be credited to replenish the Shares available for grant under the 2015 Equity Incentive Plan.

As a result, the Board, based on the recommendation of the Talent and Compensation Committee in consultation with its independent compensation consultant Pearl Meyer, concluded that increasing the number of Shares available for issuance under our 2015 Equity Incentive Plan would provide the Company with the ability to undertake the flexible and balanced approach of using equity and cash compensation as needed to help us retain and motivate employees, which furthers shareholder interests.

Summary of the 2015 Equity Incentive Plan

The following is a summary of the material features of the 2015 Equity Incentive Plan. The summary is qualified in its entirety by the 2015 Equity Incentive Plan as set forth in Appendix A.

Administration

The 2015 Equity Incentive Plan is administered by the Talent and Compensation Committee or another committee of the Board, comprised of no fewer than two members of the Board who are appointed by the Board to administer the plan, or, subject to the limitations set forth in the 2015 Equity Incentive Plan, the Board (the appropriate body is referred to as the “Committee”). Subject to the limitations set forth in the 2015 Equity Incentive Plan, the Talent and Compensation Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2015 Equity Incentive Plan and adopt sub-plans and rules for the administration, interpretation and application of the 2015 Equity Incentive Plan.

Reservation of Shares

Subject to adjustments as described below, the maximum aggregate number of Shares that may be issued pursuant to awards granted under the 2015 Equity Incentive Plan, as amended, will be equal to 14,930,277 (including the 4,000,000 additional Shares proposed to be added pursuant to the amendment to the 2015 Equity Incentive Plan as set forth in this proposal); provided, that no more than 20% of the Shares may be granted as incentive stock options within the meaning of Section 422 of the Code. Any Shares issued under the 2015 Equity Incentive Plan will consist of authorized and unissued Shares or treasury Shares. The closing price of the Shares, as reported on Nasdaq, on March 14, 2024, the last trading day immediately prior to the filing of our Proxy Statement with the SEC, was $59.83 per share.

In the event of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to common stock, or any merger, reorganization, consolidation, combination, spin-off, stock purchase, or other similar corporate change or any other change affecting common stock, equitable adjustments will be made to the number and kind of Shares available for grant, as well as to other maximum limitations under the 2015 Equity Incentive Plan, and the number and kind of Shares or other terms of the awards that are affected by the event.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	72

Share Counting

Awards that are required to be paid in cash pursuant to their terms will not reduce the Share reserve. To the extent that an award granted under the 2015 Equity Incentive Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer Shares than the number underlying the award, settled in cash or otherwise terminated without delivery of the Shares, the Shares retained by or returned to us will (i) not be deemed to have been delivered under the 2015 Equity Incentive Plan, (ii) be available for future awards under the 2015 Equity Incentive Plan, and (iii) increase the Share reserve by one Share for each Share that is retained by or returned to us. Notwithstanding the foregoing, Shares that are (x) withheld from an award or separately surrendered by the participant in payment of the exercise or purchase price or taxes relating to such an award or (y) not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right will be deemed to constitute delivered Shares, will not be available for future awards under the 2015 Equity Incentive Plan and will continue to be counted as outstanding for purposes of determining whether award limits have been attained. If an award is settled in cash, the number of Shares on which the award is based will not count toward any individual Share limit but will count against the annual cash performance award limit. Awards assumed or substituted for in a merger, consolidation, acquisition of property or stock or reorganization will not reduce the Share reserve.

Eligibility

Awards under our 2015 Equity Incentive Plan may be granted to any of our employees, directors, consultants or other personal service providers or any of the same of our subsidiaries. As of March 1, 2024, we had 822 employees and 8 non-employee directors. As of March 1, 2024, approximately 706 of our employees and all 8 of our non-employee directors held outstanding equity awards. We also engage numerous full- and part-time consultants and other service providers, the number of which varies from time to time. Although they are eligible to receive awards under the 2015 Equity Incentive Plan, the Company has not historically made grants to its consultants or other service providers (other than to one consultant) and does not intend to start doing so significantly in the future.

Stock Options

Stock options granted under the 2015 Equity Incentive Plan may be issued as either incentive stock options, within the meaning of Section 422 of the Code, or as nonqualified stock options. The exercise price of an option will be not less than 100% of the fair market value of a Share on the date of the grant of the option. The Talent and Compensation Committee will determine the vesting and/or exercisability requirements and the term of exercise of each option, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Talent and Compensation Committee. The maximum term of an option will be 10 years from the date of grant.

To exercise an option, the participant must pay the exercise price, subject to specified conditions, (i) in cash, or, to the extent permitted by the Talent and Compensation Committee, and set forth in an award agreement, (ii) in Shares, (iii) through an open-market broker-assisted transaction, (iv) by reducing the number of Shares otherwise deliverable upon the exercise of the stock option, (v) by combination of any of the above methods or (vi) by any other method approved by the Talent and Compensation Committee must pay any required tax withholding amounts. All options generally are nontransferable.

Subject to the anti-dilution adjustment provisions and the change in control provisions of the 2015 Equity Incentive Plan, without the prior approval of our shareholders, neither the Talent and Compensation Committee nor the Board will (a) cancel a stock option in exchange for cash or another award when the exercise price per Share under such stock option then exceeds the fair market value of one Share, (b) cause the cancellation, substitution or amendment of a stock option that would have the effect of reducing the exercise price of that stock option or (c) otherwise approve any modification to a stock option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by Nasdaq or other principal exchange on which our common stock is then listed.

Stock Appreciation Rights

A stock appreciation right may be granted either in tandem with an option or without a related option. A stock appreciation right entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a Share on the date of settlement or exercise over the base price of the right, multiplied by the number of Shares as to which the right is being settled or exercised. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the participant or that provides for the automatic payment of the right upon a specified date or event. The base price of a stock appreciation right may not be less than 100% of the fair market value of a Share on the date of grant. The Talent and Compensation Committee will determine the vesting requirements and the term of exercise of each stock appreciation right, including the effect of termination of service of a participant or a change in control. The vesting requirements may be based on the continued

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	73

employment or service of the participant for a specified time period or on the attainment of specified business performance goals established by the Talent and Compensation Committee. The maximum term of a stock appreciation right will be ten years from the date of grant. Stock appreciation rights may be payable in cash or in Shares or in a combination of both. All stock appreciation rights generally are nontransferable.

Subject to the anti-dilution adjustment provisions and the change in control provisions of the 2015 Equity Incentive Plan, without the prior approval of our shareholders, neither the Talent and Compensation Committee nor the Board will (a) cancel a stock appreciation right in exchange for cash or another award when the base price per Share under that stock appreciation right then exceeds the fair market value of one Share, (b) cause the cancellation, substitution or amendment of a stock appreciation right that would have the effect of reducing the base price of that stock appreciation right or (c) otherwise approve any modification to a stock appreciation right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by Nasdaq or other principal exchange on which our common stock is then listed.

Restricted Stock Awards (RSAs)

RSAs represent Shares that are issued subject to restrictions on transfer and vesting requirements. The vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified performance goals established by the Talent and Compensation Committee, and vesting may be accelerated in certain circumstances, as determined by the Talent and Compensation Committee. RSA holders will not be entitled to dividends or other distributions, if at all, until underlying Shares have vested and, unless otherwise set forth in an award agreement, will not have any of the other rights of a shareholder (including, the right to vote), unless and until those Shares vest. Any PSAs will be subject to the same restrictions on transfer and vesting requirements as the underlying RSA. Until the applicable restrictions are removed or have expired, all RSAs are generally nontransferable.

Restricted Stock Units (RSUs)

RSUs provide the participant the right to receive a payment based on the value of a Share. RSUs may be subject to vesting requirements, restrictions and conditions of payment. RSUs may vest based solely on the continued service of the participant for a specified time period. In addition, RSUs may be denominated as PSUs and may vest in whole or in part based on the attainment of specified performance goals established by the Talent and Compensation Committee. The vesting of RSUs and PSUs may be accelerated in certain circumstances, as determined by the Talent and Compensation Committee. RSU and PSU awards will become payable to a participant at the time, or times determined by the Talent and Compensation Committee and set forth in the award agreement, which may be upon or following the vesting of the award. RSU and PSU awards are payable in cash or in Shares or in a combination of both. RSUs and PSUs may be granted together with a dividend equivalent right with respect to the Shares subject to the award. Dividend equivalent rights will be paid at such time as is determined by the Talent and Compensation Committee in its discretion (including without limitation at the times paid to shareholders generally or at the times of vesting or payment of the RSU or PSU. Dividend equivalent rights will be subject to forfeiture under the same conditions as applied to the underlying RSUs or PSUs. All RSUs and PSUs are generally nontransferable.

Cash Performance Awards

A performance award is denominated in a cash amount (rather than in Shares) and is payable based on the attainment of pre-established business and/or individual performance goals. The requirements for payment may be also based upon the continued service of the participant during the performance period, and vesting may be accelerated in certain circumstances, as determined by the Talent and Compensation Committee. All cash performance awards are generally nontransferable. The maximum amount of cash compensation that may be paid to a participant during any one calendar year under all cash performance awards and all other awards that are actually paid or settled in cash is limited to $2.0 million.

Effect of Change in Control

Upon the occurrence of a change in control, as defined in the plan as a “change in control event” under Section 409A of the Code, unless otherwise specifically prohibited under applicable law, or unless otherwise provided in the applicable award agreement, the Talent and Compensation Committee is authorized to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of our outstanding awards (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including, with respect to economic value) for outstanding awards; (iii) accelerated exercisability, vesting and/or payment; and (iv) if all or substantially all of our outstanding Shares transferred in exchange for cash consideration in connection with that change in control: (A) upon written notice, provide that any outstanding stock options and stock appreciation rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or any other reasonable period as determined by the Talent and Compensation Committee (contingent upon the

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	74

consummation of the event), and at the end of that period, those stock options and stock appreciation rights will terminate to the extent not so exercised within the relevant period; and (B) cancellation of all or any portion of outstanding awards for fair value, as determined in the sole discretion of the Talent and Compensation Committee.

Forfeiture

The Talent and Compensation Committee may specify in an award agreement that an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, including termination of service for “cause” (as defined in the 2015 Equity Incentive Plan), violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to our business or reputation. Unless otherwise provided by the Talent and Compensation Committee and set forth in an award agreement, if (i) a participant’s service is terminated for “cause” or (ii) after termination of service for any other reason, the Talent and Compensation Committee determines in its discretion either that, (A) during the participant’s period of service, the participant engaged in an act which would have warranted termination from service for “cause” or (B) after termination, the participant engaged in conduct that violates any continuing obligation or duty of the participant set forth in any executive or restrictive covenant agreement to which the participant is a party in favor of us or any of our subsidiaries, that participant’s rights, payments and benefits with respect to that award may be subject to cancellation, forfeiture and/or recoupment.

Right of Recapture; Parachute Payments

If a participant receives compensation pursuant to an award calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of that compensation, the participant will, upon our written request, forfeit and repay to us the difference between what the participant received and what the participant should have received based on the accounting restatement, in accordance with (i) our comprehensive clawback policy (as described under the heading Compensation Disclosure and Analysis – Other Practices, Policies, and Guidelines – Clawback Policy” above) and any other compensation recovery, “clawback” or similar policy, as may be in effect from time to time, and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the Dodd-Frank Act.

Notwithstanding anything to the contrary contained in the 2015 Equity Incentive Plan, in the event the receipt of all payments or distributions by us in the nature of compensation to or for a participant’s benefit, whether paid or payable pursuant to this plan or otherwise (a “Payment”), would subject the participant to the excise tax under Section 4999 of the Code, the Payments will be reduced to the greatest amount of the Payments that can be paid and would not result in the imposition of the excise tax (the “Reduced Amount”), however, if the portion of the Payments the participant would receive after payment of all applicable taxes, including any excise taxes, is greater than the Reduced Amount, no such reduction will occur.

Tax Withholding

We have the power and the right to deduct or withhold automatically from any amount deliverable under an award or otherwise, or require a participant to remit to us, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2015 Equity Incentive Plan. With respect to required withholding, participants may elect (subject to our automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the 2015 Equity Incentive Plan, in whole or in part, by the methods described in the 2015 Equity Incentive Plan applicable to the payment of the exercise price in connection with stock option exercises.

In 2019, we began requiring certain senior executives to cover tax liabilities resulting from the vesting of their equity awards pursuant to sell-to-cover transactions in compliance with Rule 10b5-1 to preserve cash that the Company must remit to tax authorities that it would otherwise fund from cash on hand. In 2024, we determined it was in the best interests of the Company to withhold automatically a number of awards sufficient to cover tax liabilities resulting from the vesting of their equity awards and to deliver the vested shares to those senior executives net of the withheld amounts.

Deferrals of Payment

The Talent and Compensation Committee may in its discretion permit participants in the 2015 Equity Incentive Plan to defer the receipt of payment of cash or delivery of Shares that would otherwise be due by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an award or an election to receive Shares (in lieu of compensation otherwise payable in cash) on a deferred basis in accordance with the terms of the 2015 Equity Incentive Plan; provided, however, that discretion will not apply in the case of a stock option or stock appreciation right.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	75

Trading Policy Considerations

Stock option exercises and other awards granted under the 2015 Equity Incentive Plan is subject to our insider trading policy, Stock Ownership and Retention Guidelines (as described above) and other trading or ownership policy related restrictions, terms and conditions as in effect, from time to time.

Term, Amendment and Termination

The 2015 Equity Incentive Plan, as amended by the amendment described in this Proxy Statement, will be effective as of the date on which shareholders approve it. The Board may amend, modify, suspend or terminate the 2015 Equity Incentive Plan at any time. However, no termination or amendment of the 2015 Equity Incentive Plan will adversely affect any award granted beforehand without the consent of the participant or the permitted transferee of the award; except as otherwise provided in the 2015 Equity Incentive Plan or determined by the Talent and Compensation Committee to be necessary to comply with applicable laws. The Board may seek the approval of any amendment by our shareholders to the extent it deems necessary or advisable for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of Nasdaq or for any other purpose.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the 2015 Equity Incentive Plan. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Further, the summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2015 Equity Incentive Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than incentive stock options). In general, a participant has no taxable income upon the grant of a non-qualifying stock option (an “NQSO”) but realizes income in connection with the exercise of the NQSO in an amount equal to the excess (at the time of exercise) of the fair market value of the exercised Shares over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the Shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

Incentive Stock Options. In general, a participant realizes no taxable income upon the grant or exercise of incentive stock options (an “ISO”). However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of Shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the fair market value of the Shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the Shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of Shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Stock Appreciation Rights. The grant of a stock appreciation right (a “SAR”) does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for Shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

RSAs. A participant who is awarded or purchases Shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the Shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the Shares as of the time of acquisition less any price paid for the Shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of Shares awarded under the 2015 Equity Incentive Plan, the holding period in the Shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the Shares equals the amount paid for the Shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the Shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the Shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Lantheus 2024 Proxy Statement	Proposal 3: Amendment to 2015 Equity Incentive Plan	76

RSUs. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting and settlement (and a corresponding deduction is generally available to the Company), unless she or he has made a proper election to defer receipt of the Shares (or cash if the award is cash settled) under Section 409A of the Code. If the Shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Compensation resulting from awards made under the 2015 Equity Incentive Plan to our chief executive officer, our chief financial officer and certain other current and former executive officers, to the extent such individual’s aggregate compensation from the Company exceeds $1 million in a given year, generally will be non-deductible to the Company under Section 162(m) of the Code. While our Talent and Compensation Committee intend to consider the potential impact of Section 162(m) on awards granted under the 2015 Equity Incentive Plan, we will retain discretionary authority to provide compensation that is not deductible in whole or in part under Section 162(m).

Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company. However, as described above, the 2015 Equity Incentive Plan provides any Payment would be reduced so that no portion of the Payment is non-deductible under Section 280G of the Code unless, after payment of all applicable taxes, including any excise taxes, the amount the participant would receive is greater than the Reduced Amount.

Plan Benefits

Grants under the 2015 Equity Incentive Plan, as proposed to be amended, will be made at the discretion of the Talent and Compensation Committee. Because we cannot presently determine the number of Shares underlying, or the timing, types, exercise/base prices or vesting and other provisions of, grants to be made to participants under the 2015 Equity Incentive Plan, as proposed to be amended, it is not possible to determine the value of benefits that may be obtained by directors, executive officers and other employees under the 2015 Equity Incentive Plan.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to the 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance under that plan by 4,000,000 Shares requires the affirmative vote of the holders of a majority of the Shares present in person or represented by proxy and voting on the matter. Abstentions and broker non-votes will not be counted as Shares voting on that matter and accordingly will have no effect on the approval of this Proposal 3.

Lantheus 2024 Proxy Statement	Proposal 4: Ratification of Independent Auditors	77

Proposal 4: Ratification of independent auditors

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Although shareholder ratification of the appointment of Deloitte is not required by law, we are submitting the appointment to our shareholders for ratification as a matter of good corporate governance.

Representatives of Deloitte are expected to attend the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

The ratification of the appointment of Deloitte requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If shareholders do not ratify the appointment of Deloitte, then the Audit Committee will reconsider the appointment. Even if shareholders ratify the appointment of Deloitte, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Lantheus 2024 Proxy Statement	Proposal 4: Ratification of Independent Auditors	78

Deloitte Fees

The following table presents aggregate fees billed to the Company for services rendered by Deloitte during the years ended December 31, 2023 and 2022:

Fees	Year Ended December 31,
	2023	2022
Audit fees(1)	$1,476,670	$1,451,950
Audit-related fees	—	—
Tax fees(2)	—	—
All other fees(3)	$1,895	$1,895
Total	$1,478,565	$1,453,845

(1)

Audit fees are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings, registration statements filed with the SEC or engagements.

(2)	Tax fees are fees billed for professional services for tax compliance, tax advice and tax planning services.

(3)	All other fees comprised fees billed for professional services relating to regulatory consulting and a software subscription for an accounting and research tool.

Audit Committee Pre-Approval Policies

The services provided by Deloitte were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the services described above is compatible with maintaining the independence of the independent registered public accounting firm and has determined that the provision of these services has not adversely affected Deloitte’s independence. The Audit Committee approved 100% of the services covered by audit fees, audit-related fees, tax fees and all other similar fees.

Lantheus 2024 Proxy Statement	Proposal 4: Ratification of Independent Auditors	79

Audit Committee Report

The information contained in this report will not be deemed “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and this information will not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the Company specifically incorporates this information by reference in that filing.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The Audit Committee assists in the Board’s oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence and the performance of the Company’s independent auditors.

The Audit Committee currently consists of Messrs. Leno (Chairperson), Mäusli and Pruden, each of whom is independent under Nasdaq and SEC rules.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and Deloitte. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 13001, as amended “Communications with Audit Committees,” as adopted by the PCAOB and the SEC.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence.

Based on that review, discussions and disclosure, the Audit Committee recommended to the Company’s Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

The Audit Committee

Samuel Leno, Chair

Heinz Mäusli

Gary J. Pruden

Lantheus 2024 Proxy Statement	Questions and Answers about the Annual Meeting	80

Questions and Answers about the Annual Meeting

Below are answers to common questions shareholders may have about the Notice, this Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (if you request paper copies) and a proxy card/voting instruction form (collectively, the “Proxy Materials”) and the Annual Meeting.

What am I voting on?

You are voting on the following proposals at the Annual Meeting:

•	the election of three Class III directors to our Board of Directors;

•	the approval, on an advisory basis, of the compensation paid to our named executive officers (commonly referred to as “say-on-pay”);

•	the approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Our Bylaws require that we receive advance notice of any proposals to be brought before the Annual Meeting by our shareholders. Other than with respect to the shareholder proposal listed above, we have not received any such proposals, and we do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by the Board will have discretion to vote on those matters.

Who is soliciting my vote?

The Board is soliciting your vote at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“FOR” the election of each of the three nominees for Class III directors to our Board of Directors;

•	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers;

•	“FOR” the approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder; and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.

Who may vote at the meeting?

Holders of Shares as of the close of business on March 1, 2024 (the “Record Date”) may vote at the Annual Meeting.

How many Shares may be voted at the Annual Meeting?

Only shareholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 68,551,404 Shares entitled to vote at the Annual Meeting.

How many votes do I have?

Holders of our common stock are entitled to one vote for each Share held as of the Record Date. We do not have cumulative voting.

Lantheus 2024 Proxy Statement	Questions and Answers about the Annual Meeting	81

How will my Shares be counted as “present” at the Annual Meeting, and how many votes must be present to hold the Annual Meeting?

Your Shares are counted as “present” at the Annual Meeting if you attend the Annual Meeting and vote in-person or if you properly return a proxy to vote your Shares by Internet, telephone or mail (as described below). In order for us to hold our Annual Meeting, holders of a majority of our outstanding Shares as of the Record Date must be present in person or by proxy at the Annual Meeting. This majority is referred to as a quorum. Abstentions and broker non-votes will be counted as Shares present to determine whether a quorum exists to hold the Annual Meeting.

What vote is required for each proposal?

The following votes are required to approve each proposal:

Proposal	Vote Required for Approval

Proposal 1: Election of Class III directors	A majority of the votes properly cast.

Proposal 2: Advisory vote on executive compensation	No vote is required for approval, as this is an advisory vote.

Proposal 3: The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	A majority of the votes properly cast.

Proposal 4: Ratification of the Company’s independent registered public accounting firm	A majority of the votes properly cast.

Notwithstanding the voting requirements described above, our Board and its committees value the opinions of shareholders and will strongly consider the results of these votes in making future decisions relating to director elections, executive compensation arrangements and retention of our independent auditor.

How are abstentions and broker non-votes counted?

Abstentions (that is, Shares present at the meeting in person or by proxy that are voted “ABSTAIN”) and broker non-votes (explained below) are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast “FOR” or “AGAINST.”

What is the difference between a shareholder of record and a beneficial owner of Shares held in street name?

Shareholder of Record. If your Shares are registered directly in your name with our transfer agent, Computershare, then you are a “shareholder of record.”

Beneficial Owner of Shares Held in Street Name. If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a “beneficial owner of Shares” held in “street name.” In that case, the organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the Shares you hold in your account.

How do shareholders of record vote?

There are four ways for shareholders of record to vote:

•	By Telephone: Follow instructions on the proxy card/instruction form. You will need the unique control number for your Shares located on the proxy card/voting instruction form.

•

Via the Internet: You may vote by Internet until 11:59 p.m. (Eastern Time) on April 24, 2024, which is the day before the Annual Meeting, by visiting www.proxypush.com/LNTH and entering the unique control number for your Shares located on the proxy card/voting instruction form.

Lantheus 2024 Proxy Statement	Questions and Answers about the Annual Meeting	82

•

By Mail: You may vote by filling out, signing and dating the enclosed proxy card and returning it to the envelope provided. The completed proxy card must be received by the close of business on April 24, 2024, which is the day before the Annual Meeting.

•

In Person: You may also vote your Shares during the Annual Meeting by completing a ballot at the Annual Meeting if attending in person or by following the instructions available on the meeting website during the meeting if attending virtually.

When and where will the Annual Meeting be held?

The Annual Meeting will convene at 10:30 a.m. (Eastern Time) on Thursday, April 25, 2024 in person in the Franklin Room at The Langham, Boston, 250 Franklin St, Boston, MA 02110, United States in an in-person and virtually in a live webcast meeting format. Because the Annual Meeting is being conducted in person and via live webcast, Lantheus shareholders will be able to either physically or virtually attend the meeting.

May I see a list of shareholders entitled to vote as of the record date?

Yes. We will make a list of shareholders entitled to vote at the Annual Meeting available electronically for examination by any shareholder for any purpose germane to the Annual Meeting for a period of 10 days ending on the day before the Annual Meeting date. Please contact our Investor Relations department at 978-671-8842 or ir@lantheus.com if you wish to inspect the list of shareholders entitled to vote at the Annual Meeting prior to the Annual Meeting.

Do I need to register to attend the live webcast of the Annual Meeting?

Yes. You must register to attend the Annual Meeting at www.proxydocs.com/LNTH. You will be asked to provide the control number found on your proxy card or voting instruction form. After completion of your registration, you will be emailed further instructions, including a unique link to access the virtual meeting.

How do I submit questions for the Annual Meeting?

If you wish to submit a question in advance of or during the Annual Meeting, you may submit a question at www.proxydocs.com/LNTH after logging in with the control number found on your proxy card or voting instruction form.

We are committed to ensuring that shareholders attending the live webcast of the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We will try to answer as many shareholder-submitted questions as time permits, provided that we reserve the right to edit inappropriate language, or to exclude questions that are determined by the Chairperson of the Annual Meeting to not be pertinent to meeting matters or otherwise inappropriate. If substantially similar questions are received, we will group such questions together and provide a single response to avoid repetition. We may post questions and answers if applicable to our business on the Company’s investor relations website at https://investor.lantheus.com following the Annual Meeting.

Who do I contact if I am encountering difficulties attending the meeting online?

We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the Annual Meeting on the meeting website. The meeting website will be provided to you upon registering for the Annual Meeting. If you encounter any difficulties during the meeting, please call the toll-free phone number provided to you in an email that you will receive one hour before the Annual Meeting.

How does the Board recommend that I participate at the Annual Meeting?

Whether or not you plan to attend the Annual Meeting, we encourage you to vote ahead of time via the Internet, by telephone or by mail so that your Shares will be voted in accordance with your wishes even if you later decide to attend the Annual Meeting.

How do beneficial owners of Shares held in street name vote?

If you hold your Shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow the instructions of the organization that holds your Shares.

Can I change my vote after submitting a proxy?

Shareholders of record may revoke their proxy before the Annual Meeting by (i) delivering to Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: Corporate Secretary, a written notice stating that a proxy is revoked, by signing and delivering a proxy bearing a later date, (ii) by voting again by Internet or by telephone, or (iii) by attending the Annual Meeting and voting in person or by attending the Annual Meeting virtually and voting online during the Annual Meeting.

Street name shareholders who wish to change their votes should contact the organization that holds their Shares.

Lantheus 2024 Proxy Statement	Questions and Answers about the Annual Meeting	83

If I hold Shares in street name through a broker, can the broker vote my Shares for me?

If you hold your Shares in street name and you do not vote, the broker or other organization holding your Shares can vote on certain “routine” proposals but cannot vote on other proposals, as follows:

Proposal	Considered a “Routine” Proposal?	If you hold Shares in street name and do not vote on a Proposal, then your Shares

Proposal 1: Election of Class III directors	No	will be counted as “broker non-votes” for that proposal

Proposal 2: Advisory vote on executive compensation	No	will be counted as “broker non-votes” for that proposal

Proposal 3: The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	No	will be counted as “broker non-votes” for that proposal

Proposal 4: Ratification of the Company’s independent registered public accounting firm	Yes	may be voted by your broker or other organization holding your Shares

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC to report the final voting results from the Annual Meeting within four business days of the Annual Meeting.

I share an address with another shareholder. Why did we receive only one set of Proxy Materials?

Some banks, brokers and nominees may be participating in the practice of “householding” Proxy Materials. This means that only one copy of the Proxy Materials may be sent to multiple shareholders in your household. If you hold your Shares in street name and want to receive separate copies of the Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker or other organization that holds your Shares.

Upon written or oral request, the Company will promptly deliver a separate copy of the Proxy Materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Proxy Materials, you can contact our Investor Relations department at 978-671-8842 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: Investor Relations.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Members of the Board, officers and employees of the Company and, potentially, a third-party proxy solicitor, may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. If we decide to retain a third-party proxy solicitor, we would expect to pay it no more than $15,000 for any proxy solicitation services it renders. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions. If you choose to access the Proxy Materials or vote over the Internet, you are responsible for any Internet access charges that you may incur.

Who should I contact if I have additional questions?

If you have additional questions, you can contact our Investor Relations department at 978-671-8842 or ir@lantheus.com or by writing to Lantheus Holdings, Inc., 201 Burlington Road, South Building, Bedford, MA 01730, Attention: Investor Relations. Shareholders who hold their Shares in street name should contact the organization that holds their Shares for additional information on how to vote.

Lantheus 2024 Proxy Statement	Questions and Answers about the Annual Meeting	84

ADDITIONAL INFORMATION

Procedures for Submitting Shareholder Proposals

Shareholder proposals intended to be presented at the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Corporate Secretary at our principal executive offices no later than November 15, 2024 in order to be included in our proxy materials for that meeting. These proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our Bylaws.

Under our Bylaws, shareholder proposals submitted for consideration at our 2025 Annual Meeting, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on December 26, 2024 and not later than the close of business on January 25, 2025. However, if our 2025 Annual Meeting occurs more than 30 days before or 60 days after April 25, 2025, proposals must be delivered not less than 90 days or more than 120 days before the annual meeting date or, if the first public announcement of the annual meeting date is less than 100 days prior to the annual meeting date, then no later than the 10th day following the date of the first public announcement of the annual meeting date.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 24, 2025. If the date of the 2025 Annual Meeting is more than 30 days before or after April 25, 2025, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after we first publicly announces the date of the meeting.

Our Bylaws provide a proxy access provision stating that shareholders who meet the requirements set forth in our Bylaws may under certain circumstances include a specified number of director nominees in our proxy materials. Under the proxy access Bylaw and subject to certain requirements, a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years is permitted to nominate and include in our proxy materials directors constituting up to the greater of two individuals or 20% of our board. Director nominations for consideration at any special meeting of shareholders called for the purpose of electing directors must be delivered no earlier than the close of business on the 120th day prior to the special meeting date and not later than the close of business on the latest of the 90th prior to the special meeting or the 10th day following the date of the first public announcement of the annual meeting date.

Shareholder proposals and nominations must include all required information concerning the shareholder and the proposal or nominee set forth in our Bylaws.

Lantheus 2024 Proxy Statement	Appendix A	A-1

2015 Equity Incentive Plan, as amended to date and as proposed to be amended

Appendix A

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

1. Purpose. The purpose of the Lantheus Holdings, Inc. 2015 Equity Incentive Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its Common Stock. The Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.

2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

“Accounting Firm” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Cash Performance Award or Stock Award granted under the Plan.

“Award Agreement” means a notice, or an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant as provided in Section 15.2 hereof.

“Avista Entity” means Avista Capital Partners, L.P., a Delaware limited partnership, Avista Capital Partners (Offshore), L.P., a Delaware limited partnership, or ACP-Lantern Co-Invest LLC, a Delaware limited liability company.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Combination” shall have the meaning set forth in Section 12.2(b) hereof.

“Cash Performance Award” means an Award that is denominated by a cash amount to an Eligible Person under Section 10 hereof, payable based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Cause” shall have the meaning set forth in Section 13.2(b) hereof.

“Change in Control” shall have the meaning set forth in Section 12.2 hereof.

“Chosen Court” shall have the meaning set forth in Section 15.16 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of the Board appointed by the Board to administer the Plan or, (iii) subject to the terms of the Plan, the Board.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company” means Lantheus Holdings, Inc., a Delaware corporation, and any successor thereto.

“Date of Grant” means, with respect to any Award under the Plan, the date on which such Award is granted by the Committee or such later date as the Committee may specify in the resolutions comprising the corporate action constituting such grant by the Company of such Award to be the effective date of an Award, in each case, in accordance with Section 5.4 hereof.

“Disability” means, unless otherwise set forth in an Award Agreement,

(i) if a Participant has an effective employment agreement or service agreement with the Company or a Subsidiary that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service, or,

Lantheus 2024 Proxy Statement	Appendix A	A-2

(ii) in the absence of such an effective employment or service agreement or definition, a Participant’s physical or mental illness, injury or infirmity which is reasonably likely to prevent and/or prevents such Participant from performing his or her essential job functions for a period of (A) ninety (90) consecutive calendar days or (B) an aggregate of one hundred twenty (120) calendar days out of any consecutive twelve (12) month period.

Notwithstanding anything to the contrary contained herein, and solely for purposes of any Incentive Stock Option, “Disability” shall mean a permanent and total disability (within the meaning of Section 22(e)(3) of the Code).

“EBITDA” shall have the meaning set forth in Section 10.4 hereof.

“Effective Date” shall have the meaning set forth in Section 16.1 hereof.

“Eligible Person” means any person who is an employee, Non-Employee Director, consultant or other personal service provider of the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, unless otherwise determined or provided by the Committee in the circumstances, the closing price, as reported on The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed on such date, or, if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the average of the high and low trading price, as reported on The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed on the applicable date of determination, or, if the Common Stock was not traded on such date, then on the next preceding trading day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the Committee may select. If the Common Stock is not listed on any such exchange, “Fair Market Value” shall be such value as determined by the Board or the Committee in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code and the regulations thereunder.

“Forfeiture Event” shall have the meaning set forth in Section 13.2(a) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

“Net After-Tax Receipt” shall have the meaning set forth in Section 15.8(b)(iv)(B) hereof.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

“Outstanding Company Voting Securities” shall have the meaning set forth in Section 12.2(a) hereof.

“Overpayment ” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

“Parachute Payment Ratio” shall have the meaning set forth in Section 15.8(b)(iv)(C) hereof.

“Participant” means any Eligible Person who holds an outstanding Award under the Plan.

“Payment” shall have the meaning set forth in Section 15.8(b)(i) hereof.

“Performance Awards” shall have the meaning set forth in Section 10.2 hereof.

“Performance Criteria” shall have the meaning set forth in Section 10.4 hereof.

“Performance Goals” shall have the meaning set forth in Section 10.5 hereof.

“Performance Stock Unit” means a Restricted Stock Unit denominated as a Performance Stock Unit under Section 9.2 hereof, to be paid or distributed based upon the attainment of pre-established business and/or individual Performance Goals over a specified performance period.

Lantheus 2024 Proxy Statement	Appendix A	A-3

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means the Lantheus Holdings, Inc. 2015 Equity Incentive Plan as set forth herein, as may be amended and/or amended and restated from time to time.

“Policy” shall have the meaning set forth in Section 13.3(b) hereof.

“Reduced Amount” shall have the meaning set forth in Section 15.8(b)(iv)(A) hereof.

“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Restricted Stock Unit” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, in each case, as set forth in the Plan and the applicable Award Agreement.

“Service” means a Participant’s employment with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary, as applicable.

“Share Reserve” shall have the meaning set forth in Section 4.1 hereof.

“Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the excess of the Fair Market Value of a share of Common Stock over the base price per share of the right, at such time, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 11 hereof that are issued free of transfer restrictions and forfeiture conditions.

“Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, in each case, as are set forth in the Plan and the applicable Award Agreement.

“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company or any other affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that, with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

“Successor Entity” shall have the meaning set forth in Section 12.2(b) hereof.

“Treasury Regulations” shall have the meaning set forth in Section 15.8 hereof.

“Underpayment ” shall have the meaning set forth in Section 15.8(b)(iii) hereof.

3. Administration.

3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board who are appointed by the Board to administer the Plan. To the extent deemed necessary by the Board, or as may be required by any applicable securities or tax laws, The NASDAQ Global Market, each Committee (as defined in clauses (i) or (ii) of the definition thereof) member shall satisfy the requirements for (i) an “independent director” under rules adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed, (ii) a “nonemployee director” for purposes of Rule 16b-3 under the Exchange Act and (iii) an “outside director” under Section 162(m) of the Code. Notwithstanding the foregoing, the mere fact that a Committee (as defined in clauses (i) or (ii) of the definition thereof) member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee (as defined in clauses (i) or (ii) of the definition thereof) which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan and to grant Awards, (ii) prescribe the restrictions, terms and conditions of

Lantheus 2024 Proxy Statement	Appendix A	A-4

all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) subject the provisions of Section 6 hereof, to extend at any time the period in which Stock Options may be exercised, (vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the receiving Participant and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals, (viii) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (ix) make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan, and to otherwise supervise the administration of the Plan, (x) to suspend the right to exercise or net exercise any Award during any blackout period that is necessary or desirable to comply with the requirements of applicable securities laws, and to extend the period for exercise of such Award by an equal period of time, (xi) subject to the terms of the Plan, amend the terms of an Award in any manner that is not inconsistent with the Plan, and (xii) adopt such procedures and subplans and Award Agreements as are necessary or appropriate to permit participation in the Plan by Eligible Person who are foreign nationals or employed outside of the United States or as otherwise are necessary or appropriate for the administration and application of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive and binding upon all parties.

3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or is a “covered employee” under Section 162(m) of the Code (as determined in accordance with applicable guidance as of the applicable date of determination). The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

4. Shares Subject to the Plan.

4.1 Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 2,415,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

4.2 Share Replenishment. To the extent that an Award granted under this Plan is canceled, expired, forfeited, surrendered, settled by delivery of fewer shares than the number underlying the Award, settled in cash or otherwise terminated without delivery of the shares to the Participant, the shares of Common Stock retained by or returned to the Company will (i) not be deemed to have been delivered under the Plan, (ii) be available for future Awards under the Plan, and (iii) increase the Share Reserve by one share for each share that is retained by or returned to the Company; provided, that notwithstanding the foregoing, shares that are (x) withheld from an Award or separately surrendered by the Participant in payment of the exercise or purchase price or taxes relating to such an Award or (y) not issued or delivered as a result of the net settlement of an outstanding Stock Option or Stock Appreciation Right, shall be deemed to constitute delivered shares, shall count against the Share Reserve and not be available for future Awards under the Plan and shall continue to be counted as outstanding for purposes of determining whether any of the Award limits specified in Sections 4.3 or 4.4 have been attained.

Lantheus 2024 Proxy Statement	Appendix A	A-5

4.3 Awards Granted to Eligible Persons Other Than Non-Employee Directors. For purposes of complying with the requirements of Section 162(m) of the Code, the maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards that vest in full or in part based on the attainment of Performance Goals, and (iv) Restricted Stock Units that vest in full or in part based on the attainment of Performance Goals that are granted to any Eligible Person other than a Non-Employee Director during any calendar year shall be limited to 2,000,000 shares of Common Stock for each such Award type individually (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.3, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.4 Awards Granted to Non-Employee Directors. The maximum number of shares of Common Stock that may be subject to (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock Awards, (iv) Restricted Stock Units and (v) Stock Awards granted to any Non-Employee Director during any calendar year shall be limited to 500,000 shares of Common Stock for all such Award types in the aggregate (subject to adjustment as provided in Section 4.5 hereof). If an Award is settled in cash, the number of shares of Common Stock on which the Award is based shall not count toward the individual share limit set forth in this Section 4.4, but shall count against the annual Cash Performance Award limit set forth in Section 10.7.

4.5 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off, stock purchase or other similar corporate change or any other change affecting the Common Stock (other than regular cash dividends to shareholders of the Company), the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of shares of Common Stock provided in Sections 4.1, 4.3 and 4.4 hereof (including the maximum number of shares of Common Stock that may become payable to a Participant provided in Sections 4.3 and 4.4 hereof), (ii) the number and kind of shares of Common Stock, units or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, (iv) the maximum amount that may become payable to a Participant under Cash Performance Awards provided in Section 10.7 hereof, (v) issue additional Awards or shares of Common Stock, issue dividend equivalent rights or make cash payments to the holders of outstanding Awards, in each case, on such terms and conditions as determined by the Committee, and/or (vi) any other terms of an Award that are affected by the event; provided, that with respect to any Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, no adjustment shall be made to the Performance Goals or the manner in which performance will be measured against the Performance Goals, except as otherwise provided in Section 10.6 hereof. Notwithstanding the foregoing, (a) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code and, (b) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

5. Eligibility and Awards.

5.1 Designation of Participants. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock or units subject to Awards to be granted, the terms and conditions of such Awards consistent with the terms of the Plan, and to grant any such Awards. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.

5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem.

5.3 Award Agreements. Each Award granted to an Eligible Person under the Plan will be represented in an Award Agreement. The terms of all Awards under the Plan, as determined by the Committee, will be set forth in each individual Award Agreements as described in Section 15.2 hereof.

5.4 Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee in the resolutions comprising such corporate action, regardless of when the instrument, certificate or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting

Lantheus 2024 Proxy Statement	Appendix A	A-6

the corporate action constituting the Award grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

6. Stock Options.

6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee, except that an Incentive Stock Option may only be granted to an Eligible Person satisfying the conditions of Section 6.7(a) hereof. Each Stock Option shall be designated on the Date of the Grant, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant. The Committee may in its discretion specify an exercise price per share that is higher than the Fair Market Value of a share of Common Stock on the Date of Grant.

6.3 Vesting of Stock Options. The Committee shall, in its discretion, prescribe the time or times at which or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. The Committee may accelerate the vesting or exercisability of any Stock Option, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions. If the vesting requirements of a Stock Option are not satisfied, the Award shall be forfeited as set forth in the Award Agreement.

6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise.

6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price shall be made: (i) in cash or by cash equivalent acceptable to the Committee, or, (ii) to the extent permitted by the Committee in its sole discretion and set forth in the Award Agreement, (A) in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise, (B) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (C) by reducing the number of shares of Common Stock otherwise deliverable upon the exercise of the Stock Option by the number of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price, (D) by a combination of the methods described above or (E) by such other method as may be approved by the Committee and set forth in the Award Agreement. In addition to and at the time of payment of the exercise price, the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, payable by such of the methods described above for the payment of the exercise price as may be approved by the Committee and set forth in the Award Agreement.

6.6 Limited Transferability of Nonqualified Stock Options. All Nonqualified Stock Options shall be exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. The Nonqualified Stock Options and the rights and privileges conferred thereby shall be non-transferable, except as otherwise provided in Section 15.3 hereof.

6.7 Additional Rules for Incentive Stock Options.

(a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.

(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000,

Lantheus 2024 Proxy Statement	Appendix A	A-7

determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking such incentive stock options into account in the order in which they were granted.

(c) Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the Date of Grant and the maximum term shall be five (5) years.

(d) Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than (i) three (3) months following termination of employment of the Participant with the Company and all Subsidiaries (other than as set forth in clause (ii) of this Section 6.7(d)) or (ii) one year following termination of employment of the Participant with the Company and all Subsidiaries due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

(e) Other Terms and Conditions; Non transferability. No Incentive Stock Options granted under the Plan may be granted more than ten (10) years following the date that the Plan is adopted or the date the Plan is approved by the Company’s stockholders, whichever is earlier. The Award Agreement representing any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. A Stock Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

(f) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.8 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.5 hereof and the provisions of Section 12 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall (a) cancel a Stock Option previously granted under the Plan in exchange for cash or another Award when the exercise price per share under such Stock Option then exceeds the Fair Market Value of one share of Common Stock, (b) cause the cancellation, substitution or amendment of a Stock Option previously granted under the Plan that would have the effect of reducing the exercise price of such Stock Option or (c) otherwise approve any modification to a Stock Option previously granted under the Plan that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event, in either case, as set forth in the Award Agreement representing such Stock Appreciation Rights. Stock Appreciation Rights and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

7.2 Stand-Alone Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) or on such other terms and conditions as approved by the Committee in its discretion, all as set forth in the Award Agreement. If the vesting requirements of a Stock Appreciation Right are not satisfied, the Award shall be forfeited as set forth in the Award Agreement. The Committee may accelerate the vesting or exercisability of any Stock Appreciation Right, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, in each case, as set forth in the Award Agreement or the Committee’s subsequent resolutions. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee as set forth in the Award Agreement; provided, that the maximum term of a Stock

Lantheus 2024 Proxy Statement	Appendix A	A-8

Appreciation Right shall be ten (10) years from the Date of Grant. The Committee may provide that a Stock Appreciation Right will cease to be exercisable upon or at the end of a period following a termination of Service for any reason as set forth in the Award Agreement. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its discretion; provided, however, that the base price per share of any such stand-alone Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Date of Grant.

7.3 Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option and constitute a single Award. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the Award, including the tandem the Stock Appreciation Right or Stock Option, as a applicable, not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires, in each case, as set forth in the Award Agreement.

7.4 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.5 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.5 hereof and the provisions of Section 12 hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall (a) cancel a Stock Appreciation Right previously granted under the Plan in exchange for cash or another Award when the base price per share then exceeds the Fair Market Value of one share of Common Stock, (b) cause the cancellation, substitution or amendment of a Stock Appreciation Right previously granted under the Plan that would have the effect of reducing the base price of such Stock Appreciation Right or (c) otherwise approve any modification to a Stock Appreciation Right previously granted under the Plan that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by The NASDAQ Global Market or other principal exchange on which the Common Stock is then listed.

8. Restricted Stock Awards.

8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with the issuance of any Restricted Stock Award as set forth in the Award Agreement representing such Restricted Stock Award, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods), on the attainment of a specified Performance Goal(s) designed to meet the requirements for exemption under Section 162(m) of the Code or on such other terms and conditions as approved by the Committee in its discretion. The Committee may accelerate the vesting of a Restricted Stock Award, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable). If the vesting requirements of a Restricted Stock Award shall not be satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Award are not attained, the Award shall be forfeited and the shares of Stock subject to the Award shall be returned to the Company, as set forth in the Award Agreement.

8.3 Transfer Restrictions. Shares granted under any Restricted Stock Award and the rights and privileges conferred thereby shall be non-transferable until all applicable restrictions are removed or have expired, except as provided in Section 15.3 hereof. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates (if any) representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates (if any) representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder (which may be the Company or an officer of the Company) until all restrictions are removed or have expired.

Lantheus 2024 Proxy Statement	Appendix A	A-9

8.4 Rights as Stockholder. Subject to the foregoing provisions of this Section 8, the provisions of Section 15.6 hereof, and to the terms of the applicable Award Agreement, the Participant shall not have any rights of a stockholder with respect any of the shares granted to the Participant under a Restricted Stock Award (including, the right to vote or receive dividends and other distributions paid or made with respect thereto) unless and until such shares vest.

8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code

8.6 Other. Notwithstanding anything to the contrary contained in this Section 8 or any other section of the Plan, with respect to any Restricted Stock Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

9. Restricted Stock Units.

9.1 Grant of Restricted Stock Units. A Restricted Stock Unit may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit shall be equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine and as set forth in the Award Agreement representing such Restricted Stock Units. Restricted Stock Units and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

9.2 Vesting of Restricted Stock Units. On the Date of Grant, the Committee shall, in its discretion, determine any vesting requirements with respect to Restricted Stock Units, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant with the Company or a Subsidiary for a specified time period (or periods) or on such other terms and conditions as approved by the Committee in its discretion. In addition, a Restricted Stock Unit may be denominated as a Performance Stock Unit. The requirements for vesting of a Restricted Stock Unit denominated as a Performance Stock Unit may be based, in whole or in part, on the attainment of pre-established business and/ or individual Performance Goal(s) over a specified performance period designed to meet the requirements for exemption under Section 162(m) of the Code, or otherwise, as approved by the Committee in its discretion and as set forth in the Award Agreement. The Committee may accelerate the vesting of a Restricted Stock Unit, including, without limitation, upon a Change in Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable). If the vesting requirements of a Restricted Stock Units Award are not satisfied or, if applicable, the Performance Goal(s) with respect to such Restricted Stock Units Award are not attained, the Award shall be forfeited, as set forth in the Award Agreement.

9.3 Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in shares of Common Stock or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Restricted Stock Unit shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee and set forth in the Award Agreement.

9.4 Dividend Equivalent Rights. Restricted Stock Units may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which dividend equivalent right may be accumulated and may be deemed reinvested in additional Restricted Stock Units or may be accumulated in cash, as determined by the Committee in its discretion and set forth in an Award Agreement. Dividend equivalent rights will be paid at such time as determined by the Committee in its discretion (including without limitation at the times paid to stockholders generally or at the times of vesting or payment of the Restricted Stock Unit) as set forth in an Award Agreement. Dividend equivalent rights may be subject to forfeiture under the same conditions as applied to the underlying Restricted Stock Units, as set forth in an Award Agreement.

9.5 Other. Notwithstanding anything to the contrary contained in this Section 9 or any other section of the Plan, with respect to any Restricted Stock Units intended to qualify as “performance-based compensation” under Section 162(m) of the Code, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code

Lantheus 2024 Proxy Statement	Appendix A	A-10

10. Performance Awards and Performance Criteria.

10.1 Grant of Cash Performance Awards. A Cash Performance Award may be granted to any Eligible Person selected by the Committee. Payment amounts shall be based on the attainment of specified levels of attainment with respect to the Performance Goals, including, if applicable, specified threshold, target and maximum performance levels or such other terms and conditions as approved by the Committee in its discretion and set forth in an Award Agreement. The requirements for payment may be also based upon the continued Service of the Participant with the Company or any Subsidiary during the respective performance period and on such other conditions as determined by the Committee and set forth in an Award Agreement. Cash Performance Awards and the rights and privileges conferred thereby shall be non-transferable, except as provided in Section 15.3 hereof.

10.2 Establishment of Performance-Based Terms. With respect to Cash Performance Awards and other Awards intended to qualify as “performance based compensation” under Section 162(m) of the Code (collectively, “Performance Awards”), before the 90th day of the applicable performance period (or, if the performance period is less than one year, no later than the number of days which is equal to 25% of such performance period), the Committee will determine the duration of the performance period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria and the amount and terms of payment/vesting upon achievement of the Performance Goals.

10.3 Award Agreements. Each Cash Performance Award shall be evidenced by an Award Agreement that shall specify the performance period and such other terms and conditions as the Committee, in its discretion, shall determine. The Committee may accelerate the vesting of a Cash Performance Award, including, without limitation, upon a Change in Control or termination of Service under certain circumstances, as set forth in the Award Agreement or the Committee’s subsequent resolutions, subject to compliance with Section 162(m) of the Code (to the extent applicable).

10.4 Performance Criteria. For purposes of Performance Awards, the “Performance Criteria” shall be shall be one or any combination of the following, for the Company or any identified Subsidiary, division, or business unit or line, as determined by the Committee at the time of the Award: (i) total stockholder return; (ii) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (iii) net income; (iv) pretax earnings; (v) adjusted net income; (vi) adjusted pretax earnings; (vii) adjusted earnings per share; (viii) adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (ix) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (x) operating margin; (xi) earnings per share; (xii) return on equity; (xiii) return on capital; (xiv) return on investment; (xv) operating earnings; (xvi) working capital; (xvii) ratio of debt to stockholders’ equity; (xviii) revenue; (xix) free cash flow (i.e., EBITDA, less cash taxes, cash interest, net capital expenditures, mandatory payments of principal under any credit facility, and payments under collateralized lease obligations and financing lease obligations) and (xx) any combination of or a specified increase in any of the foregoing. Each of the Performance Criteria shall be applied and interpreted in accordance with an objective formula or standard established by the Committee at the time the applicable Award is granted including, without limitation, GAAP.

10.5 Performance Goals. For purposes of Performance Awards, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be written and shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index, peer group, or one or more competitors or other companies (including particular business segments or divisions or such companies), as specified by the Committee. The Performance Goals need not be the same for all Participants.

10.6 Adjustments. At the time that an Award is granted, the Committee may provide for the Performance Goals or the manner in which performance will be measured against the Performance Goals to be adjusted in such objective manner as it deems appropriate, including, without limitation, adjustments to reflect non-cash losses or charges, charges for restructurings, non-operating income, the impact of corporate transactions, discontinued operations or financing transactions, severance and recruitment costs, “run rate” savings, costs incurred in establishing new manufacturing sources, specified legal expenses, extraordinary and other unusual or non-recurring items or events and the cumulative effects of accounting or tax law changes. In addition, with respect to a Participant hired or promoted following the beginning of a performance period, the Committee may determine to prorate the Performance Goals and/or the amount of any payment in respect of such Participant’s Performance Awards for the partial performance period.

10.7 Maximum Amount of Cash Performance Awards. The maximum amount that may become payable to any one Participant during any one calendar year under all Cash Performance Awards and all other Awards that are actually paid or settled in cash is limited to $2,000,000.

Lantheus 2024 Proxy Statement	Appendix A	A-11

10.8 Negative Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall, to the extent provided in an Award Agreement, have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the amount that is otherwise payable under an Award. The Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants. The Committee shall not have the discretion to increase the amount that is otherwise payable to any Participant under a Performance Award.

10.9 Certification. Following the conclusion of the performance period of a Performance Award, the Committee shall certify in writing whether the Performance Goals for that performance period have been achieved, or certify the degree of achievement, if applicable.

10.10 Payment. Upon certification of the Performance Goals for a Performance Award, the Committee shall determine the level of vesting or amount of payment to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, unless otherwise provided in the Award Agreement, Performance Awards may be paid, at the discretion of the Committee, in any combination of cash or shares of Common Stock, based upon the Fair Market Value of such shares at the time of payment

10.11 Other. Notwithstanding anything to the contrary contained in this Section 10 or any other section of the Plan, with respect to any Performance Award, unless the Board determines that an applicable exemption under applicable law applies, all references to the Committee shall solely mean each member of the Committee that satisfies the requirements for an “outside director” under Section 162(m) of the Code.

11. Stock Awards.

11.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past, or in anticipation of future, Services, in lieu of any discretionary bonus or other discretionary cash compensation, as directors’ compensation or for any other valid purpose as determined by the Committee. The Committee shall determine the terms and conditions of such Awards, and such Awards shall be made without vesting requirements. In addition, the Committee may, in connection with any Stock Award, require the payment of a specified purchase price, which may also include the manner in which payment of any specified purchase price may be made as prescribed by the Committee.

11.2 Rights as Stockholder. Subject to the foregoing provisions of this Section 11 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award, the Participant shall have all rights of a stockholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11.3 Elections to Receive Stock in Lieu of Compensation. Subject to Section 409A of the Code and, if applicable, Section 15.4 hereof, upon the request of a Participant and with the consent of the Committee, each such Participant may, pursuant to an advance written election delivered to the Company no later than the date specified by the Committee, receive a portion of the cash compensation otherwise due to such Participant in the form of shares of Common Stock either currently or on a deferred basis in accordance with Section 15.4 hereof.

11.4 Restrictions on Transfers. The right to receive shares of Common Stock on a deferred basis and the rights and privileges conferred thereby shall be non-transferrable, except as provided in Section 15.3 hereof.

12. Change in Control.

12.1 Effect on Awards. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable law or unless otherwise provided in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation any of the following (or any combination thereof):

(a) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent;

(b) substitution by the surviving company or corporation or its parent of awards with substantially the same or comparable terms (including, with respect to economic value) for outstanding Awards (with appropriate adjustments to the type of consideration payable upon settlement of the Awards);

(c) accelerated exercisability, vesting and/or payment under outstanding Awards immediately prior to or upon the occurrence of such event or upon a termination of employment following such event; and

Lantheus 2024 Proxy Statement	Appendix A	A-12

(d) if all or substantially all of the Company’s outstanding shares of Common Stock are transferred in exchange for cash consideration in connection with such Change in Control:

(i) upon written notice, provide that any outstanding Stock Options and Stock Appreciation Rights are exercisable during a reasonable period of time immediately prior to the scheduled consummation of the event or such other reasonable period as determined by the Committee (contingent upon the consummation of the event) and, at the end of such period, such Stock Options and Stock Appreciation Rights shall terminate to the extent not so exercised within the relevant period; and

(ii) cancellation of all or any portion of outstanding Awards for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Committee; provided, that in the case of Stock Options and Stock Appreciation Rights, the fair value may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of shares of Common Stock subject to such Awards (or, if no such consideration is paid, Fair Market Value of the shares of Common Stock subject to such outstanding Awards or portion thereof being canceled) over the aggregate exercise or base price, as applicable, with respect to such Awards or portion thereof being canceled, or, if there is no such excess, zero.

12.2 Definition of Change in Control. Unless otherwise defined in an Award Agreement, “Change in Control” shall mean the occurrence of one of the following events:

(a) Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including without limitation, a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by (x) the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries, or (y)(i) one or more Avista Entities or a “group” (as such term is used in Section 13(d) of the Exchange Act) in which an Avista Entity is a member and, (ii) after such acquisition, one or more Avista Entities holds more than 10% of the outstanding voting securities of the Company or such acquiring Person.

(b) Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Company existed prior to the Business Combination.

(c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change of Control” shall be defined as, and limited to, a “change in control event” as defined under Section 409A of the Code.

13. Forfeiture Events.

13.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company. Notwithstanding anything to the contrary, no shares of Common Stock issued or

Lantheus 2024 Proxy Statement	Appendix A	A-13

issuable pursuant to Section 11.3 hereof shall be subject to this Section 13 hereof, other than Section 13.3 hereof or the terms or as otherwise may be required pursuant to the terms and conditions of such cash compensation otherwise due to the Participant.

13.2 Termination for Cause.

(a) Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary shall be terminated for Cause, or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act which would have warranted termination from Service for Cause or (2) after termination, the Participant engaged in conduct that violates any continuing obligation or duty of the Participant set forth in any executive or restrictive covenant agreement with respect to non-competition, non-solicitation, confidentiality, intellectual property or trade secret protection, or any similar agreement to which the Participant is a party in favor of the Company or any Subsidiary (any such event described in clause (i) or (ii), with respect to any Participant, a “Forfeiture Event” with respect to such Participant), then such Participant’s rights, payments and benefits with respect to such an Award shall be subject to cancellation, forfeiture and/or recoupment, as provided in Section 13.3 below. The Company shall have the power to determine whether, and the date on which, any Forfeiture Event has occurred and whether to exercise the right of recapture provided in Section 13.3 below. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Forfeiture Event with respect to any Participant has occurred, then the Company may suspend such Participant’s rights to exercise, receive any payment under, or vest in any right with respect to, any Award, pending a final determination by the Company of whether such an act has been committed.

(b) Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean:

(i) if a Participant has an effective employment agreement, service agreement or other similar agreement with the Company or any Subsidiary that defines “Cause” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination of Service; or,

(ii) in the absence of such definition, (A) the Participant’s breach of any fiduciary duty or material breach of any legal or contractual obligation to the Company or any of its Affiliates, or to the Company’s direct or indirect equity holders, (B) the Participant’s failure to follow the reasonable instructions of the Board or such Participant’s direct supervisor, which breach, if curable, is not cured within ten (10) business days after notice to such Participant or, if cured, recurs within one hundred eighty (180) days, (C) the Participant’s gross negligence, willful misconduct, fraud, or acts of dishonesty relating to the Company or any of its Affiliates, or (D) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or any of its Affiliates or indictment for any felony.

13.3 Right of Recapture.

(a) General. If a Forfeiture Event with respect to a Participant occurs at any time period within one (1) year (or such longer time specified in any Award Agreement or other agreement with a Participant) after the date on which any Award to such Participant is exercised, vests, becomes payable or is paid or the date on which gain or income is otherwise realized in connection with any such Award, then any gain or income realized by the Participant from the exercise, vesting, payment or other realization event in connection with such Award, shall be paid by the Participant to the Company upon written notice from the Company or the Committee, subject to applicable state or local law. Such gain or income shall be determined as of the date or dates on which such gain or income is realized by the Participant, without regard to any subsequent change in the Fair Market Value of a share of Common Stock. The Company shall, subject to compliance with Section 409A of the Code, have the right to offset any such gain or income against any amounts otherwise owed to the Participant by the Company or any Subsidiary (whether as wages, vacation pay or pursuant to any benefit plan or other compensatory arrangement).

(b) Accounting Restatement. If a Participant receives compensation pursuant to any Award calculated by reference to financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, then the Participant will, upon the written request of the Committee, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time, and (ii) any compensation recovery, “clawback” or similar policy made applicable by law, including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed, as may be in effect from time to time (clauses (i) and (ii) collectively, the “Policy”). By

Lantheus 2024 Proxy Statement	Appendix A	A-14

accepting an Award hereunder, each Participant acknowledges and agrees that the Policy shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy. Although not required to give effect to the provisions of this Section 13.3(b), the Committee may, as it deems appropriate, amend the Plan to reflect the terms of the Policy.

14. Transfer, Leave of Absence, Etc. For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another Subsidiary; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

15. General Provisions.

15.1 Status of Plan. The Committee may (but shall not be obligated to) authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver stock or make payments with respect to Awards.

15.2 Award Agreement. Each Award under the Plan shall be evidenced by an Award Agreement, which may include special terms for non U.S. Participants in a separate appendix, in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock subject to or otherwise underlying the Award, the exercise price, base price or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control or a termination of Service under certain circumstances. The Award Agreement shall be subject to and shall (or shall be deemed to) incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time. In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall prevail.

15.3 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.7(e) hereof or as otherwise determined by the Committee, Awards under the Plan shall not be assignable or transferable by the Participant and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, in the event of the death of a Participant, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by a legatee or legatees of such Award under the participant’s last will or by such Participant’s executors, personal representatives or distributees of such Award in accordance with the Participant’s will or the laws of descent and distribution. The Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death.

15.4 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of (a) the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award or (b) an election to receive shares of Common Stock (in lieu of compensation otherwise payable in cash) on a deferred basis pursuant to Section 11.3 hereof; provided, however, that such discretion shall not apply in the case of a Stock Option or Stock Appreciation Right. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

15.5 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.

Lantheus 2024 Proxy Statement	Appendix A	A-15

15.6 Rights as Stockholder. Except as may otherwise be provided herein, a Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.5 hereof or as otherwise determined by the Committee, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments, dividend equivalent rights or other similar rights, it being understood that the Committee may provide for the payment of dividends and other distributions to the Participant at such times as paid to the stockholders or at the times of vesting or otherwise set forth in the applicable Award Agreement. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may (a) require that the stock certificates (if any) be held in escrow by the Company (or any of its officers) for any shares of Common Stock, (b) cause the shares of Common Stock to be legended in order to comply with the securities laws or other applicable restrictions or, (c) should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, take such steps to restrict transfer of such shares of Common Stock as the Committee considers necessary or advisable.

15.7 Trading Policy Restrictions. Option exercises and other Awards granted under the Plan shall be subject to the Company’s insider trading policy or other trading or ownership policy-related restrictions, terms and conditions as in effect from time to time.

15.8 Section 409A Compliance and Section 280G.

(a) Section 409A. To the maximum extent possible, it is intended that the Plan and all Awards hereunder are, and shall be, exempt from or otherwise comply with the requirements of Section 409A of the Code, the regulations thereunder promulgated by the United States Department of Treasury (the “Treasury Regulations”) and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any (i) provision of the Plan or an Award Agreement, (ii) Award, payment or transaction or (iii) other action or arrangement contemplated by the provisions of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant’s termination of Service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period (or death) or as soon as administratively practicable within thirty (30) days thereafter, but in no event later than the end of the applicable taxable year. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b) Section 280G.

(i) Anything in this Plan to the contrary notwithstanding, in the event that the receipt of all payments or distributions by the Company in the nature of compensation to or for a Participant’s benefit, whether paid or payable pursuant to this Plan or otherwise (a “Payment”), would subject the Participant to the excise tax under Section 4999 of the Code, the accounting firm which audited the Company prior to the corporate transaction which results in the application of such excise tax (the “Accounting Firm”) shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below). The Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Participant’s Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Participant shall receive all Payments to which Participant is entitled.

(ii) If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation

Lantheus 2024 Proxy Statement	Appendix A	A-16

thereof. All determinations made by the Accounting Firm under this Section 15.8(b) shall be made as soon as reasonably practicable and in no event later than sixty (60) days following the date of termination or such earlier date as requested by the Company. For purposes of reducing the Payments to the Reduced Amount, such reduction shall be implemented by determining the Parachute Payment Ratio (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts having later payment dates being reduced first. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio. In all cases, the reduction of Payments shall be implemented in a manner that complies with Section 409A of the Code. All other provisions of any agreement embodying the Payments shall remain in full force and effect. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Participant pursuant to this Agreement or otherwise which should not have been so paid or distributed (the “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Participant pursuant to this Agreement or otherwise could have been so paid or distributed (the “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Participant which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Participant shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Participant to the Company if and to the extent such payment would not either reduce the amount on which Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(iv) For purposes hereof, the following terms have the meanings set forth below: (A) “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this Section 15.8(b), (B) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as Participant certifies, in Participant’s sole discretion, as likely to apply to Participant in the relevant tax year(s), and (C) “Parachute Payment Ratio” shall mean a fraction the numerator of which is the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the applicable Payment for purposes of Section 280G and the denominator of which is the intrinsic value of such Payment.

15.9 Securities Law Compliance. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

15.10 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee, director or other individual service provider of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required

Lantheus 2024 Proxy Statement	Appendix A	A-17

by the Plan solely to the extent the Committee deems necessary for such a purpose. Any such substitute awards shall not (a) reduce the number of shares of Common Stock available for issuance under the Plan, (b) be subject to or counted against whether any of the Award limits specified in Sections 4.3, 4.4 or 10.7 hereof have been attained or (c) replenish the Share Reserve upon the occurrence of any event set forth in Section 4.2 hereof.

15.11 Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above) to satisfy the withholding requirement with respect to any taxable event arising as a result of the Plan, in whole or in part, by the methods described in Section 6.5 hereof with respect to Stock Options or by a method similar to the methods described in Section 6.5 hereof with respect to Awards other than Stock Options (except as otherwise set forth in an Award Agreement).

15.12 Unfunded Plan. The adoption of the Plan and any reservation of shares of Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding any of the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

15.13 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company or any Subsidiary from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan or required by applicable law.

15.14 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, assignees, beneficiaries, and legatee(s), as applicable.

15.15 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

15.16 Governing Law; Jurisdiction; Waiver of Jury Trial. The Plan and each Award Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or relate to, the Plan or any Award Agreement shall be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Each Participant and each party to an Award Agreement agrees that it shall bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of, or be related to, the Plan or any Award Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action shall be effective if notice is given in accordance with such Award Agreement.

15.17 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine (i) whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or (ii) whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated (in the case of this clause (ii), with no consideration paid therefor).

15.18 No Guarantees Regarding Tax Treatment. Neither the Company nor the Committee make any guarantees to any person regarding the tax treatment of Awards or payments made under the Plan. Neither the Company nor the Committee has any obligation to take any action to prevent the assessment of any tax on any person with respect to

Lantheus 2024 Proxy Statement	Appendix A	A-18

any Award under Section 409A of the Code, Section 4999 of the Code, Section 280G of the Code or otherwise and neither the Company nor the Committee shall have any liability to a person with respect thereto.

15.19 Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company, its Subsidiaries and any third-party administrators of any data of a professional or personal nature for the purposes of administering the Plan.

15.20 Awards to Non-U.S. Employees, Non-Employee Directors or Consultants. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or affiliates operates or has employees, Non-Employee Directors, consultants or other personal service providers, the Committee, in its sole discretion, shall have the power and authority to:

(a) determine which Subsidiaries or affiliates shall be covered by the Plan;

(b) determine which employees, Non-Employee Directors, consultants or other personal service providers outside the United States are eligible to participate in the Plan;

(c) modify the terms and conditions of any Award granted to employees, Non-Employee Directors, consultants or other personal service providers outside the United States to comply with applicable foreign laws;

(d) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable.

Any subplans and modifications to Plan terms and procedures established under this Section 15.20 by the Committee shall be attached to this Plan document as appendices.

16. Term; Amendment and Termination; Stockholder Approval.

16.1 Term. The Plan shall be effective as of the later of (i) the date of adoption by the Board, which date is set forth below, and (ii) the effectiveness of the Form S-8 in connection with the Company’s initial public offering (the “Effective Date”).

16.2 Amendment and Termination. The Committee may from time to time and in any respect, amend, modify, suspend or terminate the Plan; provided, that, except as provided in Section 15.8, Section 15.20 or as otherwise determined by the Committee as it deems necessary to comply with applicable laws, no amendment, modification, suspension or termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Committee may seek the approval of any amendment, modification, suspension or termination by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of The NASDAQ Global Market or other exchange or securities market or for any other purpose.

This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 25th day of June, 2015.

* * *

AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 26, 2016.

WHEREAS, pursuant to Section 16.2 of the Plan, the Board desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the

Lantheus 2024 Proxy Statement	Appendix A	A-19

Plan shall be 4,555,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

SECOND AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 27, 2017.

WHEREAS, pursuant to Section 16.2 of the Plan, the Board desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 5,755,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

THIRD AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is effective as of February 20, 2019.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend the Plan as set forth below;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

Lantheus 2024 Proxy Statement	Appendix A	A-20

2.	Amendments.

(a)	Restrictions on Dividend Payments and Other Distributions. A new Section 3.4 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, if any rights to dividends or other distributions (including through the grant of dividend equivalent rights) are provided for with respect to an Award, any such dividends or distributions will only be paid or distributed if and when the vesting restrictions of that Award lapse. Any such dividends or other distributions will accumulate without interest until the date upon which the underlying or associated Award becomes vested, and, in any case, any dividend or other distributions accrued with respect to Awards that are forfeited will automatically be forfeited and inure to the benefit of the Company without further consideration or any act or action by the Participant.

(b)	Minimum Vesting/Acceleration Restrictions. A new Section 3.5 of the Plan is hereby inserted, as follows:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, no portion of any Award will vest prior to the first anniversary of the Date of Grant of that Award; provided, that (i) if so provided in an applicable Award Agreement, vesting may accelerate in connection with death, Disability or a Change in Control (or termination of employment occurring in connection with a Change in Control) and (ii) in addition to any amounts that become accelerated under the preceding clause (i), up to five percent (5%) of the Shares authorized for grant pursuant to Section 4.1, as amended from time to time, may be granted without regard to any limitation provided in this Section 3.5.

(c)

Deletion of Provisions Related to Former Sponsor That Are No Longer Applicable. The definition of the term “Avista Entity” in Section 2 of the Plan is hereby deleted in its entirety and Section 12.2(a) of the Plan is hereby amended and restated in its entirety, as follows:

Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who Beneficially Owns fifty percent (50%) or more of the voting power on the Effective Date of the Plan, of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Company, including without limitation, a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Company or any of its Subsidiaries, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Subsidiaries.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

FOURTH AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 24, 2019.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 6,580,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the

Lantheus 2024 Proxy Statement	Appendix A	A-21

provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

FIFTH AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 28, 2021.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 9,180,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

SIXTH AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 28, 2022.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Lantheus 2024 Proxy Statement	Appendix A	A-22

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 10,930,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

PROPOSED

SEVENTH AMENDMENT TO

LANTHEUS HOLDINGS, INC.

2015 Equity Incentive Plan

This Amendment (this “Amendment”) to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan, as in effect from time to time (the “Plan”), is dated as of April 25, 2024.

WHEREAS, pursuant to Section 16.2 of the Plan, the Compensation Committee desires to amend Section 4.1 of the Plan to increase the maximum number of shares of Common Stock that may be issued pursuant to Awards under the Plan;

NOW THEREFORE, it is hereby acknowledged and agreed that:

1.	Defined Terms. Capitalized terms used herein, but not otherwise defined herein, have their respective meanings ascribed to them in the Plan.

2.	Amendment. Section 4.1 of the Plan shall be, and is, hereby amended and restated in its entirety as follows:

Number of Shares Reserved. Subject to adjustment as provided in Section 4.5 hereof and subject to Section 15.10 hereof, the total number of shares of Common Stock that are reserved for issuance under the Plan shall be 14,930,277 (the “Share Reserve”); provided, that no more than twenty percent of the Share Reserve may be granted as Incentive Stock Options, subject to adjustment as provided in Section 4.5 hereof and the provisions of Sections 422 or 424 of the Code and any successor provisions; provided, further, that nothing in this Plan requires any percentage of Awards (or Shares underlying Awards) to be granted as Incentive Stock Options. Each share of Common Stock subject to an Award shall reduce the Share Reserve by one share; provided, that Awards that are required to be paid in cash pursuant to their terms shall not reduce the Share Reserve. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

3.

Reference to and Effect on the Plan. Except as specifically amended hereby, the Plan shall remain in full force and effect and otherwise unmodified. All references in the Plan to the “Plan” shall mean the Plan as amended hereby.

4.	Effectiveness. This Amendment is effective as of the date first written above.

* * *

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET
Go To: www.proxypush.com/LNTH
• Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote

PHONE Call 1-866-240-5317
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions

MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

To attend virtually you must pre-register online at www.proxydocs.com/LNTH.

Lantheus Holdings, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of March 1, 2024

DATE:	Thursday, April 25, 2024
TIME:	10:30 AM, Eastern Time
PLACE:	The Franklin Room at The Langham Hotel
250 Franklin Street, Boston, MA 02110

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Brian Markison, Robert J. Marshall, Jr., Daniel Niedzwiecki and Eric Green (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Lantheus Holdings, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Lantheus Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2, 3 AND 4

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS

1.	The election of three Class III directors to our Board of Directors.
		FOR	AGAINST	ABSTAIN
	1.01 Mr. Brian Markison	☐	☐	☐	FOR

	1.02 Mr. Gary Pruden	☐	☐	☐	FOR

	1.03 Dr. James H. Thrall	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	The approval, on an advisory basis, of the compensation paid to our named executive officers.	☐	☐	☐	FOR

3.	The approval of an amendment to the Lantheus Holdings, Inc. 2015 Equity Incentive Plan to increase the number of Shares reserved for issuance thereunder.	☐	☐	☐	FOR

4.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐	FOR

☐	Check here if you would like to attend the meeting in person.

To attend virtually you must pre-register online at www.proxydocs.com/LNTH.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date